SCHEDULE 14A


                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [ X ]

Filed by a Party other than the Registrant  [   ]


Check the appropriate box:

[   ]   Preliminary Proxy Statement

[   ]   Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))

[ X ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       MARSHALLTOWN FINANCIAL CORPORATION
                (Name of Registrant as Specified in its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ]   No fee required.
[   ]   Fee  computed on table below per  Exchange  Act Rules  14a-6(i)(1) and
        0-11.

         (1)     Title of each class of securities to which transaction applies:

         (2)     Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         (4)     Proposed maximum aggregate value of transaction:

         (5)     Total fee paid:

[ X ]    Fee paid previously with preliminary materials.

         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.


         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                 [MARSHALLTOWN FINANCIAL CORPORATION LETTERHEAD]

                            NOTICE OF SPECIAL MEETING
                               AND PROXY STATEMENT

                                                  October 8, 1997

Dear Stockholder:

            You are cordially invited to attend the Special Meeting of Stockholders (the "Special Meeting") of Marshalltown Financial Corporation ("MFC"), the holding company for Marshalltown Savings Bank, FSB ("Marshalltown" or the "Bank"), to be held at the Regency Inn located at the intersection of Iowa Avenue and Highway 14, Marshalltown, Iowa, on Friday, November 7, 1997, at 1:00 p.m., Marshalltown, Iowa time.

            At the Special Meeting, stockholders will be asked to consider and vote on a proposal to adopt an Agreement and Plan of Merger dated July 1, 1997 (the "Merger Agreement") pursuant to which, among other things, HFSB Acquisition Co. ("Acquisition Co."), a wholly owned subsidiary of Home Federal Savings Bank, a federal savings bank ("Home Federal"), a wholly owned subsidiary of HMN Financial, Inc. ("HMN"), will be merged with and into MFC with MFC as the surviving corporation (the "Merger"). If the Merger is consummated, stockholders of MFC will receive $17.51 per share for the common stock of MFC (the "MFC Common Stock"), subject to reduction if MFC's expenses in connection with the Merger Agreement and the transactions contemplated thereby exceed $400,000 with the per share reduction being calculated by dividing the excess expenses (i.e. amount in excess of $400,000) by 1,534,205 (the total number of shares of MFC Common Stock outstanding and shares of MFC Common Stock issuable pursuant to the exercise of outstanding options) (the "Per Share Merger Consideration"). The Per Share Merger Consideration will not be paid in exchange for shares held by stockholders who have properly exercised appraisal rights. By virtue of the Merger, all validly issued and outstanding stock options under MFC's 1994 Stock Option and Incentive Plan will be converted into the right to receive the Per Share Merger Consideration less the exercise price for the shares, and all such options will thereupon be cancelled.

            Adoption of the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding shares of MFC Common Stock. The Merger Agreement and Merger have been unanimously approved and adopted by the Board of Directors of MFC, and the Board unanimously recommends that stockholders vote FOR adoption of the Merger Agreement. In support of its recommendation, the Board of Directors has received an opinion from EVEREN Securities, Inc., a financial advisory firm headquartered in Chicago, Illinois, to the effect that the consideration to be paid to the MFC stockholders pursuant to the Merger is fair from a financial point of view. Upon completion of the Merger, the existing stockholders of MFC will receive the Per Share Merger Consideration, and will no longer own any stock or have any interest in MFC or Marshalltown, nor will they receive, as a result of the Merger, any stock of HMN, Home Federal or HFSB Acquisition Co. Directors and executive officers of MFC will attend the Special Meeting to respond to any questions stockholders may have.

            Appraisal rights are available under Section 262 of the Delaware General Corporation Law. A stockholder must object in writing to the Merger prior to the Special Meeting, or at the Special Meeting but before the vote on the Merger Agreement, by filing with the Secretary of MFC a written objection to the Merger, identifying himself and stating that he intends thereby to demand an appraisal of his shares. Thereafter the stockholder must follow the provisions set forth under Delaware law which are further described in the attached proxy statement, including that such stockholder may not vote for adoption of the Merger Agreement.

            YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. The Board of Directors urges you to read the enclosed proxy statement and sign, date and return the enclosed proxy card in the enclosed postage pre-paid envelope as soon as possible even if you currently plan to attend the Special Meeting. Returning your proxy card will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting.

            The Merger is an important step for MFC and its stockholders. On behalf of the Board of Directors, I urge you to vote.

                                           Sincerely,


                                           /s/Richard A. Rathke
                                           --------------------
                                           Richard A. Rathke
                                           President and Chief Executive Officer

                       MARSHALLTOWN FINANCIAL CORPORATION
                              303 West Main Street
                            Marshalltown, Iowa 50158
                                 (515) 754-6000

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 7, 1997



            Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Marshalltown Financial Corporation ("MFC" or the "Company"), the holding company for Marshalltown Savings Bank, FSB ("Marshalltown" or the "Bank"), will be held at the Regency Inn located at the intersection of Iowa Avenue and Highway 14, Marshalltown, Iowa, on Friday, November 7, 1997, at 1:00 p.m., Marshalltown, Iowa time.

            A proxy card and Proxy Statement for the Special Meeting are enclosed.

            The Special Meeting is for the purpose of considering and voting upon the following matters:

            1. A proposal to adopt the Agreement and Plan of Merger, dated as of July 1, 1997 by and among HMN Financial, Inc. ("HMN"), Home Federal Savings Bank, a federal savings bank ("Home Federal"), HFSB Acquisition Co. ("Acquisition Co."), and MFC (the "Merger Agreement"), pursuant to which (i) Acquisition Co., a wholly owned subsidiary of Home Federal, a wholly owned subsidiary of HMN, would merge with and into MFC (the "Merger"), and (ii) each outstanding share, par value $.01 per share, of MFC common stock (the "MFC Common Stock"), would be converted into the right to receive $17.51 in cash, without interest, subject to reduction in the per share price if MFC's expenses in connection with the Merger Agreement and the transactions contemplated thereby exceed $400,000 with the per share reduction being calculated by dividing the excess expenses (i.e. amount in excess of $400,000) by 1,534,205 (the total number of shares of MFC Common Stock outstanding and shares of MFC Common Stock issuable pursuant to the exercise of outstanding options), all on the terms and conditions contained in the Merger Agreement. The Per Share Merger Consideration will not be paid in exchange for shares of MFC Common Stock held by stockholders who have properly exercised appraisal rights. The Merger Agreement is attached as Appendix A to the accompanying Proxy Statement; and

such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof. The Board of Directors of MFC (the "MFC Board") is not aware of any other business to come before the Special Meeting.

            Any action may be taken on the foregoing proposal at the Special Meeting on the date specified above or any adjournment or postponement thereof. Stockholders of record at the close of business on September 26, 1997 are the stockholders entitled to vote at the Special Meeting and any adjournment or postponement thereof.

            A complete list of stockholders entitled to vote at the Special Meeting is available for examination by any stockholder, for any purpose germane to the Special Meeting, during ordinary business hours at the offices of the Company located at 303 West Main Street, Marshalltown, Iowa for a period of ten days prior to the Special Meeting. This list will also be available for inspection by stockholders at the Special Meeting.

            You are requested to vote, sign and date the enclosed form of proxy, which is solicited by the MFC Board, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Special Meeting in person.

                                           BY ORDER OF THE BOARD OF DIRECTORS



                                           /s/Richard A. Rathke
                                           --------------------
                                           Richard A. Rathke
                                           President and Chief Executive Officer
Marshalltown, Iowa
October 8, 1997

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                 PROXY STATEMENT

                       MARSHALLTOWN FINANCIAL CORPORATION
                              303 WEST MAIN STREET
                            MARSHALLTOWN, IOWA 50158
                                 (515) 754-6000

                         SPECIAL MEETING OF STOCKHOLDERS
                                November 7, 1997

            This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "MFC Board") of Marshalltown Financial Corporation ("MFC" or the "Company"), the holding company for Marshalltown Savings Bank, FSB ("Marshalltown" or the "Bank") to be used at the Special Meeting of Stockholders to be held on November 7, 1997 at 1:00 p.m., Marshalltown, Iowa time, and at any adjournment or postponement thereof (the "Special Meeting"). The accompanying Notice of Special Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about October 8, 1997.

            At the Special Meeting, stockholders will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger dated July 1, 1997 (the "Merger Agreement") pursuant to which HFSB Acquisition Co. ("Acquisition Co."), a Delaware corporation and a wholly owned subsidiary of Home Federal Savings, a federal savings bank ("Home Federal"), a wholly owned subsidiary of HMN Financial, Inc. ("HMN"), a Delaware corporation, would be merged with and into MFC, a Delaware corporation (the "Merger"). Pursuant to the Merger Agreement, upon consummation of the Merger, each share of the common stock of MFC, par value $.01 per share, ("MFC Common Stock") outstanding immediately prior to the Effective Time (as defined hereinafter), including shares issued pursuant to MFC's Recognition and Retention Plan (the "RRP") whether vested or unvested, will be canceled and converted into the right to receive $17.51 per share in cash subject to reduction in the per share price if MFC's expenses in connection with the Merger Agreement and the transactions contemplated thereby exceed $400,000 with the per share reduction being calculated by dividing the excess expenses (i.e. amount in excess of $400,000) by 1,534,205 (the total number of shares of MFC Common Stock outstanding and shares of MFC Common Stock issuable pursuant to outstanding options) (the "Per Share Merger Consideration"). See "THE MERGER - Expenses." The Per Share Merger Consideration will not be paid in exchange for shares of MFC Common Stock held by HMN or any of its affiliates or in exchange for shares held by stockholders who have properly exercised appraisal rights (collectively, "Excluded Shares"). By virtue of the Merger, all validly issued and outstanding stock options under MFC's Stock Option Plan (the "Stock Option Plan"), whether vested or unvested, will be converted into the right to receive the Per Share Merger Consideration less the exercise price for the shares and all such options will thereupon be cancelled. See "THE MERGER" and Appendix A. The MFC Board believes that the Merger is in the best interest of MFC and its stockholders and unanimously recommends that stockholders vote "FOR" adoption of the Merger Agreement.

            MFC stockholders will also consider and vote upon any other business which may be properly brought before the Special Meeting or any adjournment or postponement thereof. As of the date hereof, the MFC Board knows of no business that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement.

               THE DATE OF THIS PROXY STATEMENT IS OCTOBER 8, 1997

                                                 TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

            SUMMARY OF PROXY STATEMENT............................................................................i
                     The Special Meeting..........................................................................i
                             Date, Time and Place.................................................................i
                             Matters to be Considered.............................................................i
                             Record Date; Shares Entitled to Vote.................................................i
                             Vote Required........................................................................i
                             Revocability of Proxies.............................................................ii
                     The Merger..................................................................................ii
                             Parties to the Merger..............................................................iii
                             MFC Board's Approval and Recommendation of the Merger..............................iii
                             Appraisal Rights....................................................................iv
                             Opinion of Financial Advisor........................................................iv
                             Effective Time......................................................................iv
                             Interests of Certain Persons in the Merger..........................................iv
                             Certain Federal Income Tax Consequences..............................................v
                             Method of Payment/Surrender of Stock Certificates...................................vi
                             Conditions to Consummation of the Merger; Regulatory Approval.......................vi
                             Termination; Break-up Fee...........................................................vi
                             Expenses............................................................................vi
                             Accounting Treatment...............................................................vii
                             Market Prices and Dividends........................................................vii

            SELECTED CONSOLIDATED FINANCIAL INFORMATION........................................................viii

            THE SPECIAL MEETING...................................................................................1

            SOLICITATION, VOTING AND REVOCABILITY OF PROXIES......................................................2

            VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.......................................................3

            THE MERGER............................................................................................4
                     General......................................................................................4
                     Background of the Merger.....................................................................5
                     Reasons for the Merger and Recommendation of the Board of Directors..........................6
                     Opinion of Financial Advisor.................................................................8
                     Effective Time..............................................................................12
                     Interests of Certain Persons in the Merger..................................................12
                     Employee Benefit Plans......................................................................14
                     Certain Federal Income Tax Consequences.....................................................15
                     Surrender of Stock Certificates.............................................................16

                                                         I

TABLE OF CONTENTS (continued)                                                                                  Page
                                                                                                               ----
                     Regulatory Approvals........................................................................16
                     Representations and Warranties..............................................................17
                     Conditions to Consummation..................................................................17
                     Termination; Break up Fee...................................................................19
                     Business Pending Consummation...............................................................20
                     Waiver......................................................................................22
                     Appraisal Rights............................................................................22
                     Expenses....................................................................................26
                     Accounting Treatment........................................................................26

            INFORMATION REGARDING HMN FINANCIAL, INC.............................................................26

            STOCKHOLDER PROPOSALS................................................................................27

            ACCOUNTANTS..........................................................................................27

            OTHER MATTERS........................................................................................27

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................................28

            Agreement and Plan of Merger (omitting schedules and exhibits)...............................Appendix A

            Section 262 of the Delaware General Corporation Law..........................................Appendix B

            Opinion of EVEREN Securities.................................................................Appendix C

            Annual Report on Form 10-KSB for the fiscal year ended
              September 30, 1996.........................................................................Appendix D

            Quarterly Report on Form 10-QSB for the quarter ended
              June 30, 1997..............................................................................Appendix E



                                                        II

                           SUMMARY OF PROXY STATEMENT


            The following is a brief summary of certain information relating to the Special Meeting and the Merger contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description of all material facts regarding MFC and the matters to be considered at the Special Meeting, and is qualified in all respects by the more detailed information appearing elsewhere herein and the Appendices hereto. A copy of the Merger Agreement is set forth as Appendix A to this Proxy Statement and reference is made thereto for a complete description of the terms of the Merger.

                               The Special Meeting

Date, Time and Place

            The Special Meeting will be held at 1:00 p.m., Marshalltown, Iowa time on Friday, November 7, 1997 at the Regency Inn, located at the intersection of Iowa Avenue and Highway 14 in Marshalltown, Iowa.

Matters to be Considered

            At the Special Meeting, holders of shares of MFC Common Stock will be asked to consider and vote upon: a proposal to adopt the Merger Agreement pursuant to which Acquisition Co. would merge with and into MFC and each outstanding share of MFC Common Stock would be converted into the right to receive the Per Share Merger Consideration.

            Stockholders will also consider and vote upon any other business which may be properly brought before the Special Meeting or any adjournment or postponement thereof. As of the date hereof, the MFC Board knows of no business that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement.

Record Date; Shares Entitled to Vote

            The presence, in person or by proxy, of the holders of at least one-third of all the shares of MFC Common Stock entitled to vote at the Special Meeting is required for a quorum. The close of business on September 26, 1997 has been fixed as the record date (the "Record Date") for the determination of persons entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 1,411,475 shares of MFC Common Stock issued and outstanding and entitled to vote and 371 holders of record.

Vote Required

            Adoption of the Merger Agreement will require the affirmative vote of the holders of at least a majority of the issued and outstanding shares of MFC Common Stock. Abstentions, broker non-votes and votes withheld will be treated as shares that are present for purposes of determining a quorum at the Special Meeting, and abstentions and broker non-votes will have the effect of a vote against the Merger Agreement. Stockholders are entitled to one vote at the Special Meeting for each share of MFC Common Stock held of record at the close of business on the Record Date. As of the Record Date, the directors and officers of MFC, together with their affiliates, beneficially owned 362,789 shares, or 24.2% of the outstanding shares of MFC Common Stock; and HMN, Home Federal and Acquisition Co. together with their officers, directors and affiliates own 60,000 shares, or 4.3%, of the outstanding shares of MFC Common Stock. See "THE MERGER -- Interests of Certain Persons in the Merger."

            If at least a majority of the votes eligible to be cast do not vote in favor of the Merger Agreement, MFC will continue as a separate entity and a going concern and the Merger Agreement will be terminated. A failure to vote will have the same effect as a vote against approval of the Merger Agreement.

Revocability of Proxies

            Stockholders who execute proxies retain the right to revoke them. Proxies may be revoked by written notice to the Secretary of MFC, by the filing of a later dated proxy prior to a vote being taken at the Special Meeting, or by attending the Special Meeting and voting in person. Attendance, in and of itself, will not constitute revocation of a proxy.

                                   The Merger

            The Merger Agreement, a copy of which is attached hereto as Appendix A and hereby incorporated by reference in this Proxy Statement, provides for the Merger pursuant to which Acquisition Co. would be merged with and into MFC. For a more detailed description of the Merger, see "THE MERGER."

            At the Effective Time (as hereinafter defined) of the Merger, each of the outstanding shares of MFC Common Stock outstanding immediately prior to the Effective Time, except Excluded Shares, will be converted into the right to receive the Per Share Merger Consideration, without interest. By virtue of the Merger, all validly issued and outstanding stock options under the Stock Option Plan, whether vested or unvested, will be converted into the right to receive the Per Share Merger Consideration less the exercise price for the shares and all such options will thereupon be cancelled. As of September 26, 1997, there were 1,351,475 shares of MFC Common Stock issued and outstanding, excluding 60,000 shares of MFC Common Stock held by HMN which, at the Effective Time, will be cancelled and retired with no consideration paid, but including 18,974 shares of MFC Common Stock issued under the RRP, as well as, outstanding stock options to acquire 122,730 shares of MFC Common Stock under the Stock Option Plan for an aggregate consideration on that date of approximately $24.8 million. Upon completion of the Merger, the existing stockholders of MFC will no longer own any stock or have any interest in MFC, nor will they receive, as a result of the Merger, any stock of HMN, Home Federal or Acquisition Co.

Parties to the Merger

            Marshalltown Financial Corporation. MFC, a Delaware corporation, was organized in 1993 for the purpose of becoming the holding company for Marshalltown upon Marshalltown's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank (the "Conversion"). The Conversion was completed on March 30, 1994. At June 30, 1997, MFC had total consolidated assets of $127.5 million, total consolidated deposits of $106.4 million and consolidated stockholders' equity of $20.1 million. MFC has not engaged in any significant activity other than holding the stock of Marshalltown.

            As a community-oriented  financial institution,  Marshalltown offers traditional financial services to meet the needs of consumers in the communities it services. The Bank attracts retail deposits from the general public and uses these deposits, together with other funds, to originate primarily one- to four-family residential mortgage loans and, to a lesser extent, commercial and multi-family real estate, construction and consumer loans. The Bank also purchases significant amounts of mortgage-backed securities and participation loans and invests in U.S. Government and agency obligations and other permissible investments.

            The executive offices of MFC and the Bank are located at 303 West Main Street, Marshalltown, Iowa, and the telephone number at that address is
(515) 754-6000.

            HMN Financial, Inc. HMN is a Delaware corporation and registered savings and loan holding company. At June 30, 1997, HMN had total consolidated assets of $566.9 million, total consolidated deposits of $365.4 million, and consolidated stockholders' equity of $81.8 million.
HMN is the holding company for Home Federal.

            The executive offices of HMN and Home Federal are located at 101 North Broadway, Spring Valley, Minnesota 55975, and its telephone number is
(507) 346-7345. See "INFORMATION REGARDING HMN FINANCIAL, INC."

MFC Board's Approval and Recommendation of the Merger

            At the MFC Board's  special  meeting  held on June 30,  1997,  after considering the terms and conditions of the Merger Agreement and obtaining the advice of its financial advisor, the MFC Board unanimously adopted the Merger Agreement and approved the Merger. The MFC Board believes that the Merger is in the best interests of the stockholders of MFC and, accordingly, recommends that stockholders of MFC vote "FOR" adoption of the Merger Agreement. For a discussion of the circumstances surrounding the Merger and the factors considered by the MFC Board in making its recommendation, see "THE MERGER -- Background of the Merger" and "-- Reasons for the Merger and Recommendation of the Board of Directors."

Appraisal Rights

            Under Delaware law, holders of MFC Common Stock who object in writing to the Merger prior to the Special Meeting, or at the Special Meeting but prior to the vote on the Merger Agreement and do not vote in favor of the Merger Agreement are entitled to appraisal rights provided that they comply with certain statutory procedures. See "THE MERGER -- Appraisal Rights" and Section 262 of the Delaware General Corporation Law ("DGCL"), attached as Appendix B, for more information respecting the appraisal rights of stockholders.

Opinion of Financial Advisor

            The MFC Board retained EVEREN Securities, Inc. ("EVEREN"), a financial advisory firm headquartered in Chicago, Illinois, to assist in the negotiation of the Merger and to act as financial advisor in connection therewith. EVEREN rendered to the MFC Board its opinion to the effect that the consideration to be received by the stockholders of MFC pursuant to the Merger Agreement is fair from a financial point of view. A copy of EVEREN's opinion is set forth as Appendix C and should be read by stockholders in its entirety. For further information regarding the opinion of EVEREN, see "THE MERGER -- Opinion of Financial Advisor."

Effective Time

            The Merger will become effective at the time a certificate of merger related to the Merger is filed as provided in the DGCL ("Effective Time"). Assuming the timely receipt of all regulatory approvals, the expiration of all statutory waiting periods and the satisfaction or waiver of all conditions in the Merger Agreement, it is currently anticipated that the Merger will be consummated in the fourth quarter of 1997.

Interests of Certain Persons in the Merger

            The directors and executive officers of MFC, together with their affiliates, beneficially owned as of the Record Date a total of 362,789 shares, or 24.2% of MFC Common Stock. The directors and executive officers have expressed their intent to vote their shares of MFC Common Stock in favor of the Merger Agreement. Upon the Effective Time of the Merger, the directors and executive officers will receive the same Per Share Merger Consideration for their shares as the other stockholders of MFC, or approximately $4.4 million in the aggregate, excluding amounts received pursuant to the Stock Option Plan and the RRP. Certain members of MFC's management and the MFC Board have certain interests in the Merger that are in addition to their interests as stockholders of MFC generally, as described below and in "THE MERGER -- Interests of Certain Persons in the Merger."

            Stock Option Plan and Recognition and Retention Plan. By virtue of the Merger, all validly issued and outstanding stock options under the Stock Option Plan, whether vested or unvested, will be converted into the right to receive the Per Share Merger Consideration less the exercise price for the shares in cancellation of such stock options. Directors and executive officers of MFC currently hold options to purchase an aggregate of 120,003 shares. Under this arrangement, it is anticipated that such individuals would receive in the aggregate, net of the option exercise price of $8.00 per share, a total of approximately $1,141,000 in cash for the options that they currently hold under the Stock Option Plan.

            In addition, by virtue of the Merger, all RRP awards, whether vested or unvested, will become fully vested and nonforfeitable and will be treated the same as other shares of MFC Common Stock. Directors and executive officers currently hold an aggregate of 18,974 shares of MFC Common Stock issued pursuant to the RRP. Pursuant to the Merger Agreement, such individuals would receive a total of approximately $332,000 in cash for their shares of MFC Common Stock issued pursuant to the RRP.

            Employment Agreements. Pursuant to the Merger Agreement, Home Federal has agreed to assume the terms and conditions of the employment agreements between the Bank and Executive Officers Richard Rathke, William Gross, Judy Roberts, Wanda Evans, John Harmer and Kathy Baker. At the Effective Time, it is expected that Home Federal will terminate Mr. Rathke in accordance with the terms and conditions set forth in his employment agreement with the Bank dated June 30, 1995 and Mr. Rathke will receive a lump sum cash payment of approximately $339,000. It is a condition to HMN's obligation to consummate the Merger that officers Gross, Roberts, Evans, Harmer and Baker consent that the Merger Agreement, the Merger and the transactions contemplated thereby do not constitute a material diminution of or interference with such employee's duties, responsibilities and benefits under such agreements. Based on their current salaries, if these individuals are terminated within twelve months of the Effective Time under circumstances entitling them to severance pay as described above, they would be entitled to receive lump sum cash payments of approximately $298,000, $107,000, $122,000, $117,000 and $98,000, respectively.

            Directors' and Officers' Indemnification. After the Effective Time, HMN will assume and honor the indemnification obligations of MFC and its subsidiaries set forth in their respective certificate of incorporation, charter or bylaws, as in effect on the date of the Merger Agreement with respect to any person described in such indemnification provision. Further HMN will, for a period of three years, maintain the current directors' and officers' liability policies maintained by MFC and its subsidiaries with respect to claims arising from facts or events which occurred at or before the Effective Time.

Certain Federal Income Tax Consequences

            As a result of the Merger, a stockholder of MFC will generally recognize a gain or loss for federal income tax purposes measured by the difference between the cash received pursuant to the Merger Agreement and such stockholder's adjusted tax basis in the shares of MFC Common Stock exchanged therefor. EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS. See "THE MERGER -- Certain Federal Income Tax Consequences."

Method of Payment/Surrender of Stock Certificates

            Assuming the Merger is approved by MFC stockholders and regulatory authorities, promptly after consummation of the Merger, Registrar and Transfer Company, will mail instructions to each MFC stockholder concerning the proper method of surrendering certificates formerly representing MFC Common Stock in exchange for the Per Share Merger Consideration. DO NOT SEND STOCK CERTIFICATES AT THIS TIME. See "THE MERGER --Surrender of Stock Certificates."

Conditions to Consummation of the Merger; Regulatory Approval

            The respective obligations of the parties to consummate the Merger are subject to, among other things: (i) adoption of the Merger Agreement by MFC stockholders holding not less than a majority of the issued and outstanding shares of MFC Common Stock; (ii) receipt of all applicable regulatory approvals without any condition which, in the reasonable opinion of HMN, is unduly burdensome to HMN; (iii) the absence of any order prohibiting consummation of the Merger; and (iv) the satisfaction or waiver of certain additional conditions. For more information on conditions precedent to consummation of the Merger and the regulatory approvals required, see "THE MERGER -- Regulatory Approvals" and "-- Conditions to Consummation."

Termination; Break-up Fee

            The Merger Agreement may be terminated at any time by mutual agreement of the parties. The Merger Agreement may also be terminated by either party if, among other things, (i) a condition precedent to that party's obligation to close cannot be met by the Closing Date, as defined in "THE MERGER -- Effective Time"; (ii) the Effective Time has not occurred prior to June 30, 1998; (iii) the stockholders of MFC fail to adopt the Merger Agreement; (iv) any required governmental consent or approval is not obtained; (v) the MFC Board fails to make a favorable recommendation with regard to the Merger Agreement to the MFC stockholders or fails to submit the Merger Agreement to stockholder vote; or (vi) MFC enters into a definitive agreement for a business combination with an entity other than HMN or its subsidiaries. See "THE MERGER -- Conditions to Consummation" and "-- Termination; Break up Fee" for more information respecting termination of the Merger Agreement. Under certain conditions, if there has been no material breach of the Merger Agreement by HMN and the MFC Board fails to make a favorable recommendation of the Merger Agreement to MFC stockholders at the Special Meeting, including failing to submit the Merger Agreement to a vote of the stockholders, or MFC enters into, or proposes to enter into, certain business combinations with a party other than HMN or its subsidiaries, MFC may be required to pay HMN a fee of $750,000. See "THE MERGER --Termination; Break up Fee."

Expenses

            MFC and HMN will each pay for their costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby. However, if MFC's costs and expenses, including environmental clean up and remediation costs associated with the ground water of the Bank's Marshalltown facility, if any, exceed $400,000, the Per Share Merger Consideration will be reduced by the amount by which MFC's costs and expenses exceed $400,000, divided by 1,534,205. On September 9, 1997, the Bank received a letter from the State of Iowa Department of Natural Resources in which the Bank was informed that, based upon a Tier I Report Review, the site had been assigned a "No Action Required" classification. As of September 30, 1997, MFC had incurred $63,282.32 in costs and expenses (including environmental liabilities), in addition to which a completion fee payable to EVEREN, estimated to be $288,000, will be included in determining the costs and expenses attributable to the Merger Agreement and the transactions contemplated thereby.

            If the Per Share Merger Consideration falls below $17.25, MFC's stockholders will be resolicited for adoption of the Merger Agreement based upon the then available Per Share Merger Consideration.

Accounting Treatment

            The Merger will be treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles ("GAAP"), the assets and liabilities of MFC will be recorded on the books of HMN at their respective fair values at the Effective Time of consummation of the Merger.

Market Prices and Dividends

            MFC Common Stock is traded on the Nasdaq Stock Market National Market (the "Nasdaq National Market") under the symbol "MFCX." The closing sales price per share for MFC Common Stock as reported on the Nasdaq National Market on June 30, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement, was $15.50 and on September 25, 1997, the last day practicable prior to mailing of the Proxy Statement, was $17.0625. MFC has not paid any dividends since its incorporation. On September 26, 1997, there were approximately 371 stockholders of record.

                                                 MARSHALLTOWN FINANCIAL CORPORATION
                                             SELECTED CONSOLIDATED FINANCIAL INFORMATION


                                                 At June 30,                               At September 30,
                                                ------------    --------------------------------------------------------------------
                                                    1997          1996            1995           1994           1993           1992
                                                    ----          ----            ----           ----           ----           ----
                                                                                   (In Thousands)
Selected Financial Condition Data:
Total assets.............................        $127,528       $124,183       $123,681       $124,060       $119,537       $123,000
Loans receivable, net....................          63,407         60,284         50,386         44,189         42,536         40,573
Cash and cash equivalents................           5,896          2,286          4,397          2,549          5,545          5,264
Mortgage-backed securities...............          42,680         47,513         55,213         62,015         55,498         57,649
Investment securities....................          13,400         11,799         11,273         13,152         14,173         17,601
Deposits . . . . . . . ..................         106,406        103,040        103,121        104,597        111,265        115,774
Stockholders' equity.....................          20,074         19,338         19,193         18,465          7,210          6,061
Book value per share.....................           14.22          13.70          13.60          13.08            ---            ---



                                                  Nine Months Ended                          Year Ended September 30,
                                                                                             ------------------------
                                                   June 30, 1997      1996          1995          1994          1993          1992
                                                   -------------      ----          ----          ----          ----          ----
                                                                                      (In Thousands)
Selected Operations Data:
Total interest income........................        $  6,614      $  8,756       $ 8,497        $8,547        $9,285       $10,333
Total interest expense.......................           4,095         5,579         5,160         4,805         5,527         7,237
                                                     --------      --------       -------        ------        ------       -------
  Net interest income........................           2,519         3,177         3,337         3,742         3,758         3,096
Provision for loan losses....................               8            10             6             7            10            10
  Net interest income after
   provision for loan losses.................           2,511         3,167         3,331         3,735         3,748         3,086
                                                     --------      --------       -------        ------        ------       -------
Non-interest income:
  Loan fees and service charges..............              42            63            69            88            78            87
  Other noninterest income...................             130            73            93            31            19            52
                                                     --------      --------       -------        ------        ------       -------
Total noninterest income.....................             172           136           162           119            97           139
                                                     --------      --------       -------        ------        ------       -------
Total noninterest expense....................           1,771         3,171         2,482         2,300         2,065         1,995
                                                     --------      --------       -------        ------        ------       -------
Income before income taxes...................             912           132         1,011         1,554         1,780         1,230
Income tax expense (credit)..................             245            57           379           569           631           383
                                                     --------      --------       -------        ------        ------       -------
  Net income ................................        $    667      $     75       $   632        $  985        $1,149      $    847
                                                     ========      ========       =======        ======        ======      ========
  Net income per share . . . ................        $    .45      $    .05       $   .43        $  .37(1)     $  ---      $    ---
                                                     ========      ========       =======        ======        ======      ========

(1)  Subsequent to Conversion.

                                                     At or For the
                                                      Nine Months
                                                         Ended
                                                        June 30,                    At or For the Year Ended September 30,
                                                                         ----------------------------------------------------------
                                                           1997          1996           1995          1994         1993        1992
                                                           ----          ----           ----          ----         ----        ----
Selected Financial Ratios and Other Data:
Performance Ratios:
 Return on assets (ratio of net income
  to average total assets)......................            .64%          .06%(1)        .51%           .81%         .95%       .69%
 Interest rate spread information:
    Average during period.......................           1.95          1.80           2.05           2.66         3.00       2.39
    End of period...............................           1.91          1.78           1.68           2.44         2.89       2.80
 Net interest margin(2).........................           2.73          2.58           2.77           3.09         3.17       2.57
 Ratio of operating expense to average total
  assets........................................           1.72          2.56(1)        2.00           1.89         1.69       1.63
 Return on equity (ratio of net income to
  average equity)...............................           4.08          0.39(1)        3.36           7.67        17.31       1502
Quality Ratios at End of Year:
 Non-performing assets(3) to total assets.......           N/A(4)        N/A(4)          .02            .02        N/A(4)       .03
 Allowance for loan losses to total loans.......            .19           .19            .20            .23          .22        .21
 Allowance for loan losses to non-performing
  assets(3).....................................           N/A(4)        N/A(4)       427.08         410.00        N/A(4)    257.58
 Allowance for loan losses to non-performing
  loans.........................................           N/A(4)        N/A(4)     5,125.00       1,464.00        N/A(4)    447.37

Capital Ratios:
 Stockholders' equity to total assets, at end of
  year..........................................          15.74         15.57          15.52          14.88         6.03       4.93
 Average stockholders' equity to average
  assets........................................          15.76         15.55          15.20          10.54         5.47       4.61
 Ratio of average interest-earning assets
  to average interest-bearing liabilities.......         117.71%       117.42%        116.97%        110.99%      103.52%    102.93%
Number of full-service offices..................              3             3              3              3            3          3

(1)  Excluding  the  one-time  Savings   Association   Insurance  Fund  ("SAIF")
     assessment,  return on assets,  ratio of operating expense to average total assets  and  return  on  equity  would  have been  .42%,  2.01% and  2.68%, respectively.
(2)  Net interest income divided by average interest-earning assets.
(3)  Non-performing assets consist of nonaccruing loans, accruing loans past-due
     90 or more days and real estate owned.
(4)  Not applicable since the Bank had no non-performing loans or assets at this date.

                               THE SPECIAL MEETING



                  This Proxy Statement is being furnished in connection with the solicitation of proxies by the MFC Board to be used at the Special Meeting to be held on November 7, 1997 at 1:00 p.m., Marshalltown, Iowa time, and at any adjournment or postponement thereof. The accompanying Notice of Special Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about October 8, 1997.

                  Time and Date; Record Date. The Special Meeting will be held at the Regency Inn located at the intersection of Iowa Avenue and Highway 14, Marshalltown, Iowa on Friday, November 7, 1997, at 1:00 p.m., Marshalltown, Iowa time. This Proxy Statement is being sent to holders of record of MFC Common Stock as of the Record Date, and is accompanied by a form of proxy which the MFC Board requests that stockholders execute and return to MFC for use at the Special Meeting and at any and all adjournments or postponements thereof.

                  The MFC Board has fixed the Record Date as of the close of business on September 26, 1997 as the time for determining holders of MFC Common Stock who are entitled to notice of and to vote at the Special Meeting. Only holders of record of MFC Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were outstanding and entitled to vote at the Special Meeting 1,411,475 shares of MFC Common Stock.

                  Matters to be Considered. At the Special Meeting, stockholders will be asked to consider and vote on a proposal to adopt the Merger Agreement pursuant to which Acquisition Co., a wholly owned subsidiary of Home Federal, a wholly owned subsidiary of HMN, would be merged with and into MFC. Pursuant to the Merger Agreement, upon consummation of the Merger, each share of MFC Common Stock outstanding immediately prior to the Effective Time (including shares issued pursuant to the RRP whether vested or unvested) except Excluded Shares, will be canceled and converted into the right to receive the Per Share Merger Consideration, without any interest thereon. By virtue of the Merger, all validly issued and outstanding stock options under the Stock Option Plan, whether vested or unvested, will be converted into the right to receive the Per Share Merger Consideration less the exercise price for the shares and all such options will thereupon be cancelled. The MFC Board believes that the Merger is in the best interest of MFC and its stockholders and unanimously recommends that stockholders vote "FOR" adoption of the Merger Agreement.

                  Stockholders will also consider and vote upon any other business which may be properly brought before the Special Meeting, including proposals to adjourn the Special Meeting to permit further solicitation of proxies by the MFC Board in the event that there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting; provided, however, that no proxy which is voted against the Merger Agreement will be voted in favor of adjournment to solicit further proxies for such proposal. As of the date hereof, the MFC Board knows of no business that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement.

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES



                  Stockholders of record as of the date of the close of business on September 26, 1997 are entitled to one vote for each share then held. As of the Record Date, 1,411,475 shares of MFC Common Stock were issued and outstanding. At that date, such shares were held of record by approximately 371 stockholders. The presence, in person or by proxy, of at least one-third of all the outstanding shares of MFC Common Stock entitled to vote at the meeting is necessary to constitute a quorum at the Special Meeting.

                  The affirmative vote of the holders of at least a majority of the issued and outstanding shares of MFC Common Stock is required in order to adopt the Merger Agreement. Therefore, a failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the same effect as a vote against adoption of the Merger Agreement.

                  Shares subject to abstentions, broker "non-votes" (i.e., proxies from brokers or other nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without such instructions) and votes withheld will be treated as shares that are present at the Special Meeting for purposes of determining the presence of a quorum. Such shares will have the effect of votes against the adoption of the Merger Agreement.

                  As of the Record Date, the directors and executive officers of MFC and their affiliates beneficially owned a total of 362,789 shares of MFC Common Stock, or 24.2% of the outstanding shares.

                  As of the Record Date, HMN, Home Federal, Acquisition Co., the directors and executive officers of HMN, Home Federal and Acquisition Co. and their affiliates beneficially owned a total of 60,000 shares, or 4.3%, of the outstanding shares of MFC Common Stock.

                  Shares of MFC Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted by the MFC Board "FOR" the adoption of the proposal disclosed herein to be voted upon at the Special Meeting. Stockholders who execute proxies retain the right to revoke them at any time. Proxies may be revoked by written notice to the Secretary of MFC, by the filing of a later dated proxy prior to a vote being taken at the Special Meeting, or by attending the Special Meeting and voting in person. A proxy will not be voted if a stockholder attends the Special Meeting and votes in person; however, attendance in and of itself will not constitute revocation of a proxy.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF



                  Persons and groups owning in excess of five percent of MFC's Common Stock are required to file certain reports with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Based upon such reports, the following table sets forth, as of September 26, 1997, certain information as to those persons and groups who were beneficial owners of more than 5% of the outstanding shares of MFC's Common Stock. Management knows of no persons or groups at September 26, 1997 other than those named in the following table who owned more than 5% of the outstanding shares of MFC's Common Stock. The following table also sets forth, as of the same date, certain information as to the shares of MFC's Common Stock beneficially owned by all directors and officers of MFC as a group. As of the Record Date, 1,411,475 shares of MFC Common Stock were issued and outstanding.


                                                                     Amount of Shares          Percent of
                                                                    Beneficially Owned        Common Stock
              Name and Address of Beneficial Owner                 at September 26, 1997       Outstanding
              ------------------------------------                 ---------------------       -----------
Marshalltown Savings Bank, FSB Profit Sharing Plan                       108,534(1)                7.7
303 West Main Street
Marshalltown, Iowa  50158

Richard A. Rathke, President and Chief Executive Officer                 106,839(2)                7.4
303 West Main Street
Marshalltown, Iowa  50158

Directors and Executive Officers as a Group (12 persons)                 362,789(3)               24.2
-------------

(1)  The amount reported represents shares purchased by the Marshalltown Savings
     Bank, FSB Profit Sharing Plan (the "Profit Sharing Plan") for the exclusive benefit of participating employees. The Board of Directors has appointed
     Norwest Bank Iowa, N.A. as trustee for the Profit Sharing Plan.

(2)  Includes 59,790 shares held by Norwest Bank Iowa,  N.A., as trustee for Mr.
     Rathke, through Marshalltown's Profit Sharing Plan, 6,546 restricted shares awarded to Mr. Rathke pursuant to the RRP, and 30,684 shares subject to options exercisable within 60 days of September 26, 1997 pursuant to the Stock Option Plan.

(3) Amount includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, shares allocated to the accounts of the group members pursuant to the Profit Sharing Plan and shares held in a fiduciary capacity or by certain family members, with respect to which shares the group members may be deemed to have sole voting and/or investment power. Amount reported above also includes 18,974 shares of restricted stock awarded under the RRP as well as 90,009 shares subject to options exercisable within 60 days of September 26, 1997 pursuant to the Stock Option Plan.

                                   THE MERGER



                  The following information concerning the terms of the Merger Agreement and the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Appendix A. All MFC Stockholders are urged to read the Merger Agreement in its entirety.

General

                  Under the terms of the Merger Agreement, Acquisition Co. will be merged with and into MFC. Upon completion of the Merger, stockholders of MFC will no longer own any stock in MFC and will not, as a result of the Merger, own any shares of HMN, Home Federal or Acquisition Co. common stock. Following the Merger, it is anticipated that Marshalltown will be merged into Home Federal.

                  At the Effective Time, each of the shares of MFC Common Stock outstanding as of the Effective Time (including shares issued pursuant to the
RRP), except Excluded Shares, will be converted into the right to receive the Per Share Merger Consideration, without any interest thereon. By virtue of the Merger, all validly issued and outstanding stock options under the Stock Option Plan, whether vested or unvested, will be converted into the right to receive the Per Share Merger Consideration less the exercise price for the shares and all such options will thereupon be cancelled. As of the Record Date, there were 1,351,475 shares of MFC Common Stock issued and outstanding (including 18,974 shares of MFC Common Stock issued under the RRP but excluding 60,000 shares of MFC Common Stock held by HMN which, at the Effective Time, will be cancelled and retired with no consideration paid) and outstanding stock options to acquire 122,730 shares of MFC Common Stock for an aggregate consideration on that date of approximately $24.8 million. Immediately after the Effective Time, Registrar and Transfer Company, as the paying agent, will mail to holders of MFC Common Stock a letter of transmittal and instructions for surrendering certificates evidencing MFC Common Stock. Upon delivery to the paying agent of a properly executed letter of transmittal and such certificates, a stockholder will receive a check for the Per Share Merger Consideration for the shares of MFC Common Stock represented by the certificates and the certificates so surrendered will be canceled. No interest will be paid or accrued on the cash amount that MFC stockholders are entitled to receive in the Merger. DO NOT SEND STOCK CERTIFICATES AT THIS TIME.

                  Under Delaware law, holders of MFC Common Stock who object in writing to the Merger prior to the Special Meeting, or at the Special Meeting but prior to the vote on the Merger Agreement and who do not vote in favor of the Merger Agreement are entitled to appraisal rights provided that they comply with certain statutory procedures. See "THE MERGER -- Appraisal Rights" and
Section 262 of the DGCL, attached as Appendix B, for more information respecting the appraisal rights of stockholders.

Background of the Merger

                  In February  1995,  the MFC Board met to discuss,  among other things, short- and long-term strategic planning for the Company. The MFC Board had invited several financial advisory firms to present their thoughts about the future of the banking and thrift industries and some of the factors the MFC Board should consider in the strategic planning process. In April 1995, at a special meeting of the MFC Board, various long-range strategic options were considered and reviewed in an effort to enhance earnings and improve performance. Such options included the attraction of additional savings, expansion of MFC's mortgage lending market share, and improvements in efficiency. It was noted that various efforts that had been directed toward these goals had little effect. Acquisition opportunities were also discussed, as was the potential sale of the institution. A special committee, consisting of Chairman of the Board Ryden and Directors Norris, Grossman, Thompson, Davis and Bestmann, comprising all of the outside members of the MFC Board was subsequently formed to investigate and examine the strategic planning options and alternatives available to MFC. The role of the Special Committee was limited to meeting with financial advisory firms and reporting to the full MFC Board the details of the discussions held. At the February 28, 1995 MFC Board meeting there was a lengthy presentation by EVEREN which was than known as Kemper Securities, Inc., regarding factors that should be taken into account in considering the possible sale of MFC. For a discussion of the various factors presented, see "THE MERGER -- Reasons for the Merger and Recommendation of the Board of Directors" and (e) and (f) thereunder. In addition, EVEREN provided the MFC Board with an overview of the procedure involved in a typical sale.

                  Thereafter, at a subsequent meeting, the MFC Board, based on its analysis of the thrift industry, the loss of deposits at Marshalltown, MFC's decrease in earnings, the prospect of a differential between insurance premiums charged to banks and savings institutions, concern over the extent to which Marshalltown could remain competitive, and in light of recommendations received from various financial advisory firms, voted to pursue a possible sale of the Company, and, subject to the completion of a satisfactory engagement letter, to retain EVEREN. From time to time, Director Bestmann has provided services in regards to bank conversion transactions to EVEREN in exchange for compensation, therefore, Director Bestmann abstained from voting with respect to the engagement decision.

                  In May 1995, the MFC Board revisited the issue and once again voted to pursue a possible sale, noting additionally that while savings outflows had stemmed, little new money had been attracted. It was further noted that Norwest Bank had become, within the last half year, a new competitor, and that Marshalltown had failed to capture any additional share of the mortgage lending market, despite efforts to do so. In June 1995, EVEREN was engaged to assist MFC in the possible sale of the Company. On November 3, 1995 MFC entered into an agreement with BancSecurity Corporation ("BancSecurity") and a wholly-owned subsidiary of BancSecurity pursuant to which MFC would become a wholly-owned subsidiary of BancSecurity and MFC's stockholders would receive $16.75 in cash for each share of MFC Common Stock. Ultimately, the acquisition was disapproved by the Board of Governors of the Federal Reserve on competition grounds.

                  Subsequently, the MFC Board met to discuss the disapproval and to develop a course of action. The MFC Board determined that the conditions leading to the decision to sell the Company in 1995 were still present and the MFC Board decided to renew the process to sell the Company. A new process was commenced and in January and February of 1997 a new confidential descriptive memorandum describing MFC and Marshalltown was prepared and invitations to submit acquisition proposals on MFC and confidentiality agreements were sent to 14 banks and savings institutions that had been identified by EVEREN as having a continuing interest in acquiring MFC. The invitation solicited non-binding proposals or expressions of interest, and four such proposals were received by March, 1997. The consideration offered consisted of three cash proposals and one proposal consisting of a combination of cash and stock with value of the proposals ranging from a low of $14.56 per share to a high of $17.00 per share. The three highest bidders were then permitted to conduct a due diligence review of MFC and final proposals were submitted. On March 21, 1997, EVEREN presented the MFC Board with an evaluation of the three highest proposals. The MFC Board considered all of the proposals including the cash and stock proposal and determined that HMN had made the highest offer with its proposal of $17.51 per share in cash.

Reasons for the Merger and Recommendation of the Board of Directors

                  The MFC Board believes that the terms of the Merger Agreement, which was the product of arm's length negotiations between representatives of HMN and MFC, are fair and the Merger is in the best interests of MFC and its stockholders. In the course of reaching its determination, the MFC Board consulted with legal counsel with respect to its legal duties, the terms of the Merger Agreement and the issues related thereto; with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational matters.

                  In reaching its determination to adopt the Merger Agreement and the Merger, the MFC Board considered all factors it deemed material, consisting of the following:

                  (a) The MFC Board considered the current operating environment, the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries and the importance of being able to capitalize on developing opportunities in these industries. This information had been periodically reviewed by the MFC Board at its regular board meetings in the months prior to the final consideration of the Merger Agreement and was also discussed between the MFC Board and MFC's advisors.

                  (b) The MFC Board analyzed information with respect to the consolidated financial condition, results of operations, cash flow, businesses and prospects of MFC. In this regard, the MFC Board analyzed the options of selling MFC or continuing on a stand-alone basis. The range of values on a sale of control basis were determined to generally exceed the present value of MFC shares on a stand-alone basis under business strategies which could be reasonably implemented by MFC.

                  (c) The MFC Board considered the written opinion of EVEREN that, as of July 1, 1997, the Consideration to be received by holders of MFC Common Stock pursuant to the Merger Agreement was fair to MFC stockholders from a financial point of view. See "-- Opinion of Financial Advisor."

                  (d) The MFC Board  considered  the other  terms of the  Merger
Agreement and the taxable nature of the consideration to be paid to MFC's stockholders.

                  (e) The MFC Board considered the detailed financial analyses and other information with respect to the financial condition, results of operations, cash flow and business prospects of MFC on a consolidated basis as well as the MFC Board's own knowledge of MFC, HMN and their respective businesses. The MFC Board gave consideration to the MFC Common Stock price performance and compared the price/book and price/earnings ratios of the MFC Common Stock to the ratios of similar institutions and concluded that the potential for significant further stock appreciation for MFC on a stand alone basis was limited. The MFC Board observed at the time it voted to pursue the possibility of a sale, MFC's stock had a price to earnings multiple of 25x and a price-book value ratio of 109%. This compared to a price-earnings multiple of 19.7x and 36.2x for thrift institutions nationally and for thrift institutions with less than $250 million in assets, respectively. Also, this compared to a price-book value ratio of 96.1% and 102.1% for thrift institutions nationally and for thrift institutions with less than $250 million in assets, respectively. In this regard, the latest financial and other information regarding Marshalltown were analyzed, including a comparison of Marshalltown's current, and management's assessment of anticipated future, operating results to publicly-available financial and other information for other similar savings institutions. EVEREN presented a chart showing historical price to earnings multiples for thrift and bank acquisitions nationally for the years of 1992 through 1996. For the periods analyzed, thrift acquisitions prices ranged from a low of 12.9x earnings for 1992 to a high of 18.8x earnings for 1995. This compared to a price to earning multiple for the HMN offer of 52.8x MFC's earnings. EVEREN then presented a chart showing historical average price to book value ratios for thrift and bank acquisitions nationally for the years of 1992 through 1996. For the periods analyzed, thrift acquisitions prices ranged from a low of 129% of book value in 1992 to a high of 155% of book value in 1994. This compared to the HMN offer of 134% of MFC's book value. EVEREN went on to demonstrate that if MFC's "extra" capital (capital in excess of 7% of total assets) was deducted from MFC's capital and HMN's total offer price, HMN's offer would be 176% of MFC's "adjusted" book value. Finally, EVEREN presented a table consisting of 30 completed and announced thrift acquisitions which had occurred in the past two years in Iowa, Indiana, Illinois, Kansas, Michigan, Minnesota, Missouri, Nebraska and Wisconsin. The median transaction specifics for the transactions analyzed were a price to book value of 138%, price to earnings ratio of 18.2x and price to adjusted book value of 161% compared to transaction specifics for HMN's offer to MFC of a price to book value of 134%, price to earnings ratio of 52.8x and price to adjusted book value of 176%. As a result of the discussions between MFC and its financial advisor, the MFC Board concluded that a sale offered the best opportunity available to MFC and its stockholders because the range of values on a sale of control basis were determined to generally exceed the present value of MFC on a stand-alone basis under the business strategies which could be reasonably implemented by MFC. The MFC Board further concluded that the sale to HMN resulted in the highest value to stockholders of all the proposals received. See "--Background of the Merger."

                  (f) The MFC Board considered the likelihood of the Merger being approved by the appropriate regulatory authorities, and the factors upon whether such approval is granted such as market share analyses, the acquiror's Community Reinvestment Act rating at that time and the estimated pro forma financial impact of the Merger on HMN. See "-- Regulatory Approvals."

                  (g) The MFC Board considered the likelihood of the conditions to the closing of the Merger being satisfied;

                  (h) The MFC Board considered the ability of HMN to pay the aggregate consideration.

                  The foregoing discussion of the information and factors considered by the MFC Board is not intended to be exhaustive. In reaching its determination to approve and recommend the Merger Agreement, the MFC Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering the matters discussed above and the fairness opinion of EVEREN referred to above, the MFC Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby as being in the best interests of MFC and its stockholders.

                  FOR THE REASONS SET FORTH ABOVE, THE MFC BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND THE MERGER AS ADVISABLE AND IN THE BEST INTERESTS OF MFC AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF MFC VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

Opinion of Financial Advisor

                  EVEREN has delivered its written opinion to the MFC Board that, as of the date of this Proxy Statement, the consideration to be received by the stockholders of MFC pursuant to the Merger is fair, from a financial point of view. See "THE MERGER - General." EVEREN's written opinion essentially confirms its oral opinion provided to the MFC Board on June 30, 1997, prior to the execution of the Merger Agreement, and its written opinion dated as of the date of the Merger Agreement.

                  The full text of the opinion of EVEREN dated as of the date of this Proxy Statement, which sets forth the assumptions made, matters considered, and limits on the review undertaken, is attached as Appendix C to this Proxy Statement. MFC's shareholders are urged to read EVEREN's opinion in its entirety. EVEREN's opinion is directed only to the consideration to be paid by HMN in the Merger and does not constitute a recommendation to any MFC stockholder as to how such stockholder should vote at the Special Meeting. The summary of EVEREN's opinion is qualified in its entirety by reference to the full text of such opinion.

                  In connection  with its opinion,  EVEREN,  among other things:
(i) reviewed drafts of this Proxy Statement (ii) reviewed the Agreement; (iii) reviewed MFC's financial statements and certain internal management reports and certain publicly available financial and other data with respect to MFC, including financial statements for recent years and interim periods to date and certain other relevant financial and operating data; (iv) discussed MFC's history, operations, service areas, asset/liability structure and quality, financial condition and performance, and prospects, among other factors, with members of MFC's management and the MFC Board; (v) reviewed the reported price and trading activity of MFC Shares (vi) reviewed the financial terms of certain recent business combinations in the thrift industry specifically; (vii) discussed the Merger and the Merger Agreement with MFC's counsel; and (viii) performed such other studies and analyses as it considered appropriate. EVEREN also took into account general economic, market, and financial conditions as well as its experience in other transactions, its knowledge of the thrift and commercial banking industry, and its experience in securities valuation.

                  EVEREN relied without independent verification upon the accuracy and completeness of the foregoing financial and other information reviewed by it for purposes of its opinion. EVEREN also assumed that there has been no material change in MFC's or HMN's assets, financial condition, results of operations, business, or prospects since the date of the last financial statements made available to it for MFC and HMN, respectively. In addition, EVEREN did not make an independent evaluation, appraisal, or physical inspection of the assets or individual properties of MFC or HMN, nor was EVEREN furnished with such appraisals. Further, EVEREN's opinion is based on economic, monetary, and market conditions existing as of the date of this Proxy Statement. No limitations were imposed by MFC upon EVEREN on the scope of its investigation nor were any specific instructions given to EVEREN in connection with its fairness opinion.

                  EVEREN was retained by MFC on the basis of the firm's reputation, experience, and familiarity with the thrift and commercial banking industries and with merger and acquisition transactions. As part of its investment banking services, EVEREN is regularly engaged in the valuation of businesses and their securities in connection with merger and acquisition transactions, public offerings, private placements, recapitalization, and other purposes.

                  Pursuant to its agreement with EVEREN in 1995, MFC has thus far paid EVEREN a retainer of $25,000 for its services and will pay an additional completion fee equal to 1% of the aggregate consideration plus additional compensation to the extent that the Per Share Merger Consideration exceeds certain benchmarks. Based upon the Per Share Merger Consideration of $17.51, the completion fee to be paid to EVEREN at closing is estimated to be $288,000. Additionally, MFC will pay EVEREN for its reasonable out-of-pocket expenses, upon request. In 1996, MFC paid EVEREN $3,906.00 for EVEREN's expenses.

                  For the purposes of its opinion, EVEREN believes it is independent of MFC and HMN. Other than its services to MFC in connection with its initial public stock offering on March 31, 1994, with the proposed merger and related fairness opinion of the prior transaction which was not consummated, and in connection with the Merger and related fairness opinion, EVEREN has provided no other professional services to either MFC or HMN. Except for the $25,000 retainer paid in 1995 and the $3,906.00 reimbursement of expenses in 1996, MFC has paid no fees to EVEREN in connection with EVEREN's involvement with the Merger and the related fairness opinion.

                  The following is a summary of the material matters considered and financial analyses utilized by EVEREN in connection with providing its written opinion dated July 1, 1997 to the MFC Board but does not purport to be a complete description of the analyses performed by EVEREN. EVEREN reviewed the following matters and financial analyses with the MFC Board on June 30, 1997.

                  Sale  Process.   EVEREN   reviewed  its  activities  as  MFC's
financial advisor to solicit, evaluate, and negotiate acquisition proposals.

                  Financial Overview. EVEREN reviewed and discussed basic historical financial position and performance information on MFC for fiscal years ended September 1992 through 1996 and the six months ended March 31, 1997. EVEREN noted that MFC's total assets at March 31, 1997 were $127.1 million which was not significantly greater than total assets at the end of prior periods. EVEREN also noted that MFC's net income had decreased to $75,000 for the fiscal year ended September 30, 1996 from $847,000 for the fiscal year ended September 30, 1992. However, fiscal year 1996 included a one-time SAIF assessment of $681,920 and approximately $158,000 of non-recurring expenses associated with the proposed sale of MFC. Excluding the non-recurring expenses in 1996, net income for the year would have been approximately $587,000. Net income totaled $463,000 for the six months ended March 31, 1997. Additionally, EVEREN noted that MFC's annualized return on average assets and return on average equity increased to 0.73% and 4.72%, respectively, for the six months ended March 31, 1997 from 0.06% and 0.39% for the fiscal year ended September 30, 1996. EVEREN identified that MFC's annualized operating expenses, which totaled 1.84% of average assets for the six months ended March 31, 1997, was slightly lower than the 1.88% operating expense ratio for the fiscal year ended September 30, 1996. EVEREN also noted that MFC appeared to have excellent asset quality, with no non-performing assets as of March 31, 1997, and that MFC had a level of capital well in excess of regulatory requirements.

                  Status of the Securities Markets. EVEREN examined selected indicators of equity markets since June 1995. Specifically, monthly observations of the NASDAQ Banking Stocks Index ("Banks") and the Standard & Poors Savings & Loan Index ("Savings & Loans") were compared to each other and to the Standard & Poors 500 Index (the "S&P 500") and the NASDAQ Composite Index ("NASDAQ Composite"). This analysis indicated that over the period, the stocks of the Savings and Loans had increased in price to a greater extent than did those of Banks, the S&P 500 and the NASDAQ Composite. In addition, the month ending stock price and monthly trading volume of MFC was analyzed. This analysis indicated that over the period since March 1994, MFC's stock price had increased from its initial offering price of $8.00 in March 1994 to approximately $16.50 in April 1996, then decreased to approximately $14.50 in January 1997, and then increased to $15.25 in May 1997.

                  Thrift Acquisition Price Trends. EVEREN reviewed the pricing relationships associated with thrift and bank merger and acquisition transactions for the five calendar years ended December 31, 1996, as well as on a quarterly basis from the first quarter of 1995 to the first quarter of 1997. The analysis indicated that the median price-earnings multiples of thrift and bank acquisitions nationally had increased to 17.8x and 16.6x, respectively, for the calendar year end of 1996. These increases were higher than the values of all prior periods since 1992, with the exception of 18.8x in 1995 for thrift acquisitions. The first quarter of 1997 indicated a median price-earnings multiple of 25.3x. Prior to this quarter, the median price-earnings multiple of thrift acquisitions ranged from a high of 27.1x for the fourth quarter of 1996 to a low of 15.0x for the first quarter of 1995. Another analysis indicated that the average price-book value ratio of thrift acquisitions nationally had increased to a high of 185% for the quarter ended March 31, 1997 from 165% for the quarter ended December 31, 1996. On an annual basis, the price-book ratio for thrifts was at 119% in 1992, increased to 155% in 1994, and decreased to 149% in 1996.

                  Analysis of Comparable Transactions. EVEREN reviewed the financial terms of certain thrift merger and acquisition transactions which involved the purchase of thrifts and thrift holding companies located in the states of Iowa, Illinois, Indiana, Kansas, Michigan, Minnesota, Missouri, and Nebraska that were either pending or completed for the past two years and had asset sizes less than $500 million.

                  EVEREN calculated, reviewed, and compared selected financial data and ratios for approximately 30 thrifts and thrift holding companies involved in pending and completed merger and acquisition transactions (the "Comparative Group"). With respect to the median of Comparative Group merger and acquisition transactions based on most recently available information or the completion date, the analysis indicates that: (i) the price-earnings multiple for MFC in the Merger was 31.0x (excluding a one-time SAIF assessment of $681,920), corresponding to 18.5x for the Comparative Group transactions; and
(ii) the price-book value ratio for MFC in the Merger was 130.5%, corresponding to 135.8% for the Comparative Group transactions.

                  In addition, EVEREN calculated the ratio of "adjusted offer value" to "normalized tangible book value" for each Comparative Group merger and acquisition transaction (the "adjusted price-book value"). EVEREN assumed
"normalized tangible book value" to be the acquired company's actual tangible equity less an assumed dividend that would result in tangible equity of 7.0% of tangible assets, "adjusted offer value" to be the actual offer value minus the difference between the acquired company's actual tangible equity and "normalized tangible book equity." With respect to the median of the Comparative Group transactions, the analysis indicated that: the adjusted price-book value ratio for MFC in the Merger was 169.6% corresponding to 158.1% for the Comparative Group transactions.

                  EVEREN discussed with the MFC Board that the analysis showed that the price-book ratio was lower, but on the "adjusted" basis was higher, than median price-book value for the Comparative Group. EVEREN discussed with the MFC Board that the combination of the analysis, the price-earning multiple, price-book value and adjusted price-book value provided support for EVEREN's recommendation as to the fairness of the transaction.

                  General. The foregoing is a summary of the material matters considered and financial analyses performed by EVEREN but does not purport to be a complete description of the analyses performed by EVEREN. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying EVEREN's opinion. In arriving at its fairness determination, EVEREN considered the results of all of such analyses. No specific Comparative Group institution is identical to MFC, and no selected Comparative Group merger and acquisition transaction is identical to the Merger. Accordingly, EVEREN indicated to MFC's Board that the analyses of the results described above are not mathematical, but rather involve complex considerations and judgments concerning differences in operating and financial characteristics. The above analyses do not purport to be appraisals nor do they necessarily reflect the prices at which MFC or its securities actually may be sold.

Effective Time

                  The Effective Time of the Merger shall be upon the filing, on the day of "Closing" (described hereinbelow) (the "Closing Date") or as soon thereafter as is practicable, of a certificate of merger as provided in the DGCL. The Closing of the Merger shall take place on the (i) fifth day after the latest to occur of (A) receipt of all necessary regulatory approvals and the expiration of any waiting periods imposed by law and (B) the date on which the MFC stockholders adopt the Merger Agreement or (ii) such date as HMN, Home Federal, Acquisition Co. and MFC shall agree to. It is currently anticipated that the Merger will be consummated in the fourth quarter of 1997. Either MFC or HMN may terminate the Merger Agreement if the Merger is not consummated by June 30, 1998 or for certain other reasons discussed herein and specified in the Merger Agreement.

Interests of Certain Persons in the Merger

                  Directors and executive officers of MFC together with their affiliates, beneficially owned a total of 362,789 shares of MFC Common Stock (representing 24.2% of all outstanding shares of MFC Common Stock) on the Record Date. Of this amount, 18,974 shares were awarded, subject to restrictions, pursuant to the RRP and 90,009 shares represent currently exercisable options granted pursuant to the Stock Option Plan. The exercise price of all shares subject to options is $8.00 per share.

                  Directors and executive officers will receive the same Per Share Merger Consideration for their shares of MFC Common Stock, including any shares which they may acquire prior to the Effective Time pursuant to the exercise of options, as the other stockholders of MFC. Based on the total number of shares of MFC Common Stock owned, including shares represented by exercisable options, options not currently exercisable and shares subject to restrictions pursuant to the RRP, directors and executive officers will receive approximately $5.9 million in the aggregate in connection with the Merger. Certain members of MFC's management and the MFC Board have certain interests in the Merger that are in addition to their interest as stockholders of

MFC generally. The MFC Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

                  1994 Stock Option and Incentive Plan. Under the Stock Option Plan, options to purchase 120,003 shares of MFC Common Stock have been issued to the current directors and executive officers of MFC and were outstanding as of July 1, 1997, and no additional options have been issued to them since such date. By virtue of the Merger, each holder of an option outstanding, whether vested or unvested, will, without any action on the part of the holder thereof, be granted the right to receive from HMN the Per Share Merger Consideration reduced by the option exercise price (subject to any payroll tax withholding obligations imposed by Section 83 of the Internal Revenue Code of 1986, as amended), for each option held at the Effective Time, and all such options will thereupon be cancelled. Under this arrangement, it is anticipated that MFC's directors and executive officers would receive a total of approximately $1,141,000 in cash for the options that they currently hold under the Stock Option Plan.

                  1994 Recognition and Retention Plan. Pursuant to the RRP, grants of 18,974 shares of restricted stock have been awarded to directors and executive officers of MFC. By virtue of the Merger, all RRP awards, whether vested or unvested, will become fully vested and nonforfeitable and will be treated the same as all other shares of MFC Common Stock, without any action on the part of the holder thereof, be converted solely into the right to receive from HMN the Per Share Merger Consideration for each RRP share held at the Effective Time, and all RRP awards will thereupon be cancelled. Pursuant to this arrangement, it is anticipated that MFC's directors and executive officers would receive a total of approximately $332,000 in cash for their shares of MFC Common Stock issued pursuant to the RRP.

                  Employment Agreements. Richard A. Rathke, who currently serves as President and Chief Executive Officer of MFC and Marshalltown, William C. Gross, Executive Vice President, Judy L. Roberts, Vice President and Treasurer, Wanda L. Evans, Vice President and Corporate Secretary, John C. Harmer, Vice President, and Kathy L. Baker, Vice President, have employment agreements with Marshalltown, which, pursuant to the Merger Agreement, Home Federal has agreed to assume; however, it is expected that immediately after the Effective Time, Mr. Rathke will be terminated in accordance with the terms and conditions set forth in his employment agreement with Marshalltown. Based on his current salary, President Rathke will receive a lump sum cash payment of approximately $339,000 in connection with the termination, assuming the Effective Date is November 30, 1997.

                  The employment agreements provide for annual base salary in an amount not less than the employee's current salary and provide for termination upon the employee's death, disability, for cause, or in certain events specified by OTS regulations. The employment agreements are also terminable by the employee upon 90 days notice to the Bank. These employment agreements provide for an initial term of up to three years. The employment agreements terminate on the third anniversary of the effective date of such agreements (or sooner for those employment agreements with initial terms of less than three years), unless the Bank gives prior notice to the contrary. The employment agreements for Messrs. Rathke and Gross provide for salary payments during the remainder of the term of the agreement and for a lump sum payment to the employee of up to 299%, and for the other officers 100%, of their then-current annual compensation in the event there is a change in control of the Bank and employment terminates involuntarily in connection with such change in control or within twelve months thereafter. These termination payments are subject to reduction if, in the event of a change in control, any payments to the employee would be non-deductible by the Bank under Section 280G of the Code. For the purposes of the employment agreements, a change in control is defined to mean an acquisition of control of the Bank or MFC (other than by a trustee or other fiduciary holding securities under an employee benefit plan of MFC or its subsidiary) as defined in OTS regulations which could require the filing of an application for acquisition of control or notice of change in control. The Merger will constitute a change in control. The agreements guarantee participation in an equitable manner in employee benefits applicable to executive personnel.

                  It is a condition to HMN's obligation to consummate the Merger that officers Gross, Roberts, Evans, Harmer and Baker consent that the Merger Agreement, the Merger and the transactions contemplated thereby do not constitute a material diminution of or interference with such employee's duties, responsibilities and benefits under such agreements. Based on their current salaries, if these individuals are terminated within twelve months of the Effective Time under circumstances entitling them to severance pay as described above, they would be entitled to receive lump sum cash payments of approximately $298,000, $107,000, $122,000, $117,000 and $98,000, respectively.

                  Directors' and Officers' Indemnification. HMN has agreed that from and after the Effective Time it will assume and honor the indemnification obligations of MFC and its subsidiaries set forth in their respective certificate of incorporation, charter or bylaws, as in effect on July 1, 1997 with respect to any person described in such provision (the "indemnitees"). HMN has also agreed that for a period of three years from and after the Effective Time it will maintain and cause to remain in effect the current directors' and officers' liability insurance policies maintained by MFC and its subsidiaries with respect to claims arising from facts or events which occurred at or before the Effective Time. In the event HMN or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of HMN assume these indemnification obligations. HMN's indemnification obligation shall be construed as an agreement, as to which the indemnitees are intended to be third-party beneficiaries, between HMN and such indemnities as unaffiliated third parties and is not subject to any limitations to which HMN may be subject in indemnifying its own directors or officers or other persons.

Employee Benefit Plans

                  At the Effective Time HMN will assume all employee benefit plans, programs, policies, contracts, agreements and arrangements maintained by MFC or either of its subsidiaries (the "MFC Employee Plans") and shall succeed to all rights as the employer or sponsor under the MFC Employee Plans to amend, modify or terminate the same in accordance with their terms and applicable law. To the extent after the Effective Time employees of MFC and its subsidiaries participate in any employee benefit plans, programs, policies, contracts, agreements and arrangements of HMN, such employees will receive prior service credit for participation, vesting and benefit accrual purposes, except no benefit accrual credit will be given for prior service with MFC or its subsidiaries relating to any HMN defined benefit retirement plan.

                  The existing Marshalltown profit sharing plan will be continued, at the option of HMN, through either December 31, 1997 or December 31, 1998 at which time it will be terminated with all participant accounts becoming fully vested. Prior to termination eligible employees will be entitled to employer contributions at 15% of eligible compensation for the year ended December 31, 1997 and an amount equivalent to the percentage allocation under the HMN Employee Stock Ownership Plan for the year ended December 31, 1998. Upon termination of the Marshalltown profit sharing plan, full-time employees of MFC and its subsidiaries employed as of the Effective Time will be eligible to participate (subject to eligibility and vesting provisions thereof) in the Home Federal Savings Bank 401(k) Plan and the HMN Employee Stock Ownership Plan. For purposes of such participation, employees of MFC and its subsidiaries will receive prior service credit for their service with MFC or its subsidiaries for eligibility, participation and vesting purposes only.

                  Employees of MFC and its subsidiaries will participate in their existing employee welfare programs at existing contribution rates through the Effective Time. At the Effective Time, such programs will be terminated and replaced with HMN plans.

Certain Federal Income Tax Consequences

                  The receipt of cash for MFC Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes to stockholders receiving such cash (and may be a taxable transaction for state, local and foreign tax purposes as well). A holder of MFC Common stock will recognize a gain or loss measured by the difference between such stockholder's tax basis for the MFC Common Stock owned by him or her at the time of the Merger and the amount of cash received therefor. Such gain or loss will be a capital gain or loss if the stock is a capital asset in the hands of the stockholder.

                  The cash payments due the holders of MFC Common Stock upon the exchange of such MFC Common Stock pursuant to the Merger (other than certain exempt persons or entities) will be subject to "backup withholding" for federal income tax purposes unless certain requirements are met. Under federal law, the third-party paying agent must withhold 31% of the cash payments to holders of MFC Common Stock to whom backup withholding applies, and the federal income tax liability of such persons will be reduced by the amount so withheld. To avoid backup withholding, a holder of MFC Common Stock must provide the third-party paying agent with his or her taxpayer identification number and complete a form in which he or she certifies that he or she has not been notified by the Internal Revenue Service ("IRS") that he or she is subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her Social Security number.

                  No ruling has been or will be requested from the IRS as to any of the tax effects to MFC's stockholders of the transactions discussed in this Proxy Statement, and no opinion of counsel has been or will be rendered to MFC's stockholders with respect to any of the tax effects of the Merger to stockholders.

                  THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER. THEREFORE, EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THOSE RELATING TO STATE, LOCAL AND/OR OTHER TAXES.

Surrender of Stock Certificates

                  Promptly after the Effective Time of the Merger, Registrar and Transfer Company, located in Cranford, New Jersey, as paying agent, will mail written transmittal material concerning the surrender of stock certificates to each record holder of shares of MFC Common Stock outstanding at the Effective Time. The transmittal material will contain instructions with respect to the proper method for surrender of certificates formerly representing shares of MFC Common Stock in exchange for the Consideration. DO NOT SEND STOCK CERTIFICATES AT THIS TIME.

                  Upon delivery to the paying agent of certificates formerly representing shares of MFC Common Stock for cancellation, together with properly completed transmittal material, a MFC stockholder will receive a check in payment of the Per Share Merger Consideration for the shares of MFC Common Stock represented by such certificates. MFC stockholders will not be entitled to receive interest on any cash to be received in the Merger.

Regulatory Approvals

                  The Merger is subject to regulatory approval. It is anticipated that applications to obtain regulatory approval of the Merger will be filed during the third quarter of 1997. Final approval of the Merger is expected during the fourth quarter of 1997.

                  The Merger Agreement provides that either party may terminate the Merger Agreement if the Merger has not been consummated by June 30, 1998. See "-- Conditions to Consummation" and "--Termination; Break up Fee." Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the Merger Agreement by MFC's stockholders, there can be no assurance that the Merger will be consummated by June 30, 1998. In addition, should regulatory authorities impose any material changes to the Merger Agreement, a resolicitation of stockholders may be required if regulatory approval is obtained after stockholder approval of the Merger Agreement.

Representations and Warranties

                  In the Merger Agreement, MFC on the one hand, and HMN, Home Federal and Acquisition Co. on the other hand, have made certain representations and warranties to each other. MFC has represented and warranted, with respect to itself and its subsidiaries, among other things, as to its organization and compliance with the law, capitalization, authority to enter into the Merger Agreement and to consummate the Merger, no notices or approvals are required or conflicts exist with entering into the Merger Agreement or consummating the Merger, accuracy of its financial statements and public reports, continuation of its business in the ordinary course and the absence of certain changes and events up to the date of the Merger Agreement, certain fees paid in connection with the Merger Agreement and the Merger, litigation, employee benefit plans, taxes, intellectual property, absence of secured debt, receipt of opinion of financial advisor, deposit insurance, properties, insurance, affiliate transactions, environmental matters, financial institutions bonds, loans, absence of questionable payments, guarantees, interest rate risk management instruments, mortgage servicing agreements, regulatory matters and the accuracy of the information provided by MFC.

                  HMN, Home Federal and Acquisition Co. have represented and warranted to MFC, among other things, as to their organization and compliance with the law, authority to enter into the Merger Agreement and to consummate the Merger, no notices or approvals are required or conflicts exist with entering into the Merger Agreement or consummating the Merger, HMN has the financial ability to consummate the Merger, receipt of opinion of financial advisor, certain fees paid in connection with the Merger Agreement and the Merger and litigation.

                  For  detailed   information   on  such   representations   and
warranties, see the Merger Agreement attached hereto as Appendix A.

Conditions to Consummation

                  Conditions to the Obligations of the Parties. Notwithstanding any other provision of the Merger Agreement, the obligations of HMN, Home Federal and Acquisition Co. on the one hand and MFC on the other hand, to consummate the Merger are subject to the following conditions precedent: (i) approval and adoption of the Merger Agreement and the Merger by the stockholders of MFC; (ii) approval of the Merger and other transactions contemplated thereby by the OTS and any other regulatory authorities without any condition which, in the reasonable opinion of HMN, would be unduly burdensome to HMN, and all conditions required by such authorities have been satisfied and all waiting periods related to such approvals shall have expired; (iii) no order shall have been entered and remain in effect which would prevent or make illegal the consummation of the Merger; and (iv) there shall have been obtained such other permits, consents and approvals of bank, thrift, insurance or securities commissions or agencies that may reasonably be deemed necessary for the consummation of the Merger and the transactions contemplated thereby without any condition which in the reasonable opinion of HMN would be unduly burdensome to HMN.

                  Additional Conditions to the Obligations of HMN, Home Federal and Acquisition Co. The obligations of HMN, Home Federal and Acquisition Co. to effect the Merger and to consummate the other transactions contemplated by the Merger Agreement are, at the option of HMN, Home Federal and Acquisition Co., also subject to the fulfillment of the following conditions precedent: (i) the representations and warranties of MFC contained in the Merger Agreement shall be accurate in all material respects as of the date of the Merger Agreement, and there shall be no inaccuracy in any such representations and warranties as of the Closing Date except to the extent that any such inaccuracy individually or in the aggregate does not constitute a material adverse change in the financial condition, results of operations or business of MFC and its subsidiaries, taken as a whole; all of the terms, covenants and conditions of the Merger Agreement to be complied with and performed by MFC at or before the Closing shall have been duly complied with and performed in all material respects; and a certificate to such effect dated as of the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of MFC shall have been delivered to HMN; (ii) after execution of the Merger Agreement, no material adverse change in the financial condition, results of operations or businesses of MFC and its subsidiaries, taken as a whole, shall have occurred, and a certificate to such effect dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of MFC shall have been delivered to HMN; (iii) Dissenting Shares shall constitute no more than 7 1/2% of the shares of MFC Common Stock issued and outstanding immediately prior to the Effective Time; (iv) HMN shall have received the written opinion of counsel to MFC, dated as of the Closing Date, substantially to the effect set forth as in an exhibit to the Merger Agreement; (v) HMN shall have received the consent in writing of William C. Gross, Judy L. Roberts, Wanda L. Evans, John C. Harmer and Kathy L. Baker as parties to employment agreements to the effect that the transactions contemplated by the Merger Agreement, including the Merger, and the transactions contemplated thereby, do not constitute a material diminution of or interference with such employee's duties, responsibilities and benefits under such agreements; and (vi) HMN shall have completed its examination of the assets and liabilities of MFC, including, but not limited to, a review of the results of the most recent regulatory examination report of MFC and all previous regulatory examination reports and related correspondence and administrative actions, and all the documentation relating to assets or liabilities of MFC (all of which will be updated by MFC at its expense), and the results of such examinations shall have disclosed no material adverse change in the financial condition, results of operations or business of MFC.

                  Additional Conditions to Obligations of MFC. The obligations of MFC to effect the Merger and to consummate the other transactions contemplated hereby are, at the option of MFC, also subject to the fulfillment at or prior to the Closing of the following conditions: (i) the representations and warranties of HMN, Home Federal and Acquisition Co. contained in the Merger Agreement shall be accurate in all material respects as of the date of the Merger Agreement, and there shall be no inaccuracy in any such representations and warranties as of the Closing Date except to the extent that any such inaccuracy individually or in the aggregate does not constitute a material adverse change in the financial condition, results of operations or business of HMN and its subsidiaries, taken as a whole; all of the terms, covenants and conditions of the Merger Agreement to be complied with and performed by HMN, Home Federal and Acquisition Co. at or before the Closing shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated as of the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of HMN shall have been delivered to MFC;
(ii) on the date of the Proxy Statement, the MFC Board shall have received from EVEREN

Securities, Inc. a written update, dated as of such date, confirming its opinion that the consideration paid by HMN pursuant to the Merger is fair to the stockholders of MFC from a financial point of view; and (iii) MFC shall have received written opinion of Faegre & Benson LLP, counsel to HMN, dated as of the Closing Date, substantially to the effect as set forth in an exhibit to the Merger Agreement.

Termination; Break-up Fee

                  Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, either before or after approval by the MFC stockholders, as follows: (i) by the mutual written consent of the HMN Board and the MFC Board; (ii) by the HMN Board or the MFC Board, if the Merger shall not have been consummated on or before June 30, 1998 (unless such circumstance is the result of a breach of the terms thereof in any material respect by the party asserting the termination right); (iii) by the MFC Board, if a condition to MFC's obligations to close, as set forth above, cannot be met on the Closing Date and is not waived; (iv) by the HMN Board, if a condition to HMN's obligations to close, as set forth above, cannot be met on the Closing Date and is not waived; (v) by the HMN Board or the MFC Board, if a final unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, the consummation of the Merger or the other transactions contemplated by the Merger Agreement shall have been entered by a court of competent jurisdiction, the OTS or other regulatory authority;
(vi) by the HMN Board or the MFC Board, if the Merger and the Merger Agreement shall have been submitted to a vote of the stockholders of MFC and shall not have been approved by the requisite vote; (vii) by the HMN Board or the MFC Board, if the MFC Board does not make to the stockholders of MFC a favorable recommendation with respect to the Merger or such recommendation is modified or withdrawn in a way detrimental to HMN (HMN and MFC agree that a determination by the MFC Board not to call the meeting of stockholders contemplated by the Merger Agreement or the cancellation or adjournment of such meeting without a vote on the Merger and the Merger Agreement being taken (except under circumstances where MFC is otherwise attempting to secure a vote of its stockholders in favor of approval and adoption of the Merger and the Merger Agreement) shall be deemed to be such a failure to make or withdrawal of such recommendation); and (viii) by the HMN Board or the MFC Board, if MFC shall have entered into a definitive agreement for an Acquisition Transaction as defined in the Merger Agreement.

                  Break-up Fee. If (i) there has been no material breach by HMN of the representations, warranties, covenants and agreements of HMN under the
Merger Agreement (an "HMN Material Breach"), (ii) the Merger Agreement is terminated because the Merger Agreement and the Merger are not approved by the stockholders of MFC, (iii) prior to such termination an Acquisition Proposal (as hereinafter defined) is outstanding, and (iv) an Acquisition Proposal, as it may be modified, or a substitute, alternative or other Acquisition Proposal, is consummated within 18 months after the Merger Agreement is terminated due to such lack of stockholder approval, then MFC will at the time of such consummation or promptly thereafter, but in no event later than three business days after receiving a written request from HMN therefor, pay to HMN a fee of
$750,000. As used herein, an "Acquisition Proposal" shall mean a publicly-announced offer, or a publicly-announced intent to make an offer, from a party other than HMN or its affiliates, to acquire MFC or the Bank in a merger, consolidation, share exchange or other business combination or joint venture, to acquire all or substantially all of the assets of MFC or the Bank or a substantial part of the assets of MFC and the Bank, taken as a whole, or to acquire at least 50% of the outstanding MFC Common Stock or at least 50% of the equity interests in the Bank, or a negotiated transaction for any of the foregoing.

                  If (i) there has been no HMN Material Breach and (ii) the Merger Agreement is terminated due to the MFC Board's failure to make a favorable recommendation of the Merger to its stockholders or due to the MFC Board entering into a definitive agreement for an Acquisition Transaction (as defined in the Merger Agreement), then MFC will promptly thereafter, but in no event later than three business days after receiving a written request by HMN therefor, pay to HMN a fee of $750,000. In addition, the Merger Agreement may be terminated by either MFC or HMN if the other party materially breaches any representation, warranty, covenant, undertaking or restriction and such breach has not been cured within thirty days after the giving of written notice.

Business Pending Consummation

                  Pursuant to terms of the Merger Agreement, MFC shall, and shall cause its subsidiaries to, conduct its businesses and the business of its subsidiaries, only in, and MFC and its subsidiaries will not take any material action except in, the ordinary course of business and consistent with prior practices.

                  The Merger Agreement contains certain restrictions upon the conduct of MFC and its subsidiaries' business pending consummation of the Merger. In particular, the Merger Agreement provides that, except as otherwise provided in the Merger Agreement or with the written consent of HMN, neither MFC, nor its subsidiaries, may directly or indirectly do any of the following:
(i) issue, sell, pledge, dispose of or encumber (A) any shares of capital stock of MFC or its subsidiaries, except upon exercise of options outstanding under the MFC Plan as of the date hereof, (B) any investment assets, loans or mortgage servicing rights of MFC or its subsidiaries other than in the ordinary course of business consistent with prior practices and not in excess of $150,000, or (C) any other assets or properties of MFC or its subsidiaries other than in the ordinary course of business and consistent with prior practices and not in excess of $10,000 in the aggregate; (ii) amend or propose to amend their respective charters or by-laws; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to their respective shares of capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire any of the shares of capital stock of MFC or its subsidiaries; or (v) agree or commit to do any of the foregoing.

                  Except as otherwise provided in the Merger Agreement or with the written consent of HMN, each of MFC and its subsidiaries will not directly or indirectly do any of the following: (i) grant, issue, sell, pledge or dispose of any options, warrants or rights of any kind to acquire any shares of any class of capital stock of MFC or either of its subsidiaries or any securities that are convertible or exchangeable therefor; (ii) acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (iii) other than short term borrowings in the ordinary course of the Bank's banking business, incur any indebtedness for borrowed money or issue any debt securities; (iv) cancel any material debts or obligations owing to it, except in connection with the ordinary course of the Bank's lending business; (v) liquidate or merge into or consolidate with any other corporation, partnership, or other business organization except for unsolicitated proposals which, in the opinion of the MFC provide higher shareholder value than the Merger and of which HMN has received a copy of such proposal (in which case MFC will promptly submit the break up fee to HMN); or (vi) agree or commit to do any of the foregoing.

                  Except as otherwise provided in the Merger Agreement or with the written consent of HMN, each of MFC and its subsidiaries will not directly or indirectly do any of the following, (i) enter into or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in, any one person, entity or obligor or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment to any one person, entity or obligor (collectively, "Lend to") in an amount in excess of $150,000, provided no such consent shall be required in respect of (A) single-family residential loans or credits not exceeding $214,600 that are saleable in recognized secondary markets pursuant to the Bank's lending policies as in effect on the date hereof, (B) any loans originated under an Iowa Housing Authority program and saleable to such agency, or (C) with the prior approval of HMN, loans or participation in loans originated by AnchorBank, S.S.B.; (ii) enter into, or increase in an amount, any commercial or multi-family real estate loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in, any commercial or multi-family real estate project or entity, or Lend to any person other than in accordance with lending policies as in effect on the date hereof, provided that the Bank may make any such loan in the event (A) the Bank has delivered to HMN or its designated representative a notice of its intention to make such loan and such information as HMN or its designated representative may reasonably require in respect thereof, and (B) HMN or its designated representative shall not have objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to HMN of the notice of intention and information as aforesaid; (iii) Lend to any person or entity, with respect to any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of the Bank; (iv) enter into any agreement or engage in any transaction which reasonably could be construed as materially affecting the asset/liability management or interest rate risk management position of the Bank, (v) materially change current deposit pricing practices or policies (in this regard, the Bank shall promptly telecopy to HMN copies of all the Bank's proposed deposit pricing), (vi) purchase, acquire or agree to offer to purchase or acquire any investment securities with a maturity in excess of three years, except for any securities, the purchase or acquisition of which is approved by HMN prior to any such purchase or acquisition; or (vii) change lending, credit, investment, liability management and other material banking policies in any respect which is material to the Bank; provided, however, that nothing in this provision shall prohibit the Bank from honoring any contractual obligation in existence on the date of the Merger Agreement;

                  Each of MFC and its subsidiaries will not enter into, amend in any material respect, terminate or waive any material right under any of its material contracts or agreements. Each of

MFC and its subsidiaries will not enter into or amend any employment, consulting, separation or termination agreement, arrangement or understanding nor take any action with respect to the grant of any separation or termination pay or with respect to any increase of benefits payable under its separation or termination pay policies or agreements or arrangements in effect as of the date of the Merger Agreement.

                  Each of MFC and its subsidiaries will not (i) hire any new executive employees, (ii) except for replacements in the ordinary course of business consistent with prior practices, hire any other new employee, (iii) except in the ordinary course of business consistent with prior practices, increase the compensation of any employee, or (iv) adopt or amend (except to comply with applicable law) any bonus, profit sharing, compensation, stock option, pension, retirement, separation, deferred compensation or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of, any employee or former employee.

                  Each of MFC and its subsidiaries will not make any capital expenditure or commitment for which it is not contractually bound at the date hereof except necessary replacements in the ordinary course of business and capital expenditures reflected in the current annual budget of the Bank (a copy of which was provided by MFC to HMN and accepted by HMN prior to the execution of the Merger Agreement).

                  Each of MFC and its subsidiaries will not knowingly take any of the foregoing actions or willfully engage in any activity, enter into any transaction or take or omit to take any other voluntary act which would make any of MFC's representations and warranties in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

                  Subject to the provisions hereof, MFC will use all reasonable efforts (i) to preserve intact the business organization of MFC and the Bank and to preserve the goodwill of those having relationships with MFC or the Bank, and
(ii) to prepare with HMN, prior to communicating with MFC's employees, depositors, borrowers and other customers, any written information regarding the Merger and continuing operations after consummation of the Merger.

Waiver

                  Prior to the Effective Time, any provision of the Merger Agreement (to the extent allowed by law) may be waived in writing by the party benefitted by the provision.

Appraisal Rights

                  Pursuant to Section 262 of the DGCL, any holder of MFC Common Stock who does not wish to accept the Per Share Merger Consideration may dissent from the Merger and elect to have the fair value of his or her shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid in cash, provided that such stockholder complies with the provisions of Section 262.

                  The following is a brief summary of the statutory procedures to be followed by a holder of MFC Common Stock in order to dissent from the Merger and perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, the text of which is attached as Appendix B to this Proxy Statement and incorporated by reference herein.

                  If any holder of MFC Common Stock elects to exercise his or her right to dissent from the Merger and demand appraisal, such stockholder must satisfy each of the following conditions:

                           (i) such  stockholder  must deliver a written  demand
                  for appraisal of his or her shares to MFC before the stockholder vote with respect to the Merger Agreement (the written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Agreement; neither voting against, abstaining from voting nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262);

                           (ii) such  stockholder  must not vote in favor of the
                  Merger Agreement (a failure to vote will satisfy this requirement, but a vote in favor of the Merger Agreement, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval and adoption of the Merger Agreement or a direction to abstain, will constitute a waiver of such stockholder's right of appraisal and will nullify any previously filed written demand for appraisal); and

                           (iii) such  stockholder must  continuously  hold such
                  shares from the date of the making of the demand through the Effective Time.

                  If any holder of MFC Common Stock fails to comply with any of these conditions and the Merger occurs, he or she will be entitled to receive the consideration provided in the Merger Agreement, and will have no appraisal rights with respect to his or her shares of MFC Common Stock.

                  All written demands for appraisal should be addressed to Marshalltown Financial Corporation, 303 West Main Street, Marshalltown, Iowa 50158, Attention: Wanda L. Evans, Corporate Secretary, before the taking of the vote concerning the Merger Agreement at the Special Meeting, and should be executed by, or on behalf of, the holder of record. Such demand must reasonably inform MFC of the identity of the stockholder and that such stockholder is thereby demanding appraisal of his or her shares.

                  To be effective, a demand for appraisal must be executed by or for the stockholder of record who held such shares on the date of making such demand, and who continuously holds such shares through the Effective Time, fully and correctly, as such stockholder's name appears on his stock certificate(s) and cannot be made by the beneficial holder if he or she does not also hold the shares of record. The beneficial holder, in such case, must have the registered owner submit the required demand in respect of such shares.

                  If MFC Common Stock is owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If MFC Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds MFC Common Stock as a nominee for others may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of MFC Common Stock in the name of such record owner.

                  Any such stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from MFC the appraisal of his or her shares of MFC Common Stock. Within 120 days after the Effective Time, but not thereafter, either MFC, or Home Federal in the event that MFC is merged with or into Home Federal concurrent with or subsequent to the Merger (collectively the "Survivor Corporation") or any holder of shares of MFC Common Stock who has complied with the requirements of Section 262, may file a petition in the Delaware Court of Chancery (the "Court of Chancery") demanding a determination of the value of the shares of MFC Common Stock held by all stockholders entitled to appraisal. The Survivor Corporation does not presently intend to file such a petition. Inasmuch as the Survivor Corporation has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the Effective Time (or at any time thereafter with the written consent of the Survivor
Corporation), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the consideration provided in the Merger Agreement.

                  Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the Survivor Corporation, upon written request, a statement setting forth the aggregate number of shares of MFC Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received along with the aggregate number of holders of such shares. The Survivor Corporation must mail such statement to the stockholder within ten days of receipt of such request.

                  If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to the Survivor Corporation, the Survivor Corporation will then be obligated within 20 days to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of such shares has not been reached. After notice to such stockholders, the Court of Chancery is empowered to conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder.

The Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

                  After determination of the stockholders entitled to an appraisal, the Court of Chancery will appraise the shares of MFC Common Stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the value is so determined, the Court will direct the payment by the Survivor Corporation of such value, with interest thereon, simple or compound, if the Court so determines, to the stockholders entitled to receive the same, upon surrender to the Survivor
Corporation by such stockholders of the certificates representing such MFC Common Stock.

                  In determining fair value, the Court of Chancery will take into account all relevant factors, and may consider proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court. Under Delaware law, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger that shed any light on future prospects of the merged corporation.

                  Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and are not the product of speculation, may be considered." Stockholders who are considering seeking an appraisal should bear in mind that the fair value of their shares of MFC Common Stock determined under Section 262 could be more than, the same as or less than the Consideration, and that an opinion of an investment banking firm as to fairness is not an opinion as to fair value under Section 262.

                  Costs of the appraisal  proceeding may be assessed against the parties thereto (i.e., the Survivor Corporation and the stockholders participating in the appraisal proceeding) by the Court of Chancery as the court deems equitable in the circumstances. Upon the application of any stockholder, the Court of Chancery may determine the amount of interest, if any, to be paid upon the value of the stock of stockholders entitled thereto. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not be entitled, after the Effective Time, to vote the stock subject to such demand for any purpose or to receive payment of dividends or any other distribution with respect to such shares (other than dividends or distributions, if any, payable to holders of record as of a record date prior to the Effective Time) or to receive the payment of the Consideration. However, if no petition for an appraisal is filed within 120 days after the Effective Time or if such stockholder delivers to the Survivor Corporation a written withdrawal of his demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Survivor Corporation, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

                  Failure to comply strictly with these procedures may cause the stockholder to lose his or her appraisal rights. Consequently, any stockholder who desires to exercise his or her appraisal rights is urged to consult a legal advisor before attempting to exercise such rights.

Expenses

                  All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses; provided, however, that any of such costs and expenses incurred by MFC or either of its subsidiaries and payable to third parties (other than HMN) in excess of $400,000 shall result in an adjustment to the amount of the Per Share Merger Consideration as follows: the amount, if any, in excess of $400,000 shall be divided by 1,534,205, and shall be subtracted from the amount of the Per Share Merger Consideration paid by HMN. MFC's expenses will include unreimbursed costs and expenses associated with clean up and remediation of the environmental contaminants detected in the soil and ground water of the Bank's facility at 29 South Center Street, Marshalltown, Iowa, except for testing and assessment expenses; however, the Bank received a letter from the State of Iowa Department of Natural Resources (the "Department") dated September 9, 1997 which stated that based upon a Tier I Report Review, the Department has assigned the site a "No Action Required" classification. As of September 30, 1997, MFC has incurred $63,282.32 in costs and expenses (including environmental liabilities) in addition to which, a completion fee payable to EVEREN, estimated to be $288,000, will be included in determining the costs and expenses attributable to the Merger Agreement and the transactions contemplated thereby. If the Per Share Merger Consideration falls below $17.25, MFC's stockholders will be resolicited for adoption of the Merger Agreement based upon the then available Per Share Merger Consideration.

Accounting Treatment

                  The Merger, if completed as proposed, will be treated as a purchase in accordance with GAAP. Accordingly, the assets and liabilities of MFC will be recorded on the books of HMN at their respective fair values at the Effective Time of consummation of the Merger.

--------------------------------------------------------------------------------
                    INFORMATION REGARDING HMN FINANCIAL, INC.
--------------------------------------------------------------------------------

                  HMN Financial, Inc. was incorporated under the laws of the State of Delaware in March 1994 for the purpose of becoming the savings and loan holding company of Home Federal in connection with Home Federal's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, pursuant to its plan of conversion. HMN has three wholly owned subsidiaries: Home Federal, Security Finance Corporation, and HMN Mortgage Services, Inc. Home Federal has two wholly owned subsidiaries, Osterud Insurance Agency, Inc. and Acquisition Co. Acquisition Co. was formed for the sole purpose of acquiring MFC.

                  At June 30, 1997, HMN had total consolidated assets of $566.9 million and consolidated stockholders equity of $81.8 million. HMN Financial, Inc. and Home Federal are headquartered in Spring Valley, Minnesota. Home Federal operates seven offices in southern Minnesota and a mortgage banking office in Eden Prairie, Minnesota.

--------------------------------------------------------------------------------
                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------


                  MFC will hold a 1998 Annual Meeting of Stockholders only if the Merger is not consummated before the time of such meeting, which is presently expected to be held in January, 1999. In order to be eligible for inclusion in MFC's proxy materials for the 1998 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at MFC's office located at 303 West Main Street, Marshalltown, Iowa 50158, no later than October 1, 1998. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

--------------------------------------------------------------------------------
                                   ACCOUNTANTS
--------------------------------------------------------------------------------



                  A representative of MFC's independent auditors, McGladrey & Pullen, LLP is expected to attend the Special Meeting to respond to appropriate questions.

--------------------------------------------------------------------------------
                                  OTHER MATTERS
--------------------------------------------------------------------------------


                  The MFC Board is not aware of any business to come before the Special Meeting other than the matter described above in this Proxy Statement. However, if any other matter should properly come before the Special Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

                  The cost of solicitation of proxies will be borne by MFC. MFC will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of MFC Common Stock. MFC has retained Kissel-Blake, Inc. to assist in the solicitation of proxies and to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to beneficial holders of MFC Common Stock for a fee of $3,500, plus expenses. In addition to solicitation by mail, directors, officers and regular employees of MFC and/or the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

--------------------------------------------------------------------------------
                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
--------------------------------------------------------------------------------

                  This Proxy Statement incorporates by reference MFC's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996 and MFC's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997 which are attached hereto as Appendix D and Appendix E, respectively.


Marshalltown, Iowa
October 8, 1997

                                 REVOCABLE PROXY
                       MARSHALLTOWN FINANCIAL CORPORATION

        [ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

                         SPECIAL MEETING OF STOCKHOLDERS
                                November 7, 1997

  The undersigned hereby appoints the Board of Directors of Marshalltown Financial Corporation (the "Corporation"), and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Corporation which the undersigned is entitled to vote at the Special Meeting of Stockholders (the "Meeting"), to be held on November 7, 1997 at the Regency Inn located at the intersection of Iowa Avenue and Highway 14, Marshalltown, Iowa, at 1:00 P.M., Marshalltown, Iowa time, and at any and all adjournments thereof, as specified. If no specification is made, the shares will be voted for adoption of the Agreement and Plan of Merger, dated as of July 1, 1997 by and among HMN Financial, Inc., Home Federal Savings Bank, a federal savings bank, HFSB Acquisition Co., and MFC (the "Merger Agreement"), pursuant to which (i) Acquisition Co., a wholly owned subsidiary of Home Federal, a wholly owned subsidiary of HMN, would merge with and into MFC (the "Merger"), as more fully described in the Proxy Statement and the Merger Agreement attached as Appendix A thereto.

1. Adoption of the Merger Agreement


                [   ] FOR      [   ] AGAINST      [   ] ABSTAIN

   In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                       ADOPTION OF THE MERGER AGREEMENT.

   THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

          Please be sure to sign and date this Proxy in the box below.

                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above

    Detach above card, sign, date and mail in postage paid envelope provided.

                       MARSHALLTOWN FINANCIAL CORPORATION

   Should the above signed be present and elect to vote at the Meeting or at any adjournment thereof, and after notification to the Secretary of the Corporation at the Meeting of the stockholder's decision to terminate this Proxy, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

   The above signed acknowledges receipt from the Corporation, prior to the execution of this Proxy, of Notice of the Special Meeting and a Proxy Statement dated October 8, 1997.

   Please sign exactly as your name appears hereon. When signing as attorney, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY

                                                                      APPENDIX A







                          AGREEMENT AND PLAN OF MERGER



                                  by and among



                              HMN FINANCIAL, INC.,


                           HOME FEDERAL SAVINGS BANK,


                              HFSB ACQUISITION CO.


                                       and


                       MARSHALLTOWN FINANCIAL CORPORATION




                                   Dated as of
                                  July 1, 1997

                                TABLE OF CONTENTS

                                                                          Page

I. CONVERSION OF SHARES....................................................A-2

    1.1 The Merger.........................................................A-2
    1.2 Effect of the Merger...............................................A-2
    1.3 Consummation of the Merger.........................................A-3
    1.4 Closing............................................................A-3
    1.5 Corporate Matters..................................................A-3
    1.6 Conversion of Securities...........................................A-3
    1.7 Payment for Shares.................................................A-5
    1.8 Lost, Stolen or Destroyed Certificate..............................A-6
    1.9 Further Action.....................................................A-6

II. REPRESENTATIONS AND WARRANTIES.........................................A-6

    2.1 Representations and Warranties of HMN..............................A-6
            (a) Organization and Compliance with Law.......................A-6
            (b) Authorization and Validity of Agreements...................A-7
            (c) No Notices or Approvals Required and No Conflicts..........A-7
            (d) Financial Ability to Perform...............................A-7
            (e) Opinion of Financial Advisor...............................A-8
            (f) Certain Fees...............................................A-8
            (g) Litigation.................................................A-8
    2.2 Representations and Warranties of Marshalltown.....................A-8
            (a) Organization and Compliance with Law.......................A-8
            (b) Capitalization.............................................A-9
            (c) Authorization and Validity of Agreements..................A-10
            (d) No Notices or Approvals Required and No Conflicts.........A-10
            (e) Marshalltown Reports and Financial Statements.............A-11
            (f) Conduct of Business in the Ordinary Course and Absence
                  of Certain Changes and Events...........................A-13
            (g) Certain Fees..............................................A-13
            (h) Litigation................................................A-14
            (i) Employee Benefit Plans....................................A-14
            (j) Taxes.....................................................A-16
            (k) Intellectual Property.....................................A-17
            (l) No Secured Debt...........................................A-17
            (m) Opinion of Financial Advisor..............................A-17
            (n) Deposit Insurance.........................................A-17
            (o) Properties................................................A-17
            (p) Insurance.................................................A-18
            (q) Affiliate Transactions....................................A-18
            (r) Environmental Matters.....................................A-18
            (s) Financial Institutions Bond...............................A-19
            (t) Loans.....................................................A-19

            (u) Absence Of Questionable Payments..........................A-20
            (v) Powers of Attorney, Guarantees............................A-20
            (w) Interest Rate Risk Management Instruments.................A-20
            (x) Mortgage Servicing Agreements.............................A-21
            (y) Regulatory Matters........................................A-21
            (z) Accuracy of Information...................................A-21

III. COVENANTS OF MARSHALLTOWN............................................A-21

    3.1 Conduct of Business by Marshalltown and Marshalltown
           Subsidiaries Pending the Merger................................A-21
    3.2 Proxy Statement...................................................A-23
    3.3 Meeting of Stockholders of Marshalltown...........................A-24
    3.4 No Solicitation of Acquisition Transactions.......................A-24
    3.5 Access to Information.............................................A-25
    3.6 Government Filings................................................A-26
    3.7 Establishment of Accruals.........................................A-26
    3.8 Filing of Tax Returns and Adjustments.............................A-26
    3.9 No Further Action Letter..........................................A-27

IV. COVENANTS OF HMN......................................................A-27

    4.1 Conduct of Business by HMN Pending the Merger.....................A-27
    4.2 Proxy Statement...................................................A-27
    4.3 Access to Information.............................................A-27
    4.4 Employee Benefits.................................................A-28
    4.5 Indemnification...................................................A-29

V. MUTUAL COVENANTS.......................................................A-29

    5.1 Expenses..........................................................A-29
    5.2 Additional Agreements.............................................A-31
    5.3 Notification of Certain Matters...................................A-31
    5.4 Agreement to Defend...............................................A-31
    5.5 Regulatory Approvals..............................................A-31

VI. CONDITIONS............................................................A-31

    6.1 Conditions to Obligations of Each Party to Effect the Merger......A-31
    6.2 Additional Conditions to Obligations of HMN.......................A-32
    6.3 Additional Conditions to Obligations of Marshalltown..............A-33

VII. MISCELLANEOUS........................................................A-33

    7.1 Termination.......................................................A-33
    7.2 Effect of Termination.............................................A-34
    7.3 Waiver and Amendment..............................................A-35
    7.4 Nonsurvival of Representations and Warranties.....................A-35
    7.5 Public Statements.................................................A-35
    7.6 Knowledge.........................................................A-35

    7.7 Assignment........................................................A-35
    7.8 Notices...........................................................A-35
    7.9 Governing Law.....................................................A-36
    7.10 Severability.....................................................A-36
    7.11 Counterparts.....................................................A-36
    7.12 Headings.........................................................A-36
    7.13 Entire Agreement.................................................A-36

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 1, 1997, by and among HMN Financial, Inc., a Delaware corporation ("HMN"), Home Federal Savings Bank, a federal savings bank ("Home Federal"), HFSB Acquisition Co., a Delaware corporation ("Sub"), and Marshalltown Financial Corporation, a Delaware corporation ("Marshalltown").

         WHEREAS, Marshalltown is the beneficial and record owner of 100% of the issued and outstanding capital stock of Marshalltown Savings Bank FSB, a federal savings bank (the "Bank"); and

         WHEREAS, Home Federal, a wholly-owned subsidiary of HMN, is the beneficial and record owner of 100% of the issued and outstanding capital stock of Sub; and

         WHEREAS, the Boards of Directors of HMN, Home Federal, Sub and Marshalltown, respectively, deem it advisable and in the best interests of their respective stockholders that Home Federal acquire Marshalltown and the Bank, pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors (and Home Federal as the sole stockholder of Sub) have approved this Agreement and the merger of Sub with and into Marshalltown (the "Merger") in accordance with the terms of this Agreement, applicable federal law and the General Corporation Law of the State of Delaware (the "Delaware Law"); and

         WHEREAS, HMN, Home Federal, Sub and Marshalltown desire to adopt a plan of reorganization, providing for the Merger pursuant to which all of the issued and outstanding shares of Common Stock, $0.01 par value per share, of Marshalltown ("Marshalltown Common Stock") will be converted into the right to receive cash (the "Merger Consideration") payable to the holder thereof in such amounts as set forth in this Agreement; and

         WHEREAS, through the Merger, Home Federal will obtain control over Marshalltown and the Bank; and immediately after the Merger, (i) Marshalltown will be liquidated (the "Liquidation"), and then (ii) the Bank will be merged with and into Home Federal (the "Subsequent Merger"); and

         WHEREAS, following the Liquidation and the Subsequent Merger, Home Federal shall be the surviving institution (sometimes hereinafter referred to as the "Resulting Institution"); and

         WHEREAS, HMN, Home Federal, Sub and Marshalltown desire to effect the Merger and the other transactions contemplated hereby; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties, covenants and agreements made by each to the others as an inducement to the consummation of the Merger and the other transactions contemplated hereby;

         NOW,   THEREFORE,   in   consideration  of  the  premises  and  of  the
representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


     I.  CONVERSION OF SHARES

         In accordance with the terms and subject to the conditions of this Agreement, HMN, Home Federal, Sub and Marshalltown shall effect the Merger as follows:

         1.1 The Merger. At the Effective Time (as defined in Section 1.3), Sub shall be merged with and into Marshalltown and the separate existence of Sub shall thereupon cease, and Marshalltown shall continue as the surviving institution (sometimes hereinafter called the "Surviving Corporation"). HMN may structure the acquisition of Marshalltown contemplated by this Agreement in any other form of reorganization or combination as HMN may elect; including (i) the merger of any direct or indirect subsidiary of HMN, other than Sub, with and into Marshalltown, (ii) the merger of Marshalltown with and into any direct subsidiary of HMN, or (iii) the conversion of Marshalltown (the "Conversion"), prior to the Merger, to a savings association to which Marshalltown will contribute all of its assets and assign all of its liabilities and obligations (including Marshalltown's obligations under this Agreement); provided that any such election shall not result in a material delay to the consummation of the transactions contemplated by this Agreement. In the event of the foregoing election by HMN, the parties hereto agree to execute an appropriate amendment to this Agreement in order to reflect such election, provided, that as a result of such election, the consideration to be received by the stockholders of Marshalltown pursuant to the terms of this Agreement shall not be changed or altered.

         1.2 Effect of the Merger. At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises, as well of a public as of a private nature, of Sub and Marshalltown (collectively, the "Constituent Corporations") and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property of each of the Constituent Corporations, real, personal and mixed, and all debts due to each of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; all assets, property, rights, privileges, powers and franchises and all and every other interest of each of the Constituent Corporations shall be thereafter the property of the Surviving Corporation as they were of the respective Constituent Corporations; and the title to any real estate vested by deed or otherwise under the laws of the United States, the State of Delaware, or other jurisdiction in each of the Constituent Corporations shall be vested in the Surviving Corporation and shall not revert or be in any way impaired by reason of the Merger; all rights of creditors and all liens upon any property of the
Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, obligations and duties of each of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the extent as if such debts, liabilities, obligations and duties had been incurred or contracted by it.

         1.3 Consummation of the Merger. As soon as is practicable on the Closing Date (as defined in Section 1.4) after all conditions to the consummation of the Merger set forth herein have been satisfied or duly waived, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware, a certificate of merger in such form as is required by, and executed, acknowledged and certified in accordance with, the Delaware Law (the time of such filing is herein referred to as the "Effective Time").

         1.4 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Faegre & Benson LLP, 2200 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, at 10:00 a.m. local time on (i) the fifth day after the latest to occur of (A) receipt of all necessary regulatory approvals and the expiration of any waiting periods imposed by law and (B) the date on which the stockholders of Marshalltown approve the Merger, or (ii) such other date and at such other time and place as HMN, Home Federal, Sub and Marshalltown shall agree (such date, the "Closing Date").

         1.5      Corporate Matters.  At the Effective Time:

                  (a) Charter. The Certificate of Incorporation of the Sub, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

                  (b) By-Laws. The By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

                  (c) Board of Directors. Subject to obtaining any requisite approval of the Office of Thrift Supervision of the Department of the Treasury (the "OTS"), the directors of the Surviving Corporation shall consist of the directors on the Board of Directors of Sub, subject to the right of the shareholder of the Surviving Corporation to remove and elect such directors.

                  (d) Officers. The officers of the Surviving Corporation immediately after the Effective Time shall be the officers of the Sub, and such other officers as the Board of Directors of the Surviving Corporation may elect on the Closing Date, until their successors are elected and qualified, and subject to the right of the Board of Directors of the Surviving Corporation to remove and elect officers after the Closing Date.

         1.6 Conversion of Securities. In accordance with the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any of the following securities:

                  (a) Marshalltown Common Stock. Each share of Marshalltown Common Stock outstanding immediately prior to the Effective Time (except for shares owned of record by HMN or any affiliate and except for Dissenting Shares (as defined in Section 1.6(e)), including shares of Marshalltown Common Stock issued pursuant to the Marshalltown 1994 Recognition and Retention Plan (the "RRP"), which shares shall become fully vested and nonforfeitable as of the Effective Time, shall be automatically converted into the right to receive, in cash, the Merger Consideration payable to the holder thereof (pro rated for fractional shares, if any) without interest thereon. Subject to the terms and conditions of this Agreement, including Section 5.1(a), the Merger Consideration shall be $17.51 per share of Marshalltown Common Stock. The certificates representing outstanding shares of Marshalltown Common Stock shall, after the Effective Time, represent only the right to receive the per share Merger Consideration from Home Federal. Each holder of Marshalltown Common Stock, upon surrender to Registrar and Transfer Company, (the "Paying Agent"), in proper form for cancellation, of the stock certificate or certificates representing such shares of Marshalltown Common Stock, shall be entitled to receive a check from the Paying Agent in an appropriate amount of Merger Consideration for such shares. Until so presented and surrendered in exchange for the Merger Consideration, each certificate which represented issued and outstanding shares of Marshalltown Common Stock (other than Dissenting Shares) shall be deemed for all purposes to evidence ownership of the Merger Consideration. After the Effective Time, there shall be no transfer on the stock transfer books of shares of Marshalltown Common Stock. No interest shall accrue or be payable with respect to the Merger Consideration.

                  (b) Marshalltown Options. Each option granted under the Marshalltown 1994 Stock Option and Incentive Plan (the "Marshalltown Plan") issued and outstanding immediately prior to the Effective Time shall be canceled and be converted into the right to receive, in cash, the difference between the Merger Consideration per share and the applicable option exercise price per share (subject to all applicable tax withholding requirements). Upon surrender to the Paying Agent of the applicable option agreement, each holder shall be entitled to receive a check from the Paying Agent in an appropriate amount for such option. Schedule 1.6(b) is a true and complete list of all such options identifying (i) the name of the option holder, (ii) the number of options held, and (iii) the exercise price.

                  (c) Marshalltown Common Stock held by HMN. Each share of Marshalltown Common Stock issued and owned of record by HMN, Home Federal or any affiliate of HMN or Home Federal at the Effective Time shall be canceled and retired, and no securities shall be issuable and no cash paid with respect thereto.

                  (d) Sub Common Stock. Each share of common stock of Sub issued and outstanding at the Effective Time shall, without any action on the part of the holder thereof, continue as one share of the common stock of the Surviving Corporation and all of such shares of common stock of the Surviving Corporation shall be owned by Home Federal.

                  (e)      Dissenting Shares.

                           (i)  Notwithstanding  any provision of this Agreement
to the contrary, the holder (a "Dissenting Shareholder") of any shares of Marshalltown Common Stock who has demanded and perfected such holder's demand for appraisal of said shares (the "Dissenting Shares") in accordance with the provisions of applicable law (if applicable law provides such rights) and at the Effective Time has neither effectively withdrawn nor lost his or her right to such appraisal, shall not have a right to receive the Merger Consideration for such Dissenting Shares pursuant to Section 1.6(a) above and shall only be entitled to such rights as are granted by applicable law. Home

Federal or the Surviving Corporation shall make any and all payments due to holders of Dissenting Shares.

                           (ii)   Notwithstanding   the  provisions  of  Section
1.6(e)(i) above, if any Dissenting Shareholder demanding appraisal of such Dissenting Shareholder's Dissenting Shares under applicable law shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6(a) upon surrender of the certificate or certificates representing such Dissenting Shares.

                           (iii)  Marshalltown  shall give HMN prompt  notice of
any demands by a Dissenting Shareholder for payment, or notices of intent to demand payment received by Marshalltown, and HMN shall have the right to participate in all negotiations and proceedings with respect to such demands. Marshalltown shall not, except with the prior written consent of HMN, make any payment with respect to, or settle, or offer to settle, any such demands.

         1.7 Payment for Shares. At and from time to time after the Effective Time, Home Federal shall make available or cause to be made available to the Paying Agent amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Merger Consideration hereof to holders of shares of Marshalltown Common Stock issued and outstanding immediately prior to the Effective Time. As soon as practicable after the Effective Time, Home Federal shall cause to be mailed to each person (or otherwise to be delivered to each person, at such person's expense, who requests delivery) who was, at the Effective Time, a holder of record of issued and outstanding shares of Marshalltown Common Stock (other than Dissenting Shares), a letter of transmittal and instructions for use in effecting the surrender of the certificate(s) which, immediately prior to the Effective Time, represented such shares. Upon surrender to the Paying Agent of such certificates (or, in accordance with Section 1.8, such documentation as is acceptable to and required by the Paying Agent with respect to lost certificates), together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Paying Agent shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. If payment is to be made to a person other than the registered holder of the certificate(s) surrendered, it shall be a condition of such payment that the certificate(s) so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate(s) surrendered or established to the satisfaction of Home Federal or the Paying Agent that such tax has been paid or is not applicable. 180 days following the Effective Time, Home Federal shall be entitled to cause the Paying Agent to deliver to Home Federal any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing shares of Marshalltown Common Stock outstanding at the Effective Time, and thereafter such holder shall be entitled to look to Home Federal only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding anything in this Section 1.7 or elsewhere in this Agreement to the contrary, neither the Paying Agent nor any party hereto shall be liable to a former holder of shares of Marshalltown Common Stock for any cash delivered to a public official pursuant to applicable escheat or abandoned property laws. The Paying Agent shall also deliver to Home Federal a certified list of the names and addresses of all former registered holder of shares of Marshalltown Common Stock who have not then surrendered their certificates to receive the Merger Consideration to which they are entitled. Except as otherwise provided therein or in the letter of transmittal, Home Federal shall pay all charges and expenses, including those of the Paying Agent, in connection with the payment of the Merger Consideration in exchange for shares of Marshalltown Common Stock.

         1.8 Lost, Stolen or Destroyed Certificate. In the event that any certificate evidencing shares of Marshalltown Common Stock shall be alleged to have been lost, stolen or destroyed, the Paying Agent shall pay the Merger Consideration in exchange for such alleged lost, stolen or destroyed certificate, upon the making of an affidavit of such allegation by the record holder thereof; provided however, that Home Federal may, in its discretion and as a condition precedent to the issuance thereof, require such holder of such alleged lost, stolen or destroyed certificate to deliver a bond in such sum as Home Federal may reasonably direct as indemnity against any claim that may be made against Home Federal or the Paying Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

         1.9 Further Action. Each of HMN, Home Federal, Sub and Marshalltown shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving
Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Constituent Corporations, the directors and officers of each of the Constituent Corporations are fully authorized and empowered in the name and on behalf of their respective corporation or otherwise to take, and shall take, all such further action.


II.      REPRESENTATIONS AND WARRANTIES

         2.1 Representations and Warranties of HMN. HMN, Home Federal and Sub each hereby represent and warrant to Marshalltown that:

                  (a) Organization and Compliance with Law. Each of HMN and its direct and indirect subsidiaries (all such direct and indirect subsidiaries, including without limitation Home Federal and Sub, sometimes collectively referred to as the "HMN Subsidiaries") is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and corporate authority and all requisite governmental and other authorizations to own, lease and operate its assets and properties and to carry on its business as now being conducted, except such governmental and other authorizations (if any) where the failure to have such authorizations does not and would not, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of HMN and the HMN Subsidiaries, taken as a whole. HMN and Sub are incorporated in the State of Delaware. Except as disclosed in a disclosure letter delivered by HMN to Marshalltown prior to the date hereof (the "HMN Disclosure Letter"), each of HMN, Home Federal and Sub possesses all material permits, licenses, authorizations, certificates, franchises, orders, consents or other indicia of authority required by any governmental, administrative or regulatory authority or agency and is in compliance with all applicable laws, judgments, orders, decrees, rules and regulations.

                  (b) Authorization and Validity of Agreements. HMN, Home Federal and Sub have all requisite power and authority to enter into this Agreement and to perform their respective obligations hereunder, the execution and delivery by HMN, Home Federal and Sub of this Agreement and the consummation by HMN, Home Federal and Sub of the transactions contemplated hereby have been duly authorized by all requisite action. This Agreement has been duly executed and delivered by HMN, Home Federal and Sub and is the valid and binding obligation of HMN, Home Federal and Sub, enforceable against HMN, Home Federal and Sub in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

                  (c) No Notices or Approvals Required and No Conflicts. None of the execution and delivery of this Agreement by HMN, Home Federal or Sub, the performance by HMN, Home Federal or Sub of their respective obligations hereunder, or the consummation by HMN, Home Federal or Sub of the transactions contemplated hereby will:

                           (i) conflict with the charter or by-laws of HMN, Home
Federal or Sub;

                           (ii) assuming  satisfaction of the  requirements  set
forth in Clause (iii) (A) and (B) below, violate any provision of law applicable to HMN, Home Federal or Sub;

                           (iii)  require any consent or approval  of, or filing
with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to HMN, Home Federal or Sub, except for (A) requirements arising under the Home Owners Loan Act, as amended (the "HOLA"), the Savings and Loan Holding Company Act, as amended (the "SLHC Act") and the Federal Deposit Insurance Act, as amended (the "FDI Act") and (B) the filing of this Agreement or a certificate of merger in accordance with the Delaware Law and applicable federal law; or

                           (iv) require any consent,  approval or notice  under,
or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any assets, properties or business of HMN, Home Federal or Sub under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, order, judgment or decree to which HMN, Home Federal or Sub is a party or by which HMN, Home Federal or Sub or any of the assets or properties thereof is bound or encumbered.

                  (d) Financial Ability to Perform. Home Federal has cash funds available sufficient to make all cash payments required to be made hereby for the shares of Marshalltown Common Stock in the Merger.

                  (e) Opinion of Financial Advisor. HMN has received a written opinion, in a form reasonably acceptable to HMN, from Capital Resources Group, Inc., to the effect that the Merger is fair, from a financial point of view, to the stockholders of HMN.

                  (f) Certain Fees. Except for Capital Resources Group, Inc., none of HMN, Home Federal, Sub or any of their respective directors, officers, employees, agents or representatives, on behalf of HMN, Home Federal or Sub or their respective boards of directors, or any committee thereof, has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

                  (g) Litigation. There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of HMN, threatened against or affecting HMN or any of the HMN Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Federal, state, municipal, regulatory or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, either individually or in the aggregate, that would reasonably be expected to delay materially or prevent the consummation of the Merger.

         2.2 Representations and Warranties of Marshalltown. Marshalltown hereby represents and warrants to HMN, Home Federal and Sub that:

                  (a) Organization and Compliance with Law. Marshalltown is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Bank is a wholly-owned subsidiary of Marshalltown. The Bank is a federal stock savings bank organized, validly subsisting and in good standing under the laws of the United States. The Bank is the only subsidiary of Marshalltown. MSL Financial Corporation ("MSL") is a corporation duly organized, validly existing and in good standing under the laws of Iowa. MSL is a wholly-owned subsidiary of the Bank. MSL is the only subsidiary of the Bank. Except for (i) common stock of the Federal Home Loan Bank of Des Moines,
(ii) readily marketable securities owned by Marshalltown or the Marshalltown Subsidiaries in the ordinary course of their respective businesses, and (iii) limited partnership interests in Douglas Wood Limited Partnership and Southbrook Green Limited Partnership, none of Marshalltown, the Bank or MSL is a partner, investor, security holder or a party to any joint venture, partnership, corporation or other entity, or have any obligations to make capital contributions. Marshalltown, the Bank and MSL have all requisite power and authority and all requisite governmental and other authorizations to own, lease and operate their respective assets and properties and to carry on their respective businesses as now being conducted. The Bank and MSL are sometimes hereinafter called the "Marshalltown Subsidiaries". Each of Marshalltown and the Marshalltown Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, results of operations or business of Marshalltown or the Marshalltown Subsidiaries. Marshalltown is registered as a savings and loan holding company with the OTS under the SLHC Act. Except as disclosed in a disclosure letter delivered by Marshalltown to HMN prior to the date hereof (the "Marshalltown Disclosure Letter"), Marshalltown and the Marshalltown Subsidiaries each possess all material permits, licenses, authorizations, certificates, franchises, orders, consents or other indicia of authority required by any governmental, administrative or regulatory authority or agency and is in compliance with all applicable laws, judgments, orders, decrees, rules and regulations. Marshalltown has heretofore delivered to HMN true and complete copies of its certificate of incorporation and by-laws and of the charter and by-laws of the Marshalltown Subsidiaries, in each case, as in existence on the date hereof.

                  (b)      Capitalization.

                           (i) The  authorized  capital  stock  of  Marshalltown
consists of 3,250,000 shares of Marshalltown Common Stock and 250,000 shares of Preferred Stock, $0.01 par value per share ("Marshalltown Preferred Stock"). As of March 31, 1997, there were issued and outstanding 1,411,475 shares of Marshalltown Common Stock (including 18,974 shares of Marshalltown Common Stock issued pursuant to the terms of the RRP) and no shares of Marshalltown Preferred Stock. As of March 31, 1997, Marshalltown had 383 record stockholders. Except as disclosed in the Marshalltown Disclosure Letter, since such date no shares of Marshalltown Common Stock or Marshalltown Preferred Stock have been issued. All outstanding shares of Marshalltown Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to any preemptive rights. Marshalltown and the Marshalltown Subsidiaries are not parties to, nor is Marshalltown aware of, any voting agreement, voting trust or similar agreement, arrangement or understanding relating to any class of capital stock of, or any agreement, arrangement or understanding providing for registration rights with respect to any class of capital stock or other securities of, Marshalltown or either of the Marshalltown Subsidiaries.

                           (ii) As of the date hereof, there are pursuant to the
terms of the Marshalltown Plan, outstanding options to purchase an aggregate of not more than 122,730 shares of Marshalltown Common Stock at an exercise price per share of $8.00. Other than these options, and any shares of Marshalltown Common Stock issued pursuant to any of the foregoing, there are not now, and at the Effective Time there will not be, any outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Marshalltown, or contracts, agreements, arrangements or understandings to which Marshalltown is a party, or by which it is or may be bound, to issue additional shares of any class of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any additional shares of any class of capital stock of Marshalltown. Marshalltown has heretofore delivered to HMN a true and complete copy of the Marshalltown Plan and of each of the option agreements thereunder, in each case as in existence on the date hereof.

                           (iii) The  shares of  capital  stock or other  equity
securities of the Marshalltown Subsidiaries are collectively referred to herein as the "Marshalltown Subsidiary Shares". All outstanding Marshalltown Subsidiary Shares are validly issued, fully paid and nonassessable and owned beneficially and of record directly or indirectly by Marshalltown, free and clear of all liens, pledges, security interests, claims or other encumbrances. There are not now, and at the Effective Time there will not be, any (A) outstanding Marshalltown Subsidiary Shares that are owned of record or beneficially by any person or entity other than Marshalltown or the Bank, or

(B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Marshalltown Subsidiaries, or contracts, agreements, arrangements or understandings to which Marshalltown or the Marshalltown Subsidiaries is a party, or by which any thereof is or may be bound, to issue additional shares of any class of capital stock or options, warrants, scrip or rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of either of the Marshalltown Subsidiaries.

                  (c)      Authorization and Validity of Agreements.

                           (i)  Subject to approval  of this  Agreement  and the
Merger by the stockholders of Marshalltown as provided for in Section 3.3, (x) Marshalltown has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder, and (y) the execution and delivery by Marshalltown of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action.

                           (ii) On or prior to the date hereof, the Marshalltown
Board of Directors (the "Marshalltown Board") has determined to recommend approval of this Agreement and the Merger to the stockholders of Marshalltown, and such determination is in effect as of the date hereof. The affirmative vote of holders of a majority of the outstanding shares of Marshalltown Common Stock is the only vote necessary to approve the Merger and this Agreement. As of the date of this Agreement, neither Marshalltown nor any director, officer or representative thereof is soliciting, initiating or engaged in any discussions or other negotiations with or providing any information to any third party concerning any possible Acquisition Transaction (as defined in Section 3.4).

                           (iii)  This  Agreement  has been  duly  executed  and
delivered  by  Marshalltown   and  is  the  valid  and  binding   obligation  of
Marshalltown, enforceable against Marshalltown in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

                  (d) No Notices or Approvals Required and No Conflicts. None of the execution and delivery of this Agreement by Marshalltown, the performance by Marshalltown of its obligations hereunder or the consummation by Marshalltown of the transactions contemplated hereby will:

                           (i) conflict with the certificate of incorporation or
by-laws of Marshalltown or with the charter or by-laws of the Marshalltown Subsidiaries;

                           (ii) assuming  satisfaction of the  requirements  set
forth in Clause (iii) (A), (B) and (C) below, violate any provision of law applicable to Marshalltown or the Marshalltown Subsidiaries;

                           (iii)  require any consent or approval  of, or filing
with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Marshalltown or the Marshalltown Subsidiaries, except for (A) requirements of Federal and state securities laws, (B) requirements arising under the HOLA, the SLHC Act, and the FDI Act and (C) the filing of this Agreement or a certificate of merger in accordance with the Delaware Law and applicable federal law; or

                           (iv) require any consent,  approval or notice  under,
or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any assets, properties or business of Marshalltown or the Marshalltown Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, order, judgment or decree to which Marshalltown or either of the Marshalltown Subsidiaries is a party or by which Marshalltown or either of the Marshalltown Subsidiaries or any of the assets or properties thereof is bound or encumbered, except those disclosed in the Marshalltown Disclosure Letter or those which the violation, breach, conflict or default of which would not have a material adverse effect on the financial condition, results of operations or business of Marshalltown and the Marshalltown Subsidiaries, taken as a whole.

                  (e)      Marshalltown Reports and Financial Statements.

                           (i)  Each  of  Marshalltown   and  the   Marshalltown
Subsidiaries has filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act") and the Securities Exchange Act of 1934, as amended (the "1934 Act"). All reports, registration statements and other filings (including all exhibits, notes and schedules thereto and documents incorporated by reference therein) filed by Marshalltown and the Marshalltown Subsidiaries with the SEC, together with any amendments thereto, including, when filed, the Proxy Statement (as defined in Section 3.2), together with any amendments thereto, insofar as the Proxy Statement contains data and information with respect to Marshalltown or the Marshalltown Subsidiaries, are herein sometimes collectively referred to as the "Marshalltown SEC Reports". Marshalltown has heretofore delivered to HMN true and complete copies of all of the Marshalltown SEC Reports that have been filed with the SEC prior to the date hereof. As of (A) with respect to all of the Marshalltown SEC Reports other than registration statements filed under the 1933 Act, the respective dates of their filing with the SEC, and (B) with respect to all registration statements filed under the 1933 Act, their respective effective dates, the Marshalltown SEC Reports complied or will comply, as the case may be, in all material respects with the rules and regulations of the SEC and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

                           (ii) All material contracts, agreements, arrangements
and understandings of Marshalltown have been disclosed in the Marshalltown SEC Reports filed with the SEC or in the Marshalltown Disclosure Letter except for those contracts, agreements, arrangements and understandings that have already been fully performed and as to which there are not contingent liabilities on the part of Marshalltown.

                           (iii)   The   consolidated    financial    statements
(including any related notes or schedules) included in Marshalltown's Annual Report on Form 10-KSB for the year ended September 30, 1996 (the "Marshalltown 10-K") and Marshalltown's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1996 (the "Marshalltown 10-Q"), as filed with the SEC, were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and fairly present the consolidated financial position of Marshalltown and its consolidated subsidiaries as of September 30, 1995 and 1996 and December 31, 1996 and the consolidated results of their operations and cash flows for each of the two years in the two-year period ended September 30, 1996 and each of the three months ended December 31, 1995 and 1996. The independent auditors who certified any financial statements and supporting schedules included or incorporated by reference in the Marshalltown SEC Reports are independent certified public accountants with respect to Marshalltown as required by the rules and regulations of the SEC. Subject to the provisions of Section 3.7, all of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in the consolidated financial statements of Marshalltown in accordance with generally accepted accounting principles are reflected, disclosed or reserved against in the consolidated financial statements, and Marshalltown and its consolidated subsidiaries have no other obligations or liabilities except liabilities incurred since the date of its last audited annual consolidated financial statements, in the ordinary course of business, or in connection with the transactions contemplated by this Agreement.

                           (iv)  Marshalltown  has furnished HMN with  unaudited
statements of financial condition, operations and various supporting financial schedules as of, and for the periods ending on, each of the last two fiscal quarters, all as included in the Thrift Financial Reports ("TFR's") provided to the OTS. Marshalltown and the Bank have also provided HMN with all management letters from Marshalltown's independent certified public accountants since December 31, 1990. The TFR's present fairly the financial condition and results of operations of the Bank at the dates thereof, in accordance with the instructions for preparing TFR's and, where applicable, with generally accepted accounting principles consistently applied.

                           (v) Since December 31, 1990, each of Marshalltown and
the Marshalltown Subsidiaries has filed all reports and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with federal and other banking, thrift or other regulatory authorities (the "Marshalltown Regulatory Filings"), and all of the Marshalltown Regulatory Filings filed prior to the date hereof complied, and all such filings made hereafter prior to the Effective Time will comply, in all material respects with applicable laws, rules and regulations, and, except as disclosed in the Marshalltown Disclosure Letter, there are no material open or unresolved issues raised by any regulatory authority with respect to any of such filings. Neither Marshalltown nor the Bank is subject to any cease and desist order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of savings and loan associations or savings and loan holding companies or engaged in the insurance of savings and loan deposits, nor has Marshalltown been advised by any such authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

                  (f) Conduct of Business in the Ordinary Course and Absence of Certain Changes and Events.

                           (i) Except as  contemplated  by this  Agreement or as
disclosed in the Marshalltown SEC Reports filed with the SEC prior to the date hereof or in the Marshalltown Disclosure Letter, since September 30, 1996, Marshalltown and the Marshalltown Subsidiaries have taken no action of the type referred to in Section 3.1 and there has not been any material adverse change in the financial condition, results of operations or business of Marshalltown or the Marshalltown Subsidiaries, and there has not been any condition, event or development that is reasonably expected by Marshalltown to result in a material adverse change in the financial condition, results of operations or business of Marshalltown or the Marshalltown Subsidiaries. Marshalltown and the Marshalltown Subsidiaries are not parties to any collective bargaining agreement and believe that their relations with their employees are generally satisfactory. Since September 30, 1996, no significant labor dispute with any employees of Marshalltown or the Marshalltown Subsidiaries or union organizing effort has existed or, to the knowledge of Marshalltown, is imminent or threatened.


                           (ii)  None  of  Marshalltown   or  the   Marshalltown
Subsidiaries is in violation of its charter or by-laws or in default in the performance of, and no event has occurred that, with notice or lapse of time or both, would constitute a default in the performance of, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, order, judgment or decree to which Marshalltown or either of the Marshalltown Subsidiaries is a party or by which Marshalltown or either of the Marshalltown Subsidiaries or any of the assets or properties thereof is bound or encumbered, except for such defaults that do not and would not have a material adverse effect on the financial condition, results of operations or business of Marshalltown and the Marshalltown Subsidiaries, taken as a whole.

                  (g) Certain Fees. With the exception of the engagement by Marshalltown of EVEREN Securities, Inc., none of Marshalltown, the Marshalltown Subsidiaries, their respective directors, officers, employees, agents or representatives, on behalf of Marshalltown or either of the Marshalltown Subsidiaries, or their respective boards of directors, or any committee thereof, has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

                  (h) Litigation. Except as disclosed in the Marshalltown SEC Reports filed with the SEC prior to the date hereof or in the Marshalltown Disclosure Letter, there are to the knowledge of Marshalltown no claims, actions, suits, investigations or proceedings pending or threatened to which Marshalltown or either of the Marshalltown Subsidiaries is a party or to which any of their respective assets or properties is effected, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located.

                  (i)      Employee Benefit Plans.

                           (i) The Marshalltown Disclosure Letter lists (A) each
employee bonus, incentive, deferred compensation, stock purchase, stock appreciation right, stock option and severance pay plan, (B) each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan, and (C) every other employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively, "Marshalltown Benefit Plans"), which Marshalltown or the Marshalltown Subsidiaries maintains or to which Marshalltown or the Marshalltown Subsidiaries contributes on behalf of current or former employees. Except as disclosed in the Marshalltown Disclosure Letter, all of the Marshalltown Benefit Plans comply and have at all times complied with all applicable requirements of ERISA and all other applicable federal and state laws, including without limitation the reporting and disclosure requirements of Part 1 of Title I of ERISA. Each of the Marshalltown Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has been determined by the Internal Revenue Service (the "IRS") to qualify under Section 401(a) of the Code, and, except as disclosed in Marshalltown Disclosure Letter, there exist no circumstances that would adversely affect the qualified status of any such Marshalltown Benefit Plan under that section. Except as set forth in the Marshalltown Disclosure Letter, there is no pending or, to the knowledge of Marshalltown, threatened litigation, governmental proceeding or investigation against or relating to any Marshalltown Benefit Plan, and to the knowledge of Marshalltown there is no reasonable basis for any material proceedings, claims, actions or proceedings against any Marshalltown Benefit Plan. Except as set forth in the Marshalltown Disclosure Letter, no Marshalltown Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such plan, and no Marshalltown Benefit Plan has engaged in a transaction involving the purchase or sale of employer securities by such plan from or to a "disqualified person" (within the meaning of Section 4975 of the Code). Neither Marshalltown nor the Marshalltown Subsidiaries has incurred any "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived, with respect to any Marshalltown Benefit Plan.

                           (ii) All  Marshalltown  Benefit  Plans that are group
health plans, within the meaning of Section 4980E of the Code or Section 601 of ERISA, have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable. To the best of Marshalltown's knowledge, all group health plans maintained by Marshalltown or the Marshalltown Subsidiaries have been operated in full compliance with the provisions of Part VII of ERISA and Subtitle K of the Code, to the extent that such provisions apply to the group health plan.

                           (iii) Marshalltown has delivered to HMN copies of (A)
each Marshalltown Benefit Plan, (B) current summary plan descriptions of each Marshalltown Benefit Plan for which they are required, (C) each trust agreement, insurance policy or other instrument relating to the funding of any Marshalltown Benefit Plan, (D) the three most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or United States Department of Labor with respect to each Marshalltown Benefit Plan for which they are required, (E) the most recent determination letter issued by the IRS with respect to each Marshalltown Benefit Plan that is intended to qualify under Section 401 of the Code, (F) the three most recent available financial statements for each Marshalltown Benefit Plan that has assets, and (G) the three most recent audited financial statements for each Marshalltown Benefit Plan for which audited financial statements are required by ERISA.

                           (iv) The Marshalltown Disclosure Letter describes any
obligation that Marshalltown or the Marshalltown Subsidiaries has to provide health and welfare benefits to retirees and other former employees or their dependents (other than rights arising solely under Section 601 of ERISA or Section 4980B of the Code) including information as to the number of retirees, other former employees and dependents entitled to such coverage and their ages.

                           (v) With  respect to each  Marshalltown  Benefit Plan
that is an "employee pension benefit plan", as defined in Section 3(2) of ERISA (collectively, "Marshalltown Pension Plans"), Marshalltown and the Marshalltown Subsidiaries have fulfilled their respective obligations to the extent applicable under the minimum funding requirements of Section 302 of ERISA and
Section 412 of the Code with respect to the Marshalltown Pension Plans. Marshalltown and the Marshalltown Subsidiaries have paid all premiums, if any, that have become due to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any of the Marshalltown Pension Plans.

                           (vi)  None  of  Marshalltown   or  the   Marshalltown
Subsidiaries has, or within the past five years has had, any obligation to contribute to any "multiemployer plan", as defined in Section 3(37) of ERISA, and none of Marshalltown or the Marshalltown Subsidiaries has incurred, and no event has occurred that might reasonably be expected to result in, any material liability under Title IV of ERISA (excluding liability for required premium payments to the Pension Benefit Guaranty Corporation ("PBGC")) in connection with any such multiemployer plan or any of the Marshalltown Pension Plans that is subject to Title IV of ERISA.

                  (j)      Taxes.

                           (i)   Except  as   disclosed   in  the   Marshalltown
Disclosure Letter, all returns and reports, including without limitation information and withholding returns and reports (collectively, "Tax Returns") of or relating to any foreign, Federal, state, local or other income, premium, property, sales, excise and other taxes of any nature whatsoever, including any interest, penalties and additions to tax in respect thereof ("Tax" or "Taxes") heretofore required to be filed by Marshalltown or the Marshalltown Subsidiaries have been duly filed on a timely basis. To the knowledge of Marshalltown, all such Tax Returns were complete and accurate in all material respects. Each of Marshalltown and the Marshalltown Subsidiaries has paid or made adequate provision for the payment of all Taxes reflected in such Tax Returns.

                           (ii) As of the date of this  Agreement  there  are no
audits or administrative proceedings, court proceedings or claims pending against Marshalltown or the Marshalltown Subsidiaries with respect to any Taxes, no assessment, deficiency or adjustment has been asserted or, to the knowledge of Marshalltown, proposed with respect to any Tax Return of or with respect to Marshalltown or the Marshalltown Subsidiaries and there are no liens for Taxes upon the assets or properties of Marshalltown or the Marshalltown Subsidiaries, except liens for Taxes not yet delinquent.

                           (iii)  Except  as   disclosed  in  the   Marshalltown
Disclosure Letter, there are not in force any waivers or agreements, arrangements or understandings by or with respect to Marshalltown or the Marshalltown Subsidiaries of or for an extension of time for the assessment or payment of any Taxes. Neither Marshalltown nor the Marshalltown Subsidiaries has received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes. Except as disclosed in the Marshalltown Disclosure Letter, neither Marshalltown nor the Marshalltown Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Marshalltown or the Marshalltown Subsidiaries, and to the knowledge of Marshalltown the IRS has not proposed any such adjustment or change in accounting method. For purposes of this Section 2.2(j), the term "Marshalltown Subsidiaries" shall include former subsidiaries of Marshalltown for the periods during which any such subsidiaries were owned directly or indirectly by Marshalltown.

                           (iv)  Each  of  Marshalltown   and  the  Marshalltown
Subsidiaries has withheld and paid all Taxes that, to the knowledge of Marshalltown, are required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

                           (v) Neither  Marshalltown nor any of the Marshalltown
Subsidiaries has filed a consent under Section 341(f) of the Code. Marshalltown and the Marshalltown Subsidiaries are parties to Tax allocation and Tax sharing arrangements among them, all of which arrangements have heretofore been disclosed to HMN by Marshalltown.

                           (vi) The Bank has not taken any  voluntary  action to
cause the bad debt reserve created under Section 593 of the Code to be recaptured as taxable income to the Bank.

                  (k) Intellectual Property. As of the date of this Agreement, Marshalltown and the Marshalltown Subsidiaries own or are otherwise duly authorized or entitled to utilize all trademarks, service marks, trade names, licenses, designs, copyrights, processes, patents, or applications therefor, and other intellectual property rights as are presently used in, or necessary for, the conduct of the business of Marshalltown and the Marshalltown Subsidiaries as presently conducted, except where the failure to have such ownership or authorization or entitlement does not and would not, individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Marshalltown and the Marshalltown Subsidiaries, taken as a whole. Since December 31, 1990, to the knowledge of Marshalltown, there has not been any violation or infringement by Marshalltown or either of the Marshalltown Subsidiaries of any intellectual property right of any other person, or any claim of such infringement, that has not been resolved and is continuing, and none of Marshalltown or the Marshalltown Subsidiaries has given to or made with any other person any indemnification, forbearance to sue or settlement for infringement of any intellectual property right.

                  (l) No Secured Debt. Except as set forth in the Marshalltown Disclosure Letter, there is not now, and there will not be immediately prior to the Effective Time, any secured debt (including capitalized leases) of Marshalltown or the Marshalltown Subsidiaries, except for capitalized leases of Marshalltown and the Marshalltown Subsidiaries reflected on the consolidated financial statements of Marshalltown, and, in either case, the existence of which does not violate the terms of any material note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment to which Marshalltown or either of the Marshalltown Subsidiaries is a party or by which Marshalltown or either of the Marshalltown Subsidiaries or any of their assets or properties thereof is bound or encumbered.

                  (m) Opinion of Financial Advisor. The Marshalltown Board has received from EVEREN Securities, Inc. a written opinion, dated on or prior to the date of this Agreement, to the effect that the Merger Consideration is fair to the stockholders of Marshalltown from a financial point of view.

                  (n) Deposit Insurance. The customer deposits held by the Bank are insured by the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC") in accordance with the FDI Act. The Bank has paid all assessments and filed all reports required by the FDI Act.

                  (o) Properties. Except for property owned through foreclosure that is, as of the date of this Agreement, under contract to be sold, or as disclosed in the Marshalltown Disclosure Letter, the Bank has good and marketable title, free and clear of any mortgage, pledge, lien, charge or other encumbrance, to all of its real or personal property reflected on the most recent consolidated financial statements of Marshalltown and the Marshalltown Subsidiaries, except for (i) liens for current taxes not yet delinquent or taxes reflected on the most recent consolidated financial statements of Marshalltown and the Marshalltown Subsidiaries; (ii) such imperfections of title, encumbrances and easements, if any, as are not individually or in the aggregate substantial or material in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of such properties; and
(iii)  dispositions  of such  property  or  assets  in the  ordinary  course  of business. The structure and other improvements to real estate, furniture, fixtures and equipment, are in good operating condition and repair (ordinary wear and tear excepted) and, to the knowledge of the Bank, comply in all material respects with all applicable laws, ordinances and regulations, including, without limitation, all building codes, zoning ordinances and other similar laws. The Bank owns or has the right to use all real and personal property used in its business as conducted on the date hereof. Each lease pursuant to which Bank as lessee, leases real or personal property, is valid and in effect in accordance with its respective terms, and there is not, under any of such leases, on the part of the lessee any material existing default or any event which with notice or lapse of time, or both, would constitute such a default, other than defaults which would not individually or in the aggregate have a material adverse effect on the financial condition, results of operations or business of the Bank. The Marshalltown Disclosure Letter identifies all parcels of real estate owned, leased or controlled by Marshalltown or either of the Marshalltown Subsidiaries, including without limitation, real estate managed, owned or controlled in connection with the Bank's lending or financing operations.

                  (p) Insurance. Disclosed in the Marshalltown Disclosure Letter is a listing of all insurance policies owned by Marshalltown, or the Marshalltown Subsidiaries. Such policies are in effect and full force pursuant to their terms. No notices of cancellation have been received in connection therewith.

                  (q) Affiliate Transactions. Except as disclosed in the Marshalltown Disclosure Letter, none of the executive officers or directors of Marshalltown and the Marshalltown Subsidiaries, or any member of their immediate families (which for purposes hereof shall mean a spouse, minor child or adult child living at the home of any such officer or director), or any entity which any of such persons "controls" (with the meaning of Regulation O of the Federal Reserve Board), has any loan agreement, note or borrowing arrangement or any other agreement with Marshalltown or either of the Marshalltown Subsidiaries (other than normal employment arrangements) or any interests in any property used in or pertaining to the business of Marshalltown and the Marshalltown Subsidiaries pursuant to which the amount outstanding thereunder exceeds $60,000.

                  (r)      Environmental Matters.

                           (i)  For  purposes  of  this  Section   2.2(r),   the
following terms shall have the indicated meaning:

                  "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation or code, license, permit, authorization, approval relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation the Comprehensive Environmental Response,

Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act; the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended, the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act, and all comparable state and local laws, and any common law (including without limitation common law that may impose strict liability) that may impose liability or obligation for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                  "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                           (ii)  Except  as   disclosed   in  the   Marshalltown
Disclosure Letter, none of Marshalltown, the Bank or MSL has knowledge of or received any notice within the past three years of any violation of, or claim, citation, assessment, proposed assessment or demand for abatement in connection with any Environmental Laws, or generated, stored, or disposed of any Hazardous Substance.

                  (s) Financial Institutions Bond. Since January 1, 1991, the Bank has continuously maintained in full force and effect a financial institutions bond with coverage equal to or greater than that provided for on a "Form 24" insuring against acts of dishonesty by each of its employees. Marshalltown has provided HMN a copy of the bond currently in effect. Except as disclosed in the Marshalltown Disclosure Letter, no claim has been made under any such bond, and Marshalltown is unaware of any fact or condition presently existing which might form the basis of a claim under any such bond. Marshalltown has no reason to believe that the Bank's present financial institutions bond will not be renewed by its carrier on substantially the same basis and terms as those now in effect.

                  (t)      Loans.

                           (i) The  documentation  relating  to each loan of the
Bank and relating to all security interests, mortgages and other liens with respect to all collateral for such loans is adequate, in the opinion of the Bank's management, for the enforcement of the loans and the related security interests, mortgages and other liens. Such documentation is valid and correct in all material respects, genuine as to signatures of makers and endorsers, were given for valid consideration and properly perfected. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including without limitation laws, rules and regulations relating to the extension of credit).

                           (ii)   Except  as  set  forth  in  the   Marshalltown
Disclosure Letter, as of December 31, 1996, there are no loans, leases, other extensions of credit or commitments to extend credit of the Marshalltown Subsidiaries that have been or should have been classified as nonaccrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification and no material information with respect to the loan portfolios of the Bank has been withheld from HMN.

                           (iii) The allowances for loan losses contained in the
financial statements of the Bank were established in accordance with the past practices and experiences of the Bank, and the allowance for loan losses shown on the balance sheet of the Bank at December 31, 1996 is adequate in all material respects under the requirements of generally accepted accounting policies and the rules, regulations and policies of the OTS to provide for possible losses on loans (including without limitation accrued interest receivable) and credit commitments (including without limitation stand-by letters of credit) outstanding as of such date.

                           (iv)  Except  as  identified   in  the   Marshalltown
Disclosure Letter, there are no loans or extensions of credit made by the Bank to a customer who presently has a principal residence, if the subject loan is personal, or a principal place of business, if the subject loan is commercial, outside of the State of Iowa.

                  (v) Except with respect to sales of participations in student loans, since January 1, 1991, the Bank has not issued or sold any loan participations which might expose Marshalltown or either of the Marshalltown Subsidiaries to direct or indirect recourse liability to the participant, pursuant to any written or verbal agreements or understandings with such participant;

                  (u) Absence Of Questionable Payments. From and after January 1, 1991, Marshalltown and the Marshalltown Subsidiaries have not, nor, to the knowledge of Marshalltown, has any director, officer, agent, employee, consultant or other person associated with, or acting on behalf of, Marshalltown or the Marshalltown Subsidiaries (i) used any corporate funds for unlawful contributions, gifts, entertainment or unlawful expenses relating to political activity; or (ii) made any direct or indirect unlawful payments to governmental officials from any corporate funds, or established or maintained any unlawful or unrecorded accounts with funds received from Marshalltown or the Marshalltown Subsidiaries.

                  (v) Powers of Attorney, Guarantees. Except as set forth in the Marshalltown Disclosure Letter, Marshalltown and the Marshalltown Subsidiaries have no power of attorney outstanding, or any obligation or liability, either actual, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

                  (w) Interest Rate Risk Management Instruments. Disclosed in the Marshalltown Disclosure Letter is a list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Marshalltown or either of the Marshalltown Subsidiaries is a party or by which any of their properties or assets may be bound. Each such arrangement was entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies.

                  (x) Mortgage Servicing Agreements. The Bank has previously provided HMN copies of all mortgage servicing agreements to which Bank is a party (the "Mortgage Servicing

Agreements"). The Mortgage Servicing Agreements set forth all applicable terms and conditions and have not been modified in any material respect. As of the date of this Agreement, there is no pending or, to the knowledge of the Bank, threatened cancellation of any Mortgage Servicing Agreement. No material sanctions or penalties have been imposed upon the Bank under any Mortgage Servicing Agreement or under any applicable regulation relating thereto.

                  (y) Regulatory Matters. None of Marshalltown or the Marshalltown Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval necessary to the consummation of the transactions contemplated by this Agreement.

                  (z) Accuracy of Information. The statements of Marshalltown contained in this Agreement, the Schedules, the Marshalltown Disclosure Letter and any other written document executed and delivered by or on behalf of Marshalltown pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.


III.     COVENANTS OF MARSHALLTOWN

         3.1 Conduct of Business by Marshalltown and the Marshalltown Subsidiaries Pending the Merger. Marshalltown covenants and agrees with HMN and Home Federal that, with respect to Marshalltown and the Marshalltown Subsidiaries, prior to the Effective Time, unless HMN shall otherwise agree in writing or as is otherwise expressly contemplated by this Agreement:

                  (a) The businesses of Marshalltown and the Marshalltown Subsidiaries will be conducted only in, and Marshalltown and the Marshalltown Subsidiaries will not take any material action except in, the ordinary course of business and consistent with prior practices.

                  (b) Each of Marshalltown and the Marshalltown Subsidiaries will not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber (A) any shares of capital stock of Marshalltown or the Marshalltown Subsidiaries, except upon exercise of options outstanding under the Marshalltown Plan as of the date hereof, (B) any investment assets, loans or mortgage servicing rights of Marshalltown or the Marshalltown Subsidiaries other than in the ordinary course of business consistent with prior practices and not in excess of $150,000, or (C) any other assets or properties of Marshalltown or the Marshalltown Subsidiaries other than in the ordinary course of business and consistent with prior practices and not in excess of $10,000 in the aggregate; (ii) amend or propose to amend their respective charters or by-laws; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to their respective shares of capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire any of the shares of capital stock of Marshalltown or the Marshalltown Subsidiaries; or (v) agree or commit to do any of the foregoing.

                  (c) Each of Marshalltown and the Marshalltown Subsidiaries will not directly or indirectly do any of the following: (i) grant, issue, sell, pledge or dispose of any options, warrants or rights of any kind to acquire any shares of any class of capital stock of Marshalltown or either of the Marshalltown Subsidiaries or any securities that are convertible or exchangeable therefor; (ii) acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (iii) other than short term borrowings in the ordinary course of the Bank's banking business, incur any indebtedness for borrowed money or issue any debt securities; (iv) cancel any material debts or obligations owing to it, except in connection with the ordinary course of the Bank's lending business; (v) liquidate or merge into or consolidate with any other corporation, partnership, or other business organization except as provided in Section 3.4; or (vi) agree or commit to do any of the foregoing.

                  (d) Each of Marshalltown and the Marshalltown Subsidiaries will not directly or indirectly do any of the following, (i) enter into or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in, any one person, entity or obligor or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment to any one person, entity or obligor (collectively, "Lend to") in an amount in excess of $150,000, provided no such consent shall be required in respect of (A) single-family residential loans or credits not exceeding $214,600 that are saleable in recognized secondary markets pursuant to the Bank's lending policies as in effect on the date hereof, (B) any loans originated under an Iowa Housing Authority program and saleable to such agency, or (C) with the prior approval of HMN, loans or participation in loans originated by Anchor Bank; (ii) enter into, or increase in an amount, any commercial or multi-family real estate loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in, any commercial or multi-family real estate project or entity, or Lend to any person other than in accordance with lending policies as in effect on the date hereof, provided that the Bank may make any such loan in the event (A) the Bank has delivered to HMN or its designated representative a notice of its intention to make such loan and such information as HMN or its designated representative may reasonably require in respect thereof, and (B) HMN or its designated representative shall not have objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to HMN of the notice of intention and information as aforesaid; (iii) Lend to any person or entity, with respect to any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of the Bank; (iv) enter into any agreement or engage in any transaction which reasonably could be construed as materially affecting the asset/liability management or interest rate risk management position of the Bank; (v) materially change current deposit pricing practices or policies (in this regard, the Bank shall promptly telecopy to HMN copies of all the Bank's proposed deposit pricing), (vi) purchase, acquire or agree or offer to purchase or acquire any investment securities with a maturity in excess of three years, except for any securities, the purchase or acquisition of which is approved by HMN prior to any such purchase or acquisition; or (vii) change lending, credit, investment, liability management and other material banking policies in any respect which is material to the Bank; provided, however, that nothing in this Section 3.1(d) shall prohibit the Bank from honoring any contractual obligation in existence on the date of this Agreement;

                  (e) Each of Marshalltown and the Marshalltown Subsidiaries will not enter into, amend in any material respect, terminate or waive any material right under any contract or agreement referred to in Section 2.2(e)(ii) or that would have been disclosed pursuant to this Agreement if such contract or agreement had been in effect as of the date hereof.

                  (f) Each of Marshalltown and the Marshalltown Subsidiaries will not enter into or amend any employment, consulting, separation or termination agreement, arrangement or understanding nor take any action with respect to the grant of any separation or termination pay or with respect to any increase of benefits payable under its separation or termination pay policies or agreements or arrangements in effect as of the date hereof.

                  (g) Each of  Marshalltown  and the  Marshalltown  Subsidiaries
will not (i) hire any new executive employees, (ii) except for replacements in the ordinary course of business consistent with prior practices, hire any other new employee, (iii) except in the ordinary course of business consistent with prior practices, increase the compensation of any employee, or (iv) adopt or amend  (except  to  comply  with  applicable  law) any  bonus,  profit  sharing,
compensation,   stock  option,   pension,   retirement,   separation,   deferred
compensation or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of, any employee or former employee.

                  (h) Each of Marshalltown and the Marshalltown Subsidiaries will not make any capital expenditure or commitment for which it is not contractually bound at the date hereof except necessary replacements in the ordinary course of business and capital expenditures reflected in the current annual budget of the Bank (a copy of which has been provided by Marshalltown to HMN prior to the execution of this Agreement and accepted by HMN).

                  (i) Each of Marshalltown and the Marshalltown Subsidiaries will not knowingly take any of the foregoing actions or willfully engage in any activity, enter into any transaction or take or omit to take any other voluntary act which would make any of the representations and warranties in Section 2.2 untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

                  (j) Subject to the provisions  hereof,  Marshalltown  will use all reasonable efforts (i) to preserve intact the business organization of Marshalltown and the Bank and to preserve the goodwill of those having relationships with Marshalltown or the Bank, and (ii) to prepare with HMN, prior to communicating with Marshalltown's employees, depositors, borrowers and other customers, any written information regarding the Merger and continuing operations after consummation of the Merger.

         3.2 Proxy Statement. As promptly as practicable after the date hereof, Marshalltown will draft and file with the SEC under the 1934 Act, and will use all reasonable efforts to have cleared by the SEC, a proxy statement (the "Proxy Statement") with respect to the meeting of stockholders of Marshalltown referred to in Section 3.3. The Proxy Statement (as it relates to Marshalltown) will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC, and the Proxy Statement (except with respect to data and information concerning HMN and the HMN Subsidiaries furnished by or on behalf of HMN to Marshalltown specifically for use therein) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. Subject to the provisions of Section 3.4, the Proxy Statement will contain the recommendation of the Marshalltown Board that the stockholders of Marshalltown vote to approve and adopt the Merger and this Agreement. Marshalltown will promptly notify HMN in writing if prior to the Effective Time it shall obtain knowledge of any fact that would make it necessary to amend the Proxy Statement in order to render the statements made therein not misleading or to comply with applicable law. Marshalltown will promptly furnish to HMN a true and complete copy of each written communication of Marshalltown with the SEC with respect to the Proxy Statement and will promptly advise HMN of the substance of each oral communication with the SEC.

         3.3 Meeting of Stockholders of Marshalltown. Subject to the provisions of Section 3.4, as soon as the parties may agree after the date hereof, but in no event later than the earliest practicable date after receipt of all necessary permits, consents and approvals contemplated by Section 6.1(b), Marshalltown and the Marshalltown Board will (i) take all action necessary in accordance with the Delaware Law and its certificate of incorporation and by-laws to convene a meeting of its stockholders to consider and vote upon approval and adoption of the Merger and this Agreement, (ii) recommend that the stockholders of Marshalltown vote to approve and adopt the Merger and this Agreement, (iii) mail the Proxy Statement to its stockholders, (iv) use all reasonable efforts to solicit from its stockholders proxies in favor of such approval and adoption, and (v) take all other action reasonably necessary or helpful to secure a vote of its stockholders in favor of such approval and adoption.

         3.4 No Solicitation of Acquisition Transactions. Each of Marshalltown and the Marshalltown Subsidiaries will not directly or indirectly, through any director, officer, employee, agent, representative or otherwise, solicit, initiate or intentionally encourage submission of any inquiries, proposals or offers from any person or entity (other than HMN and the HMN Subsidiaries) relating to any merger, consolidation, share exchange, purchase or other acquisition of all or (other than in the ordinary course of business) any substantial portion of the assets of or any substantial equity interest in Marshalltown or the Bank or any business combination with Marshalltown or the Bank (collectively, an "Acquisition Transaction"), or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to Marshalltown or the Bank or MSL or afford access to the properties, books or records of Marshalltown or the Bank for the purposes of, or cooperate with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to seek or effect an Acquisition Transaction, or enter into an agreement with any person or entity. Notwithstanding the foregoing, the restrictions set forth in this Agreement shall not prevent the Marshalltown Board from taking any of the following actions: (i) furnishing information concerning Marshalltown or (ii) negotiating with such third party concerning an Acquisition Transaction provided that all of the following events shall have occurred: (A) such third party has made a written proposal to the Marshalltown Board (which proposal may be conditional) to consummate an Acquisition Transaction which proposal identifies a price of range of values to be paid for the outstanding securities or substantially all of the assets of the Marshalltown, and if consummated, based on the advice of the Marshalltown's investment bankers, the Marshalltown Board has determined is financially more favorable to the stockholders of Marshalltown than the terms of the Merger (a "Superior Proposal"); (B) the Marshalltown Board has determined, based on the advice of its investment bankers, that such third party is financially capable of consummating such Superior Proposal; (C) the Marshalltown Board shall have determined, after consultation with its outside legal counsel, that the fiduciary duties of the Marshalltown Board require Marshalltown to furnish information to and negotiate with such third party; and (D) HMN shall have been notified in writing of such Superior Proposal, including all of its terms and conditions, and shall have been given copies of such proposal. In addition to the foregoing, Marshalltown shall not accept or enter into any agreement concerning an Acquisition Transaction for a period of not less than 48 hours after HMN's receipt of a copy of such proposal. Upon compliance with the foregoing, Marshalltown shall be entitled to not recommend or change its recommendation concerning the Merger; and enter into an agreement with such third party concerning an Acquisition Transaction, provided that Marshalltown shall immediately make payment in full to HMN of the fee set forth in Section 5.1. In addition, following receipt of a proposal or offer relating to an Acquisition Transaction, Marshalltown may take and disclose to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 under the 1934 Act or otherwise make a disclosure to its stockholders.

         3.5      Access to Information.

                  (a) Subject to the provisions of Section 3.4, from the date hereof to the Effective Time, each of Marshalltown and the Marshalltown Subsidiaries will, and their respective directors, officers, employees, agents and representatives will, afford the officers, employees, agents and representatives of HMN reasonable access at all reasonable times to the officers, employees, representatives, properties, books and records of Marshalltown and the Marshalltown Subsidiaries, and to the books and records of any predecessors thereof in the possession of Marshalltown or the Marshalltown Subsidiaries, and will furnish to HMN all financial, operating and other data and information as HMN and the HMN Subsidiaries, through its officers, employees or representatives, may reasonably request. From the date hereof to the Effective Time, Marshalltown and the Bank shall promptly furnish HMN with copies of all monthly and other interim financial statements and other information, including information disseminated to the Marshalltown Board, as the same become available. Marshalltown shall promptly notify HMN of any material change in the business or operations of Marshalltown or the Bank and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Marshalltown or the Bank. Two representatives of HMN shall attend all meetings of the Marshalltown Board and committees thereof (except meetings of the Marshalltown Board relating to the Merger and the transactions contemplated hereby) and of each of its subsidiaries conducted prior to the Effective Time, and give HMN reasonable advance notice of the date, time and place of any such regularly scheduled meetings and special meetings of the entire Board of Directors of any such entity. Notwithstanding anything to the contrary in this Section 3.5(a), nothing in this Section 3.5(a) shall require Marshalltown to provide access to or copies of any information to HMN, pursuant to this Section 3.5(a), if such access would result in the violation of the attorney-client privilege afforded such information.

                  (b) Marshalltown agrees to hold in confidence all, and not to disclose to others for any reason whatsoever any, non-public information received by it pursuant to Section 4.3 or otherwise in connection with the transactions contemplated hereby, except (i) as required by law, (ii) for disclosure to directors, officers, employees, agents and representatives as necessary to consummate the Merger or as necessary to the operation of its and HMN's businesses, and (iii) for information that becomes publicly available other than through Marshalltown or the Marshalltown

Subsidiaries or their respective directors, officers, employees, agents or representatives. In the event that this Agreement is terminated, upon receipt of a written request from HMN, Marshalltown will return to HMN all documents and other material (and all copies thereof) obtained from HMN or any of the HMN Subsidiaries in connection with the transactions contemplated hereby and will destroy all documents and other material prepared by Marshalltown or any of the Marshalltown Subsidiaries, or their respective directors, officers, employees, agents and representatives, that reflect any non-public information received by any of them in connection with the transactions contemplated hereby.

         3.6 Government Filings. Marshalltown and the Marshalltown Subsidiaries shall file all reports with the appropriate regulatory authorities and all other reports, applications and other documents required to be filed with the OTS and other regulatory authorities between the date of this Agreement and the Effective Time and shall make available to HMN copies of all such reports.

         3.7 Establishment of Accruals. If requested by HMN immediately prior to the Effective Time, the Bank shall, consistent with generally accepted accounting principles, establish such additional accruals (including an addition of $150,000 for income taxes) and reserves as may be necessary to conform the Bank's accounting and credit loss reserve practices and methods to those of HMN (as such practices and methods are to be applied to the Bank from and after the Effective Time) and reflect HMN's plans with respect to the conduct of the Bank's business following the Merger and to provide for the costs and expenses relating to the consummation by Marshalltown and the Bank of the transactions contemplated by this Agreement.

         3.8      Filing of Tax Returns and Adjustments.

                  (a) Marshalltown, on its behalf and on behalf of each of the Marshalltown Subsidiaries, shall file (or cause to be filed) at its own expense, on or prior to the due date, all Tax Returns, including all Marshalltown Benefit Plan returns and reports, for all Tax periods ending on or before the Closing Date where the due date for such Returns (taking into account valid extension of the respective due dates) falls on or before the Closing Date; provided, however, that Marshalltown and the Marshalltown Subsidiaries shall not amend any Tax Returns, or other elections or information statements which reflects an additional liability for Taxes, or consent to any material adjustment or otherwise compromise or settle any material matters with respect to Taxes, without prior consultation with HMN; provided, further, that Marshalltown and the Marshalltown Subsidiaries shall not make any election or take any other discretionary position with respect to any material amount of Taxes in a manner inconsistent with past practices, without the prior written approval of HMN. Marshalltown shall provide HMN with a copy of appropriate workpapers, schedules, drafts and final copies of each material federal and state income Tax Return or election of Marshalltown and the Marshalltown Subsidiaries (including returns of all Marshalltown Benefit Plans) as soon as practicable before filing such return or election and the parties shall reasonably cooperate with each other in connection therewith.

                  (b) HMN, in its sole and absolute discretion, will file (or cause to be filed) all Tax Returns of Marshalltown and the Marshalltown Subsidiaries due after the Closing Date. After the Closing Date, HMN, in its sole and absolute discretion and to the extent permitted by law, shall have the right to amend, modify or otherwise change all Tax Returns of Marshalltown and the Marshalltown Subsidiaries for all Tax periods.

         3.9 No Further Action Letter. Marshalltown will use all reasonable efforts to file as promptly as possible any notifications or reports or other documents required to obtain a no further action letter from the Iowa Department of National Resources regarding the environmental contamination detected at the Bank's facility at 29 South Center Street, Marshalltown, Iowa.

IV.      COVENANTS OF HMN

         4.1 Conduct of Business by HMN Pending the Merger. HMN will use all reasonable efforts to assist Marshalltown in communicating with Marshalltown's employees, depositors, borrowers and other customers, regarding the Merger and continuing operations after consummation of the Merger.

         4.2 Proxy Statement. As promptly as practicable after the date hereof, HMN will cooperate with Marshalltown in drafting the Proxy Statement. The Proxy Statement (as it relates to HMN) will not contain (with respect to data and information concerning HMN and the HMN Subsidiaries furnished by or on behalf of HMN to Marshalltown specifically for use therein) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. HMN will promptly notify Marshalltown in writing if prior to the Effective Time it shall obtain knowledge of any fact that would make it necessary to amend the Proxy Statement in order to render the statements made therein not misleading or to comply with applicable law.

         4.3      Access to Information.

                  (a) From the date hereof to the Effective Time, HMN and its directors, officers, employees, agents and representatives will furnish to Marshalltown all financial, operating and other data and information, as filed by HMN with the SEC, as Marshalltown, through its officers, employees or representatives, may reasonably request. HMN shall also provide Marshalltown with copies of any applications, notifications or other documents filed with the OTS or any other applicable regulatory authority and any correspondence related thereto. Notwithstanding anything to the contrary in this Section 4.3(a), nothing in this Section 4.3(a) shall require HMN to provide access to or copies of any information to Marshalltown, pursuant to this Section 4.3(a), if such access would result in the violation of the attorney-client privilege afforded such information.

                  (b) HMN agrees to hold in confidence all, and not to disclose to others for any reason whatsoever any, non-public information received by it pursuant to Section 3.5 or otherwise in connection with the transactions contemplated hereby, except (i) as required by law, (ii) for disclosure to directors, officers, employees, agents and representatives as necessary to consummate the Merger or as necessary to the operation of its and Marshalltown's businesses, and (iii) for information that becomes publicly available other than through HMN or any of the HMN Subsidiaries or their respective directors, officers, employees, agents or representatives. In the event that this

Agreement is terminated, upon receipt of a written request from Marshalltown, HMN will return to Marshalltown all documents and other material (and all copies thereof) obtained from Marshalltown or any of the Marshalltown Subsidiaries in connection with the transactions contemplated hereby and will destroy all documents and other material prepared by HMN or any of the HMN Subsidiaries, or their respective directors, officers, employees, agents and representatives, that reflect any non-public information received by any of them in connection with the transactions contemplated hereby.

         4.4      Employee Benefits.

                  (a) At the Effective Time HMN will assume all employee benefit plans, programs, policies, contracts, agreements and arrangements maintained by Marshalltown or either of the Marshalltown Subsidiaries (the "Marshalltown Employee Plans") and shall succeed to all rights as the employer or sponsor under the Marshalltown Employee Plans to amend, modify or terminate the same in accordance with their terms and applicable law. To the extent after the Effective Time, employees of Marshalltown and Marshalltown Subsidiaries participate in any employee benefit plans, programs, policies, contracts, agreements and arrangements of HMN, such employees will receive prior service credit for participation, vesting and benefit accrual purposes, except no benefit accrual credit will be given for prior service with Marshalltown or Marshalltown Subsidiaries relating to any HMN defined benefit retirement plan.

                  (b) The existing Marshalltown profit sharing plan will be continued, at the option of HMN, through either December 31, 1997 or December 31, 1998 at which time it will be terminated with all participant accounts becoming fully vested. Prior to termination eligible employees will be entitled to employer contributions at 15% of eligible compensation for the year ended December 31, 1997 and an amount equivalent to the percentage allocation under the HMN Employee Stock Ownership Plan for the year ended December 31, 1998. This percentage allocation shall be determined by the sum of the fair market value of the ESOP shares allocated to employees of HMN and its subsidiaries during the year divided by the total eligible compensation paid to the participants in the ESOP Plan for the same period, subject to the 15% limit of eligible compensation imposed by the existing Marshalltown Profit Sharing Plan. The accounts of participants and beneficiaries shall be distributed as soon as practicable after the termination of such plan, with distributions being subject, at the option of the participant or beneficiary, to rollover to an HMN qualified plan (if permitted by the terms of such plan), or to an individual retirement account (to the extent permitted by law). Upon termination of the Marshalltown profit sharing plan, full-time employees of Marshalltown and Marshalltown Subsidiaries employed as of the Effective Time will be eligible to participate (subject to eligibility and vesting provisions thereof) in the Home Federal Savings Bank 401(k) Plan and the HMN Employee Stock Ownership Plan. For purposes of such participation, employees of Marshalltown and Marshalltown Subsidiaries will receive prior service credit for their service with Marshalltown or Marshalltown Subsidiaries for eligibility, participation and vesting purposes only.

                  (c) Employees of Marshalltown and Marshalltown Subsidiaries will participate in their existing employee welfare programs at existing contribution rates through the Effective Time. At the Effective Time, such programs will be terminated and replaced with HMN plans.

                  (d) Subject to satisfaction of the provisions of Section 6.2(e), at the Effective Time, Home Federal (i) will assume the terms and conditions of certain employment agreements between the Bank and six employees of the Bank, including Richard A. Rathke and (ii) will terminate Richard A. Rathke in accordance with the terms and conditions set forth in the employment agreement between Marshalltown and Richard A. Rathke dated June 30, 1995.

                  (e) Nothing contained in this Section 4.4 or elsewhere in this Agreement shall confer, or be deemed to confer, upon any person who is an employee or former employee of Marshalltown or either of the Marshalltown Subsidiaries or a beneficiary of an employee or former employee any rights to continued employment or, to continuation of any benefit plans, programs, policies or arrangements, including the Marshalltown Employee Plans and the HMN Plans, for any particular period of time following consummation of the Merger.

         4.5      Indemnification.

                  (a) HMN agrees that from and after the Effective Time it will assume and honor the indemnification obligations of Marshalltown and the Marshalltown Subsidiaries set forth in their respective certificate of incorporation, charter or bylaws, as in effect on the date hereof with respect to any person described in such provision (the "indemnities").

                  (b) HMN agrees that for a period of three years from and after the Effective Time it will maintain and cause to remain in effect the current directors' and officers' liability insurance policies maintained by Marshalltown and the Marshalltown Subsidiaries with respect to claims arising from facts or events which occurred at or before the Effective Time.

                  (c) In the event HMN or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of HMN assume the obligations set forth in this Section 4.5.

                  (d) This Section 4.5 shall be construed as an agreement, as to which the indemnitees are intended to be third-party beneficiaries, between HMN and such indemnitees as unaffiliated third parties and is not subject to any limitations to which HMN may be subject in indemnifying its own directors or officers or other persons.

V.       MUTUAL COVENANTS

         5.1      Expenses.

         (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided, however, that any of such costs and expenses incurred by Marshalltown or either of the Marshalltown Subsidiaries and payable to third parties (other than HMN) in excess of $400,000 shall result in an adjustment to the amount of the Merger Consideration as follows: the amount, if any, in excess of $400,000 shall be divided by 1,534,205, and shall be subtracted from the amount of the Merger Consideration paid per share of Marshalltown Common Stock. For purposes of this
Section 5.1(a), all costs and expenses (the "Environmental Costs") incurred or to be incurred by Marshalltown, either of the Marshalltown Subsidiaries or any successor thereto, with respect to the environmental contaminants detected in the soil and groundwater of the Bank's facility at 29 South Center Street, Marshalltown, Iowa, including, without limitation, all costs and expenses incurred or to be incurred in connection with the remediation and clean-up of such site shall be included; provided, however, that the testing and assessment costs related to such site shall not be included. Notwithstanding the provisions of the foregoing sentence, the portion, if any, of the Environmental Costs which are reimbursed, or would be subject to reimbursement, pursuant to Iowa's environmental reimbursement funds will not be included in Environmental Costs provided Marshalltown delivers to HMN, on or prior to Closing, a letter or other evidence, reasonably satisfactory to HMN, that such portion has been reimbursed or shall qualify for reimbursement under the terms and provisions of such funds. The calculation of the Environmental Costs, if any, to be incurred, shall be derived from the estimate of the Environmental Costs prepared by an environmental engineer engaged by Marshalltown in connection with any requirements of the Iowa Department of Natural Resources related to the issuance of a no further action letter and the approval of any monitoring or remediation plan for the Marshalltown property. Such estimate shall be subject to HMN's prior review and approval.

                  (b)      Notwithstanding the provisions of Section 5.1(a),

                           (i) if (A) there has been no  material  breach by HMN
of the representations, warranties, covenants and agreements of HMN under this Agreement (an "HMN Material Breach"), (B) this Agreement is terminated pursuant to Section 7.1(f), (C) prior to such termination an Acquisition Proposed (as hereinafter defined) is outstanding, and (D) an Acquisition Proposal, as it may be modified, or a substitute, alternative or other Acquisition Proposal, is consummated within 18 months after this Agreement is terminated pursuant to
Section 7.1(f), then Marshalltown will at the time of such consummation or promptly thereafter, but in no event later than three business days after receiving a written request from HMN therefor, pay to HMN a fee of $750,000. As used herein, an "Acquisition Proposal" shall mean a publicly-announced offer, or a publicly-announced intent to make an offer, from a party other than HMN or its affiliates, to acquire Marshalltown or the Bank in a merger, consolidation, share exchange or other business combination or joint venture, to acquire all or substantially all of the assets of Marshalltown or the Bank or a substantial part of the assets of Marshalltown and the Bank, taken as a whole, or to acquire at least 50% of the outstanding Marshalltown Common Stock or at least 50% of the equity interests in the Bank, or a negotiated transaction for any of the foregoing.

                           (ii) if (A) there has been no HMN Material Breach and
(B) this Agreement is terminated pursuant to Section 7.1(g) or (h), then Marshalltown will promptly thereafter, but in no event later than three business days after receiving a written request by HMN therefor, pay to HMN a fee of $750,000.

                  (c) In no event shall more than one termination fee be payable under Section 5.1(b) above.

         5.2 Additional Agreements. In accordance with the terms and subject to the conditions hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to fulfill the conditions and consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         5.3 Notification of Certain Matters. Marshalltown will give prompt notice to HMN and Home Federal, and HMN and Home Federal will give prompt notice to Marshalltown, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (b) any material failure of Marshalltown, HMN, Home Federal or Sub, or any of their respective directors, officers, employees, agents or representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder.

         5.4 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, the parties hereto agree to cooperate and use all reasonable efforts to defend against and respond thereto.

         5.5 Regulatory Approvals. Each of HMN, Home Federal, Sub and Marshalltown will use all reasonable efforts to file as promptly as possible any applications, notifications or other documents required to obtain regulatory approvals and consents from the OTS and any other applicable regulatory authorities of the Merger and the other transactions contemplated hereby.

VI.      CONDITIONS

         6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to effect the Merger and to consummate the other transactions contemplated hereby will be subject to the fulfillment at or prior to the Closing of the following conditions:

                  (a) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of Marshalltown as required by law, and by any applicable provisions of its certificate of incorporation and by-laws.

                  (b) The Merger and the other transactions contemplated hereby shall have been approved by the OTS and any other regulatory authority without any condition, in the reasonable opinion of HMN, unduly burdensome to HMN, all conditions required to be satisfied prior to the

Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting period relating to such approvals shall have expired.

                  (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, Federal or state court or governmental agency or other foreign, Federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger.

                  (d) There shall have been obtained such other permits, consents and approvals of bank, thrift, insurance or securities commissions or agencies of any jurisdiction and of other governmental bodies or agencies that may reasonably be deemed necessary so that the consummation of the Merger and the other transactions contemplated hereby will be in compliance with applicable laws, without any condition, in the reasonable opinion of HMN, unduly burdensome to HMN.

         6.2 Additional Conditions to Obligations of HMN. The obligations of HMN, Home Federal and Sub to effect the Merger and to consummate the other transactions contemplated hereby are, at the option of HMN, Home Federal and Sub, also subject to the fulfillment at or prior to the Closing of the following conditions:

                  (a) The representations and warranties of Marshalltown contained in Section 2.2 shall be accurate in all material respects as of the date of this Agreement, and there shall be no inaccuracy in any such representations and warranties as of the Closing Date except to the extent that any such inaccuracy individually or in the aggregate does not constitute a material adverse change in the financial condition, results of operations or business of Marshalltown and the Marshalltown Subsidiaries, taken as a whole; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Marshalltown at or before the Closing shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated as of the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of Marshalltown shall have been delivered to HMN.

                  (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations or businesses of Marshalltown and the Marshalltown Subsidiaries, taken as a whole, shall have occurred, and a certificate to such effect dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of Marshalltown shall have been delivered to HMN.

                  (c) Dissenting Shares shall constitute no more than 7 1/2% of the shares of Marshalltown Common Stock issued and outstanding immediately prior to the Effective Time.

                  (d) HMN shall have received written opinion of counsel to Marshalltown, dated as of the Closing Date, substantially to the effect set forth in Exhibit 6.2(d).

                  (e) HMN shall have received the consent in writing of the parties to the employment agreements listed on Exhibit 6.2(e) to the effect that the transactions contemplated by this Agreement, including the Merger, the Liquidation and the Subsequent Merger, do not constitute a material diminution of or interference with such employee's duties, responsibilities and benefits under such agreements.

                  (f) As a part of HMN's continuing examination of Marshalltown, HMN shall have completed its examination of the assets and liabilities of Marshalltown, including, but not limited to, a review of the results of the most recent regulatory examination report of Marshalltown and all previous regulatory examination reports and related correspondence and administrative actions, and all the documentation relating to assets or liabilities of Marshalltown (all of which will be updated by Marshalltown at its expense), and the results of such examinations shall have disclosed no material adverse change in the financial condition, results of operations or business of Marshalltown.

         6.3 Additional Conditions to Obligations of Marshalltown. The obligations of Marshalltown to effect the Merger and to consummate the other transactions contemplated hereby are, at the option of Marshalltown, also subject to the fulfillment at or prior to the Closing of the following conditions:

                  (a) The representations and warranties of HMN, Home Federal and Sub contained in Section 2.1 shall be accurate in all material respects as of the date of this Agreement, and there shall be no inaccuracy in any such representations and warranties as of the Closing Date except to the extent that any such inaccuracy individually or in the aggregate does not constitute a material adverse change in the financial condition, results of operations or business of HMN and the HMN Subsidiaries, taken as a whole; all of the terms, covenants and conditions of this Agreement to be complied with and performed by HMN, Home Federal and Sub at or before the Closing shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated as of the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of HMN shall have been delivered to Marshalltown.

                  (b) On the date of the Proxy Statement, the Marshalltown Board shall have received from EVEREN Securities, Inc. a written update, dated as of such date, confirming the opinion referred to in Section 2.2(m).

                  (c) Marshalltown shall have received written opinion of Faegre & Benson LLP, counsel to HMN, dated as of the Closing Date, substantially to the effect set forth in Exhibit 6.3(c).

VII.     MISCELLANEOUS

         7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of
Marshalltown:

                  (a) By mutual consent of the HMN Board and the Marshalltown Board.

                  (b) By the HMN Board or the Marshalltown Board, if the Merger shall not have been consummated on or before June 30, 1998 (unless such circumstance is the result of a breach of the terms hereof in any material respect by the party asserting the termination right).

                  (c) By the Marshalltown Board, if a condition to Marshalltown's obligations to close set forth in Article VI of this Agreement cannot be met on the Closing Date and is not waived; provided however, that with respect to the failure to satisfy a condition under Section 6.3 that is capable of being cured within 30 days, the right of the Marshalltown Board to terminate this Agreement shall exist only if the failure to satisfy such condition is not cured within 30 days after written notice by Marshalltown to HMN of such condition.

                  (d) By the HMN Board, if a condition to HMN's obligations to close set forth in Article VI of this Agreement cannot be met on the Closing Date and is not waived; provided however, that with respect to the failure to satisfy a condition under Section 6.2 that is capable of being cured within 30 days, the right of the HMN Board to terminate this Agreement shall exist only if the failure to satisfy such condition is not cured within 30 days after written notice by HMN to Marshalltown of such condition.

                  (e) By the HMN Board or the Marshalltown Board, if a final unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, the consummation of the Merger or the other transactions contemplated hereby shall have been entered by a court of competent jurisdiction, the OTS or other regulatory authority.

                  (f) By the HMN Board or the Marshalltown Board, if the Merger and this Agreement shall have been submitted to a vote of the stockholders of Marshalltown and shall not have been approved by the requisite vote.

                  (g) By the HMN Board or the Marshalltown Board, if the Marshalltown Board does not make to the stockholders of Marshalltown a favorable recommendation with respect to the Merger or such recommendation is modified or withdrawn in a way detrimental to HMN (and HMN and Marshalltown agree that a determination by the Marshalltown Board not to call the meeting of stockholders contemplated by Section 3.3 or the cancellation or adjournment of such meeting without a vote on the Merger and this Agreement being taken (except under circumstances where Marshalltown is otherwise attempting to secure a vote of its stockholders in favor of approval and adoption of the Merger and this Agreement) shall be deemed to be such a failure to make or withdrawal of such recommendation).

                  (h)  By  the  HMN  Board  or  the   Marshalltown   Board,   if
Marshalltown shall have entered into a definitive agreement for an Acquisition Transaction in accordance with Section 3.4.

         7.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.1, HMN and Marshalltown shall have no obligation or liability to each other except that (a) the provisions of Sections 3.5(b) and 4.3(b) and the provisions of Section 5.1 shall survive any such termination, and
(b) nothing herein and no termination pursuant hereto shall relieve any party from liability for any breach of this Agreement.

         7.3 Waiver and Amendment. Any provision of this Agreement may be waived at any time by action of the Board of Directors of the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto; provided however, that after this Agreement has been approved and adopted by the stockholders of Marshalltown this Agreement may be amended only as may be permitted by applicable provisions of the Delaware Law.

         7.4 Nonsurvival of Representations and Warranties. No representation or warranty in this Agreement shall survive the consummation of the Merger.

         7.5 Public Statements. HMN and Marshalltown agree to consult with each other prior to issuing any press release or otherwise making any public statement or disclosure with respect to the transactions contemplated hereby, and neither will issue any such press release or make any such public statement or disclosure prior to such consultation, except as may be required by law or applicable stock exchange policy.

         7.6 Knowledge. All references in this Agreement to knowledge of a corporation shall be deemed to mean knowledge of any one or more of its executive officers.

         7.7 Assignment. This Agreement will not be assignable by the parties hereto.

         7.8 Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly received if so given) by delivery by cable, telegram, telex, telecopy or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

                  if to HMN, Home Federal or Sub:

                           HMN Financial, Inc.
                           101 North Broadway
                           Spring Valley, Minnesota  55975
                           Attention: President and Chief Executive Officer Telephone Number: 507/346-7345
                           Telecopy Number:  507/346-1111

                           with a copy to:

                           Faegre & Benson LLP
                           2200 Norwest Center
                           90 South Seventh Street
                           Minneapolis, Minnesota  55402
                           Attention:  Douglas P. Long
                           Telephone Number:  612/336-3288
                           Telecopy Number:  612/336-3026
                  and if to Marshalltown:

                           Marshalltown Financial Corporation
                           303 West Main Street
                           Marshalltown, Iowa  50158
                           Attention: President and Chief Executive Officer Telephone Number: (515) 754-6000
                           Telecopy Number:  (515) 754-6045

                           with a copy to:

                           Silver Freedman & Taff
                           1100 New York Avenue N.W.
                           Suite 700
                           Washington, D.C.  20005
                           Attention:  Jeffrey M. Werthan
                           Telephone Number:  202/414-6100
                           Telecopy Number:  202/682-0354


or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         7.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         7.10 Severability. If any term, provision, covenant, agreement or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Agreement will continue in full force and effect and will in no way be affected, impaired or invalidated.

         7.11 Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

         7.12 Headings. The section headings herein are for convenience only and will not affect the construction hereof.

         7.13 Entire Agreement. This Agreement (a) constitutes the entire agreement between the parties hereto and supersede all other prior agreements and understandings, both oral and written, between the parties relating to the subject matter hereof and thereof, and (b) does not confer upon any person or entity not a party hereto or thereto any rights or remedies hereunder or thereunder.

         IN WITNESS WHEREOF, HMN has caused this Agreement to be signed by its Chairman or its President or a Vice President and attested by its Secretary or an Assistant Secretary, Home Federal has caused this Agreement to be signed by its Chairman or its President and attested by its Secretary, Sub has caused this Agreement to be signed by its Chairman or President and attested by its Secretary, and Marshalltown has caused this Agreement to be signed by its Chairman or its President or a Vice President and attested by its Secretary or an Assistant Secretary, all as of the date first above written.

                                        HMN FINANCIAL, INC.



                                        By:/s/ Roger P. Weise
                                           ------------------
                                           Roger P. Weise
                                           President and Chief Executive Officer

Attest:


/s/ Roxanne M. Hellickson
-------------------------
Roxanne M. Hellickson, Secretary



                                         HOME FEDERAL SAVINGS BANK



                                         By:/s/ Roger P. Weise
                                            ------------------
                                            Roger P. Weise, President

Attest:



/s/ Roxanne M. Hellickson
-------------------------
Roxanne M. Hellickson, Secretary

                                      HFSB ACQUISITION CO.



                                      By:/s/ Roger P. Weise
                                         ------------------
                                         Roger P. Weise, President

Attest:


/s/ James B. Gardner
--------------------
James B. Gardner, Secretary



                                      MARSHALLTOWN FINANCIAL CORPORATION



                                      By:/s/ Richard A. Rathke
                                         ---------------------
                                         Richard A. Rathke,
                                         President and Chief Executive Officer

Attest:



/s/ Wanda L. Evans
------------------
Wanda L. Evans, Secretary

                                                                      APPENDIX B


                               Section 262 of the
                        Delaware General Corporation Law

ss. 262.   Appraisal Rights.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251, 252, 254, 257, 258, 263 or 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss. ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a. Shares of stock of the  corporation  surviving  or
                  resulting from such merger or consolidation;

                           b. Shares of stock of any other  corporation which at
                  the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;


                           c.  Cash  in  lieu  of   fractional   shares  of  the
                  corporations  described in the foregoing  subparagraphs a. and
                  b. of this paragraph; or

                           d. Any combination of the shares of stock and cash in
                  lieu  of   fractional   shares   described  in  the  foregoing
                  subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(3) of this section, shall apply as nearly as is practicable.

         (d)      Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX C



                                                                 October 8, 1997

Board of Directors
Marshalltown Financial Corporation
303 West Main Street
Marshalltown, IA  50158


Members of the Board:

         We understand that Marshalltown Financial Corporation ("Marshalltown") and HMN Financial, Inc. ("HMN Financial") have entered into an Agreement to Merge and Plan of Reorganization dated July 1, 1997 (the "Agreement"), pursuant to which Marshalltown will be merged into HMN Financial (the "Merger"), and HMN Financial shall be the surviving entity. Pursuant to the Agreement, holders of the outstanding shares of Marshalltown Common Stock (the "Shares") will receive $17.51 for each of the Shares, based on 1,411,475 Shares outstanding (the "Consideration").

         You have requested our opinion as to whether the Consideration to be paid by HMN Financial pursuant to the Merger is fair, from a financial point of view, to the holders of the Shares, as of the date hereof.

         EVEREN Securities, Inc. ("EVEREN Securities"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with merger and acquisition transactions, public offerings, private placements, recapitalizations, and other purposes. EVEREN Securities publishes monthly reviews of the economy and securities markets, selected industries, and selected individual stocks. Our research analysts publish regular reports on individual banks and bank holding companies, as well as other financial institutions. Our firm makes principal markets in approximately 125 financial institution stocks and we have managed public offerings for banks and savings institutions, as well as other financial institutions. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of the Shares from HMN Financial pursuant to the Merger, EVEREN Securities has rendered fairness opinions for many other significant capital transactions involving financial institutions.

         For the purposes of this fairness opinion, we believe we are independent of Marshalltown and HMN Financial. Other than our service to Marshalltown in connection with its initial public stock offering on March 31, 1994, with the Merger, and the fairness opinion given hereby, we have provided no other professional services to either Marshalltown or HMN Financial.

         In arriving at our opinion, we have, among other things: (i) reviewed drafts of this Proxy Statement, (ii) reviewed the Agreement; (ii) reviewed Marshalltown's financial statements and certain internal management reports and certain publicly available financial and other data with respect to Marshalltown, including financial statements for recent years and interim periods to date and certain other relevant financial and operating data; (iv) discussed Marshalltown's history, operations, service areas, asset/liability structure and quality, financial condition and performance, and prospects, among other factors, with members of Marshalltown's management and Board of Directors;
(v) reviewed the reported  price and trading  activity of  Marshalltown  Shares;
(vi) reviewed the financial terms of certain recent business combinations in the thrift industry specifically; (vii) discussed the Merger and the Agreement with Marshalltown's counsel; and (vii) performed such other studies and analyses as we considered appropriate. We have also taken into account general economic, market, and financial conditions as well as our experience in other transactions, our knowledge of the thrift and commercial banking industry, and our experience in securities valuation.

         In rendering this opinion we have relied without independent verification upon the accuracy and completeness of the foregoing financial and other information. We have also assumed that there has been no material change in Marshalltown's assets, financial condition, results of operations, business, or prospects since the date of the last financial statements made available to us for Marshalltown. In addition, we have not made an independent evaluation, appraisal, or physical inspection of the assets or individual properties of Marshalltown, nor have we been furnished with such appraisals. Further, our opinion is based on economic, monetary, and market conditions existing as of the date hereof.

         We hereby consent to the inclusion of this opinion as an exhibit to a proxy, information, registration, or other such statement. Further, we consent to the use of our firm's name and references to this opinion in such information, proxy, registration, or other such statement, with such uses and references being subject to our prior approval.

         Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion as of the date hereof that the Consideration to be paid by HMN Financial pursuant to the Merger is fair, from a financial point of view, to holders of the Shares.

                                                      Sincerely,


                                                      /s/EVEREN Securities, Inc.
                                                      --------------------------
                                                      EVEREN Securities, Inc.

                                                                      APPENDIX D


           IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS ANNUAL REPORT ON FORM 10-KSB IS BEING FILED IN PAPER PURSUANT TO A
                         CONTINUING HARDSHIP EXEMPTION.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-KSB

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                  For the fiscal year ended September 30, 1996

                                       OR

[  ]    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
        EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

         For the transition period from                                   to


                         Commission file number: 0-23352


                       MARSHALLTOWN FINANCIAL CORPORATION
--------------------------------------------------------------------------------
           (Name of small business issuer as specified in its charter)

        Delaware                                         42-1413971
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification No.)

303 W. Main Street, Marshalltown, Iowa                      50158
(Address of principal executive offices)                 (Zip Code)


       Registrant's telephone number, including area code: (515) 754-6000

           Securities Registered Pursuant to Section 12(b) of the Act:
                                      None

           Securities Registered Pursuant to Section 12(g) of the Act:

                                                       Common Stock,
       Nasdaq National Market System              par value $.01 per share
--------------------------------------------------------------------------------
(Name of each exchange on which registered)           (Title of Class)

         Check whether the issuer (1) filed all reports  required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has
been subject to such requirements for the past 90 days. YES [X]   NO [ ]

         Check if there is no  disclosure  of  delinquent  filers in response to
Item 405 of Regulation S-B contained herein, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

         State the issuer's revenues for its most recent fiscal year: $8.9 million.

         The aggregate market value of the voting stock held by non-affiliates of the registrant, computed by reference to the closing price of such stock on The Nasdaq National Market System as of December 20, 1996 was $16.8 million. (The exclusion from such amount of the market value of the shares owned by any person shall not be deemed an admission by the registrant that such person is an affiliate of the registrant.)

         As of December 20, 1996, there were issued and outstanding 1,411,475 shares of the Registrant's Common Stock. Transitional Small Business Disclosure
Format: YES  [ ]  NO [X]

                                     PART I

Item 1.  Description of Business

General

         Marshalltown  Financial  Corporation  (the  "Company"  or  "MFC")  is a
Delaware corporation organized in 1993 by Marshalltown Savings Bank, FSB ("Marshalltown Savings" or the "Bank") for the purpose of becoming a savings and loan holding company. The Company owns all of the outstanding stock of the Bank, issued on March 30, 1994 in connection with the completion of the Bank's conversion from the mutual to the stock form of organization (the "Conversion"). The Company issued 1,411,475 shares of Common Stock at $8.00 per share in the Conversion. The Bank, the Company's only operating subsidiary, was initially chartered in 1908 as an Iowa chartered savings and loan association. The Bank converted to a federal mutual charter in 1991. All references to the Company, unless otherwise indicated, on or before March 30, 1994 refer to the Bank and its subsidiaries on a consolidated basis. The Company's Common Stock trades on The Nasdaq National Market under the symbol "MFCX."

         The Company and the Bank are subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision, Department of the Treasury ("OTS") and by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a member of the Federal Home Loan Bank ("FHLB") System and its deposits are backed by the full faith and credit of the United States Government and are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted by the FDIC.

         The Company serves its primary market area, Marshall County, Iowa and the western half of Tama County, Iowa, through its three retail banking offices. At September 30, 1996, the Company had total assets of $124.2 million, deposits of $103.0 million, and stockholder's equity of $19.3 million.

         The principal business of the Company historically has consisted of attracting retail deposits from the general public and investing those funds primarily in one- to four-family residential mortgage loans and, to a lesser extent, commercial and multi-family real estate, construction and consumer loans. The Company also purchases significant amounts of mortgage-backed securities and invests in U.S. Government and agency obligations and other permissible investments. At September 30, 1996, 82.6% of the Company's real estate mortgage loans (excluding mortgage-backed securities) were secured by properties located in Iowa. See "- Originations, Purchases, Sales and Servicing of Loans and Mortgage-Backed Securities."

         The Company's revenues are derived primarily from interest on participation loans, mortgage-backed securities, mortgage loans and investments and, to a lesser extent, from consumer loans, income from service charges and loan originations, and loan servicing fee income. The Company does not make agricultural loans, loans to fund leveraged buyouts, loans to foreign corporations or governments, and is not engaged in land development or construction activities through joint ventures or subsidiaries.

         The Company currently offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank's deposits include savings accounts, money market accounts, NOW checking accounts, and certificate accounts with terms of 91 days to eight years. The Bank only solicits deposits in its primary market area and does not accept brokered deposits.

         The executive offices of the Company and the Bank are located at 303 West Main Street, Marshalltown, Iowa 50158. The telephone number at that address is (515) 754-6000.

Agreement to Merge and Plan of Reorganization

         On February 27, 1996, stockholders of the Company voted to approve the Agreement to Merge and Plan of Reorganization and related Plan of Merger (together, the "Merger Agreement") and the merger of Savings Bay Corporation ("SBC"), a wholly owned subsidiary of BancSecurity Corporation ("BancSecurity"), with and into MFC and for MFC to become the wholly owned subsidiary of BancSecurity (the "Merger"). Consummation of the Merger was contingent upon the approval of the Merger by the Board of Governors of the Federal Reserve System (the "FRB"). Under the Merger Agreement, if the Merger had not been consummated by September 30, 1996, either party had the right to terminate the Merger Agreement so long as such party was not in material breach of the Merger Agreement. On November 8, 1996, the Company entered into a forbearance agreement (the "Forbearance Agreement") with BancSecurity pursuant to which the Company agreed not to terminate the Merger Agreement until December 13, 1996, unless the FRB approved the Merger prior to such date, in which case the Company agreed not to terminate the Merger Agreement until January 15, 1997. In return, the original per share merger consideration of $16.75 in cash would be increased by 6% per annum from September 30, 1996 through the closing date of the Merger. The Forbearance Agreement also provided that if the Merger were not consummated for any reason (except for breach by the Company) BancSecurity was required to pay to the Company $75,000 in cash.

         On December 9, 1996, the FRB denied the Merger. The principal reason cited by the FRB for the denial was an undue level of market concentration that would be created by the Merger. As a result of the FRB's decision, MFC terminated the Merger Agreement.

Lending Activities

         General. Historically, MFC has originated fixed-rate, one- to four-family mortgage loans. In the early 1980's, MFC began to focus on the origination of adjustable-rate mortgage ("ARM") loans for retention in its portfolio, in order to increase the percentage of loans in its portfolio that reprice.

         MFC's primary focus in lending activities is on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences. To a much lesser extent, MFC has originated loans secured by commercial and multi-family real estate and a limited amount of construction and consumer loans. During fiscal 1996, MFC purchased loan participations from other financial institutions totalling $6.8 million. At September 30, 1996, MFC's net loan portfolio totalled $60.3 million, which constituted 48.5% of MFC's total assets.

         All loan applications must be reviewed and approved by the Bank's loan committee in accordance with the Bank's underwriting guidelines. The loan committee consists of three officers of the Bank and is appointed yearly by the Board of Directors of the Bank. All loans of $250,000 or more must be approved by an executive committee comprised of three outside directors appointed annually by the Board of Directors.

         The aggregate amount of loans that the Bank is permitted to make under applicable federal regulations to any one borrower, including related entities, or the aggregate amount that the Bank could have invested in any one real estate project is generally the greater of 15% of unimpaired capital and surplus or $500,000. See "Regulation - Federal Regulation of Savings Associations." At September 30, 1996, the maximum amount which the Bank could have loaned to any one borrower and the borrower's related entities was approximately $2.2 million. At September 30, 1996, the Bank had no groups of related loans with outstanding balances in excess of this amount. See "Regulation - Federal Regulation of Savings Associations."

         Management reserves the right to change its lending programs as circumstances dictate.

         The following information presents the composition of MFC's loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.

                                                                     At September 30,
                                         --------------------------------------------------------------------------
                                                 1996                     1995                      1994
                                         ---------------------     ---------------------     ----------------------
                                         Amount       Percent      Amount       Percent      Amount       Percent
                                                                    (Dollars in Thousands)
Real Estate Loans
 One- to four-family...............       $52,685       86.39%      $44,272       86.36%      $39,012        86.41%
 Multi-family......................         3,416         5.60        3,828         7.46        2,831          6.27
 Commercial real estate............         2,202         3.61        1,321         2.58        1,568          3.47
 Construction......................           700         1.15          329          .64          395           .88
                                          -------       ------      -------       ------      -------        ------
     Total real estate loans.......        59,003        96.75       49,750        97.04       43,806         97.03
                                          -------       ------      -------       ------      -------        ------

Consumer Loans:
  Home equity......................         1,676         2.74        1,112         2.17          829          1.84
  Home improvement.................           193          .32          198          .39          236           .52
  Deposit account..................           114          .19          202          .40          165           .37
  Other............................           ---          ---            3          ---          109           .24
                                          -------       ------      -------       ------      -------        ------
     Total consumer loans..........         1,983         3.25        1,515         2.96        1,339          2.97
                                          -------       ------      -------       ------      -------        ------
     Total loans...................        60,986      100.00%       51,265      100.00%       45,145       100.00%
                                           ------      ======        ------      ======        ------       ======
Less:
 Loans in process..................           287                       479                       573
 Deferred fees and discounts.......           302                       297                       280
 Allowance for losses..............           113                       103                       103
                                          -------                   -------                   -------
 Total loans receivable, net.......       $60,284                   $50,386                   $44,189
                                          =======                   =======                   =======

         The following table shows the composition of MFC's loan portfolio by fixed and adjustable rates at the dates indicated.

                                                                     At September 30,
                                        ----------------------------------------------------------------------
                                                1996                       1995                   1994
                                        --------------------      --------------------     -------------------
                                         Amount      Percent      Amount       Percent     Amount      Percent
                                         ------      -------      ------       -------     ------      -------
                                                                  (Dollars in Thousands)
Fixed-Rate Loans:
 Real estate:
  One- to four-family..............      $37,217      61.03%      $31,469      61.39%     $28,660      63.48%
  Multi-family.....................        2,696        4.42        2,959        5.77       2,831        6.27
  Commercial real estate...........          786        1.29        1,120        2.18       1,568        3.47
  Construction.....................          493         .81          329         .64         395         .88
                                         -------     -------      -------      ------     -------      ------
     Total real estate loans.......       41,192       67.55       35,877       69.98      33,454       74.10
  Consumer.........................        1,983        3.25        1,515        2.96       1,339        2.97
                                         -------     -------      -------      ------     -------      ------
     Total fixed-rate loans........       43,175       70.80       37,392       72.94      34,793       77.07

Adjustable-Rate Loans:
 Real estate:
  One- to four-family..............       15,468       25.36       12,803       24.97      10,352       22.93
  Multi-family.....................          720        1.18          869        1.70         ---         ---
  Commercial real estate  .........        1,416        2.32          201         .39         ---         ---
  Construction.....................          207         .34          ---         ---         ---         ---
                                         -------     -------      -------      ------     -------      ------
     Total adjustable-rate loans...       17,811       29.20       13,873       27.06      10,352       22.93
                                         -------     -------      -------      ------     -------      ------
     Total loans...................       60,986     100.00%       51,265     100.00%      45,145     100.00%
                                          ------     ======        ------     ======      ------      ======
Less:
 Loans in process..................          287                      479                     573
 Deferred fees and discounts.......          302                      297                     280
Allowance for loan losses.........           113                      103                     103
                                         -------                  -------                 -------

     Total loans receivable, net...      $60,284                  $50,386                 $44,189
                                         =======                  =======                 =======

         The following table illustrates the interest rate sensitivity of MFC's loan portfolio at September 30, 1996. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The table does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                                  Real Estate
                                    -----------------------------------------------------------------------------------------------
                                                               Multi-family
                                                                   and
                                                             Commercial real
                                    One- to four-family           estate                Construction               Consumer
                                    -------------------           ------                ------------               --------
                                                 Weighted                  Weighted                  Weighted             Weighted
                                                 Average                   Average                   Average               Average
                                    Amount         Rate       Amount        Rate       Amount         Rate       Amount      Rate
                                    ------         ----       ------        ----       ------         ----       ------      ----
                                                                                (Dollars in Thousands)
      Due During
     Years Ending
     September 30,
1997(1)..............          $     25          8.83%     $  198         9.13%        $330         9.00%     $  117         8.19%
1998.................               293          8.45          53         9.00          ---          ---          93         8.15
1999.................               149          8.58         516         9.05          ---          ---         158         7.86
2000 and 2001........               619          8.03         743         9.00          ---          ---         508         8.25
2002 thru 2006.......             6,560          7.46       1,687         9.20          ---          ---       1,107         8.05
2007 thru 2021.......            29,241          7.33       2,421         8.79          370         7.89         ---          ---
2022 and thereafter..            15,798          7.44         ---          ---          ---          ---         ---          ---

                                   Total
                                         Weighted
                                          Average
                              Amount        Rate
                              ------        ----
      Due During
     Years Ending
     September 30,
     -------------

1997(1)..............        $  670         8.89%
1998.................           439         8.43
1999.................           823         8.71
2000 and 2001........         1,870         8.47
2002 thru 2006.......         9,354         7.84
2007 thru 2021.......        32,032         7.45
2022 and thereafter..        15,798         7.44

(1) Includes demand loans, loans having no stated maturity and overdraft loans.

         At September 30, 1996, the total amount of loans due after September 30, 1997 which have fixed interest rates was $43.1 million, while the total amount of loans due after such date which have floating or adjustable interest rates was $17.2 million.

         One- to Four-Family Residential Mortgage Lending. Residential loan originations of this type are generated by MFC's marketing efforts (which include advertisements in local newspapers and on local radio stations), its existing customers, walk-in customers, and referrals from real estate agents and builders, and involvement by MFC's directors, officers and employees in various community organizations. MFC focuses its lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences in its market area. At September 30, 1996, MFC's one- to four-family residential mortgage loans totalled $52.7 million, or approximately 86.4% of MFC's total gross loan portfolio. See "Originations, Purchases, Sales and Servicing of Loans and Mortgage-Backed Securities."

         MFC currently offers fixed-rate mortgage loans and ARM loans. During the year ended September 30, 1996, MFC originated $2.3 million of adjustable-rate real estate loans, which were secured by one- to four-family residential real estate. During the same period, MFC originated $6.0 million of fixed-rate real estate loans which were secured by one- to four-family residential real estate. MFC's one- to four-family residential mortgage originations are primarily in its market area.

         MFC's ARMs do not permit negative amortization of principal and are not convertible into fixed-rate loans. MFC currently originates one- to four-family residential mortgage loans in amounts up to 95% of the appraised value of the security property and generally requires that private mortgage insurance be obtained in an amount sufficient to reduce MFC's exposure to at or below 80%. The terms of such loans are generally 15 years or less for fixed-rate loans and 30 years or less for ARM loans; however, a maximum 30-year term is also available for fixed-rate loans. Interest charged on these mortgage loans is competitively priced according to local market conditions. Although MFC has not sold any loans in the secondary market since 1985, most of MFC's fixed-rate residential mortgage loans originated since 1985 conform to secondary market standards, i.e., those of FNMA and FHLMC.

         MFC currently offers one-, five- and seven-year ARM loans with monthly principal and interest payments typically based on a 30 year amortization schedule. The five and seven year ARM loans are fixed-rate loans for the initial stated term and then automatically convert into one year ARM loans. These loans generally have a stated interest rate margin over the yields on the one-year U.S. Treasury Constant Maturity Index. The ARM loans currently originated by the Company generally limit interest rate increases to 2% annually and have an established long-term ceiling rate of up to 6% over the original interest rate.

         In the past, MFC originated ARM loans using a stated interest rate margin over the U.S. Monthly Median Cost of Funds Index (the "COF Index"). The COF Index generally does not adjust to changes in interest rates as quickly as other indices used to set ARM loans and therefore may not be as rate sensitive as is the Company's cost of funds or other indices. ARM loans originated by MFC using the COF Index limited interest rate increases and decreases to 1% annually and 5% over the life of the loan. At September 30, 1996, the total balance of one- to four-family ARM loans was $15.5 million, of which $3.3 million, or 21.3%, utilize the COF Index.

         As a consequence of using an initial fixed rate and caps, the interest rates on these loans may not be as rate sensitive as is the Company's cost of funds. Historically, the initial rate used for ARM loans has been below the fully-indexed rate and is established by the Company in accordance with market and competitive factors. MFC has not experienced difficulty with the payment history on its ARM loans.

         MFC originates one- to four-family ARMs in amounts up to 95% of the appraised value of the security property. For all loans with a loan-to-value ratio in excess of 80%, MFC requires private mortgage insurance to reduce exposure levels below the 80% level.

         In underwriting one- to four-family residential real estate loans, MFC evaluates the borrower's ability to make monthly payments and employment history and the value of the property securing the loan. Most properties securing real estate loans made by MFC are appraised by a staff appraiser who is licensed by the State of Iowa. To keep the appraisal process independent of the underwriting process, the staff appraiser cannot be a member of the Bank's loan committee. MFC generally requires borrowers to obtain an attorney's title opinion, and hazard insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan. Real estate loans originated by MFC generally contain a "due on sale" clause allowing MFC to declare the unpaid principal balance due and payable upon the sale of the security property.

         Commercial and Multi-Family Real Estate Lending. To a more limited extent, MFC has engaged in commercial and multi-family real estate lending. At September 30, 1996, MFC had $5.6 million of commercial and multi-family real estate loans, which represented 9.21% of MFC's total gross loan portfolio. This portion of MFC's loan portfolio had generally declined since fiscal 1991 through normal amortization and prepayments; however, MFC's commercial and multi-family real estate lending increased from $5.1 million at September 30, 1995 to $5.6 million at September 30, 1996. This increase was due to the purchase of a $330,000 commercial loan and the origination of a $1,000,000 commercial loan. At September 30, 1996, there were no commercial and multi-family real estate loans which were 30 or more days delinquent.

         The largest multi-family or commercial real estate loan outstanding at September 30, 1996 was a $1.0 million loan secured by an office building located in and personal guaranties of certain individuals living in Des Moines, Iowa. This loan was originated in November 1995 and has a loan to value ratio of approximately 70.2%.

         MFC's commercial and multi-family real estate loan portfolio is secured primarily by apartment houses and commercial buildings in Marshalltown and Des Moines, Iowa. Commercial and multi-family real estate loans generally have terms that do not exceed 25 years. Generally, the loans have been made in amounts up to 80% of the appraised value of the property. When MFC makes these loans, MFC analyzes the financial condition of the borrower, the borrower's credit history, and the reliability and predictability of the cash flow generated by the property securing the loan. MFC generally requires personal guaranties of the borrowers. Appraisals on properties securing multi-family or commercial real estate loans originated by MFC have generally been performed by independent appraisers.

         Multi-family and commercial real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family and commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed, or a bankruptcy court modifies a lease term, or a major tenant is unable to fulfill its lease obligations), the borrower's ability to repay the loan may be impaired.

         Construction Lending. MFC originates a limited amount of construction loans, generally to individuals for the construction of their residences.

         Construction loans to individuals for their residences are structured to be converted to permanent loans at the end of the construction phase, which typically runs up to six months. These construction loans have rates and terms which match any one- to four-family loans then offered by MFC, except that during the construction phase the borrower pays interest only. Generally, the maximum loan-to-value ratio of owner-occupied single family construction loans is 90%. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. At September 30, 1996, MFC had $700,000 of construction loans to borrowers intending to live in the properties, as compared to $329,000 at September 30, 1995.

         The application process includes a submission to MFC of accurate plans, specifications and costs of the project to be constructed. These items are used to determine the appraised value of the subject property. Loans are based on the lesser of current appraised value and/or the cost of construction (land plus building).

         Consumer Lending. MFC offers secured consumer loans, including home equity loans, home improvement loans and loans secured by savings deposits. MFC also originates a limited amount of unsecured signature loans. MFC currently originates substantially all of its consumer loans in its primary market area. MFC originates consumer loans on a direct basis. At September 30, 1996, MFC's consumer loan portfolio totalled $2.0 million, or 3.25% of its total gross loan portfolio. At September 30, 1996, all consumer loans had fixed rates of interest.

         The largest component of MFC's consumer loan portfolio consists of home equity loans. Home equity and other loans secured by second mortgages, together with loans secured by all prior liens, are limited to 80% or less of the appraised value of the property securing the loan. Generally, such loans have a maximum term of ten years. As of September 30, 1996, home equity and home improvement loans, most of which are secured by second mortgages, amounted to $1.9 million, or 3.1% of MFC's gross loan portfolio.

         Consumer loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower. The underwriting standards employed by MFC for consumer loans include an application, a determination of the applicant's payment history on other debts, employment stability and an assessment of ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

         Consumer loans may entail greater credit risk than do residential mortgage loans. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances of the borrower. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At September 30, 1996, there were no consumer loans which were 30 days or more delinquent.

Originations, Purchases, Sales and Servicing of Loans and Mortgage-Backed Securities

         Real estate loans are generally originated by the Bank's staff of loan officers. Loan applications are taken at all locations and are processed at the main office of the Bank.

         While MFC originates both adjustable-rate and fixed-rate loans, its ability to originate loans is dependent upon the relative customer demand for loans in its market. Over the last several years, the demand for fixed-rate loans has exceeded the demand for adjustable-rate loans except during the last six months of fiscal 1994.

         MFC has traditionally purchased mortgage-backed securities with excess funds not used to originate loans. The Board believes that the slightly lower yield carried by mortgage-backed securities is somewhat offset by the lower level of credit risk and the lower level of overhead required in connection with these assets, as compared to one- to four-family, commercial, multi-family and other types of loans. See "Investment Activities - Mortgaged-Backed Securities." Recently, however, the Company has begun to use such excess funds to purchase loan participations, as well as mortgage-backed securities. Such loans participations are predominantly secured by one- to four-family, multi-family and commercial real estate. At September 30, 1996, 36.5% of MFC's loans purchased from other lenders had fixed rates of interest and 63.5% had adjustable rates of interest. At September 30, 1996, MFC had $10.4 million of loan participations in its current loan portfolio. MFC currently intends to continue to negotiate with other lenders for the purchase of loan participations. MFC also intends to review its policy of investing in mortgage-backed securities, of which at least a portion of the principal and interest payments are guaranteed by either the GNMA, FNMA or FHLMC.

         The following table shows the loan origination, purchase and repayment activities of MFC for the periods indicated. No loans were sold by MFC during the periods indicated.

                                                                    Year Ended September 30,
                                                               ------------------------------------
                                                                1996          1995           1994
                                                               ------         ------        -------
                                                                         (In Thousands)
Originations by type:
 Adjustable-rate:
  Real estate
    - one- to four-family.............................         $2,295         $2,700        $ 6,049
    - commercial......................................          1,000            ---            ---
    - construction....................................            207            ---            320
                                                               ------         ------        -------
         Total adjustable-rate........................          3,502          2,700          6,369
                                                               ------         ------        -------

 Fixed-rate:
  Real estate
    - one- to four-family.............................          6,001          4,765          6,654
    - commercial......................................            330
    - construction....................................            493            329             75
  Non-real estate - consumer..........................          1,330            935            613
                                                               ------         ------        -------
         Total fixed-rate.............................          8,154          6,029          7,342
                                                               ------         ------        -------
         Total loans originated.......................         11,656          8,729         13,711
Purchases by type:
  Mortgage-backed securities:
   - Fixed-rate ......................................          2,480            ---         18,067
   - Adjustable-rate..................................            ---            ---          3,086
   Participations:
   - Fixed............................................          2,495          2,246            ---
   - Adjustable.......................................          4,334          2,970            ---
                                                               ------         ------        -------
         Total purchased..............................          9,309          5,216         21,153
Repayments:
  Mortgage-backed securities..........................         10,204          6,791         14,491
  Participations......................................          1,334            347            ---
  Principal loan repayments...........................          7,429          7,517         11,793
                                                               ------         ------        -------
         Total repayments.............................         18,967         14,655         26,284
                                                               ------         ------        -------
         Net increase (decrease)......................        $ 1,998       $  (710)        $ 8,580
                                                              =======       =======         =======

Non-Performing Assets and Classified Assets

         Payments on first mortgage loans are due on the first day of the month and, if payment is not received by the 15th day of the month, the collection process ordinarily begins. Collection personnel will contact the borrower by telephone or in writing to cure the default. If the account becomes 60 days delinquent (or sooner if warranted by the particular circumstances), a Notice of Right to Cure Default will be sent. In most cases, delinquencies are cured promptly. Foreclosure proceedings will be instituted once it is decided that further collection efforts appear fruitless.

         Generally, when a loan becomes delinquent 90 days or more, or when the collection of principal or interest becomes questionable, the loan will be placed on a non-accrual status and, as a result, previously accrued interest income on the loan will be taken out of current income. The loan will be transferred back to an accrual status if the borrower brings the loan current.

         At September 30, 1996, MFC had no loans which were delinquent.

         The table below sets forth the amounts and categories of non-performing assets in MFC's loan portfolio. For all years presented, MFC has had no troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates). Foreclosed assets include assets acquired in settlement of loans.

                                                                        At September 30,
                                                              ----------------------------------
                                                               1996           1995          1994
                                                              ------          ----          ----
                                                                     (Dollars in Thousands)
Non-accruing loans:
     One- to four-family...............................       $  ---          $---          $ 7
                                                              ------          ----          ---
     Total.............................................          ---           ---            7
                                                              ------          ----          ---

Accruing loans delinquent more than 90 days:
     One- to four-family...............................       $  ---          $  2         $---
     Consumer..........................................          ---           ---          ---
                                                              ------          ----          ---
     Total.............................................          ---             2          ---
                                                              ------          ----          ---
Foreclosed assets:
     One- to four-family...............................          ---            22           18
                                                              ------          ----          ---
     Total.............................................          ---            22           18
                                                              ------          ----          ---


Total non-performing assets............................        $ ---           $24          $25
                                                               =====           ===          ===
Total as a percentage of total assets..................         ---%          .02%         .02%
                                                                ===           ===          ===

         Other Assets of Concern. As of September 30, 1996, there were no assets which were not included in the above table where known information about the possible credit problems of the borrowers or the cash flows of the secured property have caused management to have serious doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such item in the non-performing asset categories. See "-Allowance for Loan Losses."

         Classified Assets. Federal regulations provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the savings association will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the savings association to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses, are required to be designated "Special Mention" by management.

         When a savings association classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings association classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An association's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the association's Regional Director at the regional OTS office, who may order the establishment of additional general or specific loss allowances.

         In connection with the filing of its periodic reports with the OTS and in accordance with its classification of assets policy, the Bank regularly reviews the loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations. On the basis of management's review of its assets, at September 30, 1996, the Bank had no assets classified as substandard, doubtful, loss or special mention.

         Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity, including those loans which are being specifically monitored by management. Such evaluation, which includes a review of loans for which full collectibility may not be reasonably assured, considers among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan loss allowance.

         Real estate properties acquired through foreclosure are recorded at fair value, less estimated disposition costs. If fair value at the date of foreclosure is lower than the balance of the related loan, the difference will be charged off to the allowance for loan losses at the time of transfer. Valuations are periodically updated by management and, if the value declines, a specific provision for losses on such property is established by a charge to operations.

         Although management believes that it uses the best information available to determine the allowance, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. Future additions to MFC's allowance will be the result of periodic loan, property and collateral reviews and thus cannot be predicted in advance. At September 30, 1996, MFC had a total allowance for loan losses of $113,000, or .19% of total net loans. See Note 3 of the Notes to Consolidated Financial Statements.

         The following table sets forth an analysis of MFC's allowance for loan losses.

                                                                                  Year Ended September 30,
                                                                         1996               1995                1994
                                                                         ----               ----                ----
                                                                                   (Dollars in Thousands)
Balance at beginning of period................                          $ 103                $103              $  95
Charge-offs...................................                            ---                   6                ---
Recoveries....................................                            ---                 ---                ---
                                                                         ----                ----               ----
Net charge-offs...............................                            ---                   6                ---
Additions charged to operations...............                             10                   6                  8
                                                                         ----                ----               ----
Balance at end of period......................                           $113                $103               $103
                                                                         ====                ====               ====
Ratio of net charge-offs during the period to average
 loans outstanding during the period..........                           --- %                .01%              --- %
                                                                         ===                  ===               ===
Ratio of net charge-offs during the period to average
 non-performing assets........................                           ---%              24.49%               ---%
                                                                         ===               =====                ===

         MFC's allowance for losses on loans at the dates indicated is summarized as follows:

                                                                        At September 30,
                                    ----------------------------------------------------------------------------------------
                                              1996                            1995                           1994
                                    -------------------------        ------------------------      -------------------------
                                                   Percent of                      Percent of                     Percent of
                                                   Loans in                        Loans in                       Loans in
                                                   Category                        Category                       Category
                                                   to Total                        to Total                       to Total
                                    Amount          Loans            Amount         Loans          Amount           Loans
                                    ------          -----            ------         -----          ------           -----
                                                                     (Dollars in Thousands)
One- to four-family
residential................          $113           86.39%            $103          86.36%          $103            86.41%
                                     ----           -----             ----          -----           ----            -----

     Total.................          $113           86.39%            $103          86.36%          $103            86.41%
                                     ====           =====             ====          =====           ====            =====

Investment Activities

         General. The investment policy of the Company generally is to invest funds among various categories of investments and maturities based upon the Company's need for liquidity, to achieve the proper balance between its desire to minimize risk and maximize yield, to provide collateral for public funds and borrowings, if any, and to fulfill the Company's asset/liability management policies.

         The Bank must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, the Bank has generally maintained its liquid assets above the minimum requirements imposed by OTS regulations and at a level believed adequate to meet requirements of normal daily activities and potential deposit outflows. As of September 30, 1996, the Bank's liquidity ratio (liquid assets as a percentage of net withdrawable savings deposits and current borrowings) was 36.44%. See "Regulation - Liquidity."

         Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds the assets of which conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

         Marshalltown Savings' investment and mortgage-backed securities portfolios are managed in accordance with a written investment policy adopted and supervised by the Board of Directors. At September 30, 1996, available-for-sale investments consisted of FHLMC, FNMA and FHLB stock. See Note 2 of the Notes to Consolidated Financial Statements for additional information regarding the Bank's investment and mortgage-backed securities.

         The OTS and the Financial Accounting Standards Board have issued guidelines regarding management oversight and accounting treatment for securities, including investment securities, mortgage-backed securities and derivative securities. The guidelines require thrift institutions to adjust the carrying value of securities to market value unless it can be demonstrated that a class of securities is intended to be held to maturity. At September 30, 1996, MFC held $47.5 million and $9.5 million, respectively, of the principal amount of mortgage-backed securities and investment securities which MFC intends to hold until maturity. As of such date, these securities had market values of $47.0 million and $9.4 million, respectively.

         Investment Securities. At September 30, 1996, MFC's cash and interest-bearing deposits in other financial institutions totalled $2.3 million, or 1.8% of its total assets, and investment securities (including a $1.2 million investment in the common stock of the FHLB of Des Moines and $1.1 million of FHLMC and FNMA stock) totalled $11.8 million, or 9.50% of its total assets. It is MFC's general policy to purchase U.S. Government securities and federal agency obligations for its investment portfolio. At September 30, 1996, the weighted average term to maturity of the investment securities portfolio, excluding the FHLB, FNMA and FHLMC stock, was 4.2 years.

         OTS regulations restrict investments in corporate debt and equity securities by the Bank. These restrictions include prohibitions against investments in the debt securities of any one issuer in excess of 15% of the Bank's unimpaired capital and unimpaired surplus as defined by federal regulations, which totalled $14.4 million as of September 30, 1996, plus an additional 10% if the investments are fully secured by readily marketable collateral. See "Regulation - Federal Regulation of Savings Associations" for a discussion of additional restrictions on the Bank's investment activities.

         The following table sets forth the composition of MFC's investment securities portfolio at the dates indicated.

                                                                                           At September 30,
                                                          -------------------------------------------------------------------------
                                                                    1996                     1995                    1994
                                                          ----------------------   ------------------------  ----------------------
                                                           Book Value  % of Total  Book Value   % of Total   Book Value  % of Total
                                                           ----------  ----------  ----------   ----------   ----------  ----------
                                                                                       (Dollars in Thousands)
Investment Securities:
  U.S. government securities...........................    $    ---        --- %  $      495          4.39%     $    486       3.70%
  Federal and State agency obligations.................       9,485       80.39        8,978         79.64        11,494      87.39
                                                           --------     -------   ----------      --------      --------    -------
     Subtotal..........................................       9,485       80.39        9,473         84.03        11,980      91.09
FHLMC and FNMA stock...................................       1,118        9.47          628          5.57
FHLB stock.............................................       1,196       10.14        1,172         10.40         1,172       8.91

     Total investment securities, FHLMC  and FNMA
      stock and FHLB stock.............................     $11,799     100.00%      $11,273       100.00%       $13,152     100.00%
                                                            =======     ======       =======       ======        =======     ======
Average remaining life of investment securities
 (excluding FHLB, FNMA and FHLMC stock)................     4.2 Years               3.2 Years                    3.1 Years
Interest-Earning Assets:
  Interest-bearing deposits with banks.................     $ 1,811     100.00%     $  3,418       100.00%       $ 1,131     100.00%
                                                             ======     ======      ========       ======        =======     ======
Average remaining life of investment securities and
 other interest-earning assets.........................     3.42 Years              2.1 Years                    2.8 Years

         The composition and maturities of the investment securities portfolio, excluding FHLB, FNMA and FHLMC stock, are indicated in the following table.

                                                                   At September 30, 1996
                         --------------------------------------------------------------------------------------------------
                                 Less Than        1 to 5          5 to 10          Over            Total Investment
                                 1 Year           Years           Years         10 Years                Securities
                                 ------           -----           -----         --------         --------------------------
                                Book Value      Book Value       Book Value      Book Value      Book Value     Fair Value
                                ----------      ----------       ----------      ----------      ----------     ----------
                                                                   (Dollars in Thousands)
Federal and State agency
 obligations............          $  ---          $8,493           $ 992           $ ---          $9,485           $9,402
                                  ------          ------           -----           -----          ------           ------
Total investment
securities..............          $  ---          $8,493           $ 992           $ ---          $9,485           $9,402
                                  ======          ======           =====           =====          ======           ======

Weighted average yield..            ---%           6.42%            7.36%            ---%           6.52%            6.52%

         MFC's investment securities portfolio at September 30, 1996 contained neither tax-exempt securities nor securities of any issuer with an aggregate book value in excess of 10% of MFC's retained earnings, excluding those issued by the United States Government or its agencies.

         Mortgage-Backed Securities. MFC has a substantial portfolio of fixed-rate and adjustable-rate mortgage-backed securities which it purchases and holds for investment. Such mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. For information regarding the carrying and market values of MFC's mortgage-backed securities portfolio, see Note 2 of the Notes to Consolidated Financial Statements.

         Mortgage-backed securities generally yield less than the loans that underlie such securities, because of the cost of payment guarantees or credit enhancements that result in reduced credit risk. However, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize obligations of MFC. In addition, mortgage-backed securities issued or guaranteed by the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC") are generally weighted at no more than 20% for risk-based capital purposes, and mortgage-backed securities issued or guaranteed by the Government National Mortgage Association ("GNMA") are weighted at 0% for risked-based capital purposes, as compared to an assigned risk weighting of 50% to 100% for whole residential mortgage loans. See "Regulation." These types of securities thus allow the Bank to optimize regulatory capital to a greater extent than non-securitized whole loans.

         While mortgage-backed securities carry a reduced credit risk as compared to whole loans, such securities are subject to the same risk as whole loans in that a fluctuating interest rate environment, along with other factors such as the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of such mortgage loans and thereby affect both the prepayment speed and value of such securities. Due to the relatively low interest rate environment during fiscal year 1994, MFC experienced a significantly higher prepayment of its mortgage-backed securities during that year than might otherwise be expected. During fiscal year 1995, as interest rates rose, prepayments slowed down. During fiscal 1996, although a slight decrease in interest rates resulted in some prepayments, the majority of the increase in prepayments was due to balloon mortgage-backed securities coming due. At September 30, 1996, mortgage-backed securities totalled $47.5 million, or 44.1% of MFC's total loan and mortgage-backed securities portfolio. Adjustable-rate mortgage-backed securities at September 30, 1996 totalled $13.7 million, or 28.8%, of MFC's total mortgage-backed securities.

         The following table sets forth the book value of MFC's mortgage-backed securities at the dates indicated.

                                                                                   At September 30,
                                                                      ------------------------------------------
                                                                        1996             1995             1994
                                                                      -------           -------          -------
                                                                                    (In Thousands)
    Issuers:
    Federal Home Loan Mortgage Corporation..................          $28,513           $33,758          $38,049

    Federal National Mortgage Association...................           11,527            12,858           14,586

    Government National Mortgage Association................            7,473             8,597            9,380
                                                                      -------           -------          -------

         Total..............................................          $47,513           $55,213          $62,015
                                                                      =======           =======          =======

         At September 30, 1996, $576,000 of MFC's mortgage-backed securities issued by the FHLMC were secured by multi-family loans.


         The  following  table sets forth the  contractual  maturities  of MFC's
mortgage-backed   securities  at  September  30,  1996.  All  of  the  Company's
mortgage-backed securities are classified as held to maturity.

                                     Due in
                                    Less than      1 to        5 to 10          Over 10         Total Mortgage Backed-
                                     1 Year       5 Years       Years           Years                 Securities
                                     ------       -------       -----           -----         --------------------------
                                   Book Value    Book Value   Book Value      Book Value      Book Value    Market Value
                                   ----------    ----------   ----------      ----------      ----------    ------------
                                                                        (In Thousands)
Federal Home Loan Mortgage
 Corporation ...............       $   993        $22,432        $   239        $ 4,849        $28,513        $28,155

Federal National Mortgage
 Association ...............           438          4,263          1,002          5,824         11,527         11,229

Government National Mortgage
 Association ...............          --                8             12          7,453          7,473          7,646
                                   -------        -------        -------        -------        -------        -------
     Total .................       $ 1,431        $26,703        $ 1,253        $18,126        $47,513        $47,030
                                   =======        =======        =======        =======        =======        =======

Weighted Average Yield .....          7.37%          6.28%          8.30%          6.80%          6.56%          6.55%

Other Investments

         At September 30, 1996, MFC owned an office building, six undeveloped parcels of land, and a residence with a total aggregate book value of $406,000, all of which are located in Marshalltown, Iowa. The office building and residence have a net book value of $298,000 and generate income of approximately $46,300 annually.

         MFC has entered into two joint venture low income apartment housing projects in Des Moines, Iowa to take advantage of certain tax benefits available under Section 42 of the Internal Revenue Code of 1986, as amended. One investment, which MFC entered into on June 15, 1994, is for the construction of a 62-unit apartment complex and the other, which MFC entered into on April 28, 1995, is for the construction of a 56-unit apartment complex. At September 30, 1996, the Company's equity interests in each project were $232,283 and $250,000, respectively, representing limited partnership interests of 16.7% in each investment. As a result of these investments, MFC will receive tax credits of approximately $84,000 per year for ten years.

Sources of Funds

         General. MFC's sources of funds are primarily deposits, amortization and prepayment of loans and mortgage-backed securities, interest earned on or maturation of investment securities and short-term investments, and funds provided from operations.

         Deposits. MFC offers a variety of deposit accounts having a wide range of interest rates and terms. MFC's deposits consist of passbook and statement savings accounts, money market accounts, NOW accounts and certificate accounts currently ranging in terms from 91 days to eight years. MFC offers customers age 59 1/2 or older who invest in two-year certificates of deposit for their Individual Retirement Account a rate currently equal to MFC's eight-year certificates of deposit. MFC only solicits deposits from its market area and does not use brokers to obtain deposits. MFC relies primarily on competitive pricing policies, advertising and customer service (including location) to attract and retain these deposits.

         The flow of deposits is influenced significantly by general economic conditions, changes in prevailing interest rates, and competition.

         The variety of deposit accounts offered by MFC has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. MFC has become more susceptible to short-term fluctuations in deposit flows, as customers have become more conscious of interest rates. MFC endeavors to manage the pricing of its deposits in keeping with its asset/liability management and profitability objectives. Based on its experience, MFC believes that its passbook and statement savings accounts, money market and NOW accounts are relatively stable sources of deposits. However, the ability of MFC to attract and retain certificate accounts and the rates paid on these deposits has been and will continue to be significantly affected by market conditions.

         The following table sets forth the savings flows at MFC during the periods indicated:

                                                                              Year Ended September 30,
                                                                   --------------------------------------------
                                                                      1996             1995              1994
                                                                   --------          --------          --------
                                                                             (Dollars in Thousands)
      Opening balance....................................          $103,121          $104,597          $111,265
      Deposits...........................................            83,108            83,990            83,481
      Withdrawals........................................            87,991            89,665            94,305
      Interest credited..................................             4,801             4,199             4,156
                                                                   --------          --------          --------
      Ending balance.....................................          $103,039          $103,121          $104,597
                                                                   ========          ========          ========
      Net increase (decrease)............................          $    (82)         $ (1,476)         $ (6,666)
                                                                   ========          ========          ========
      Percent increase (decrease)........................              (.08)%           (1.41)%           (5.99)%
                                                                   ========          ========          ========

         The following table sets forth the dollar amount of savings deposits and accrued interest in the various types of deposit programs offered by MFC for the periods indicated.

                                                                           At Year Ended September 30,
                                              ------------------------------------------------------------------------------------
                                                       1996                            1995                          1994
                                              -------------------------      ------------------------       ----------------------
                                                               Percent                       Percent                      Percent
                                               Amount          of Total        Amount        of Total       Amount        of Total
                                                                          (Dollars in Thousands)
Transactions and Savings Deposits:
Savings Accounts (3.00%)...................   $ 9,125            8.78%       $  9,698          9.33%       $ 10,629         10.10%
NOW Accounts (2.70%).......................     4,086             3.93          4,195           4.03          4,211           4.00
Money Market Accounts (2.75%-3.05%)........     8,147             7.84          9,458           9.09         13,138          12.49
                                              -------           ------       --------         ------       --------        -------
Total Non-Certificates.....................   $21,358            20.55       $ 23,351          22.45         27,978          26.59
                                              -------           ------       --------         ------       --------        -------

 2.51 - 3.50%..............................       ---              ---            ---            ---         11,646          11.07
 3.51 - 4.50%..............................       713              .69          6,510           6.26         26,935          25.59
 4.51 - 5.50%..............................    34,615            33.31         16,214          15.59         10,815          10.28
 5.51 - 6.50%..............................    34,059            32.77         31,582          30.36         16,953          16.11
 6.51 - 7.50%..............................     9,035             8.69         19,849          19.08          2,429           2.31
 7.51 - 8.50%..............................     2,353             2.26          4,780           4.60          7,048           6.70
 8.51 and over.............................       906              .88            835            .80            793            .75
                                              -------           ------       --------         ------       --------        -------
Total Certificates.........................    81,681            78.60         79,770          76.69         76,619          72.81
                                              -------           ------       --------         ------       --------        -------
Accrued Interest...........................       887              .85            897            .86            632            .60
                                              -------           ------       --------         ------       --------        -------
Total Deposits and Accrued Interest........  $103,926          100.00%       $104,018        100.00%       $105,229        100.00%
                                             ========          ======        ========        ======        ========        ======

         The following table shows rate and maturity information for MFC's certificates of deposit as of September 30, 1996.

                                                                                                 8.51%
                                       3.51-      4.51-       5.51-     6.51-       7.51-         and                    Percent
                                       4.50%      5.50%       6.50%     7.50%       8.50%         over       Total       of Total
                                       -----      -----       -----     -----       -----         ----       -----       --------

Certificate accounts maturing
in quarter ending:
December 31, 1996.................    $  266    $ 6,625     $ 6,079    $   461       $  293      $   ---    $13,724        16.80%
March 31, 1997....................       345      6,502       6,021      1,533          125          503     15,029         18.40
June 30, 1997.....................       102      3,002       6,376      6,270           44          358     16,152         19.78
September 30, 1997................       ---      8,305       3,535        ---           69           45     11,954         14.64
December 31, 1997.................       ---      2,366       2,299        ---          215          ---      4,880          5.97
March 31, 1998....................       ---      1,218       1,781        ---          643          ---      3,642          4.46
June 30, 1998.....................       ---      1,158         586        ---          162          ---      1,906          2.33
September 30, 1998................       ---      1,514       1,471        ---           55          ---      3,040          3.72
December 31, 1998.................       ---        865         227         10           84          ---      1,186          1.45
March 31, 1999....................       ---        886         232         58          447          ---      1,623          1.99
June 30, 1999.....................       ---        805         ---         40          145          ---        990          1.21
September 30, 1999................       ---        269         263        222           71          ---        825          1.01
Thereafter........................       ---      1,100       5,189        441                       ---      6,730          8.24
                                      ------    -------     -------    -------       ------       ------    -------       -------
 Total............................    $  713    $34,615     $34,059    $ 9,035       $2,353        $ 906    $81,681        100.00%
                                      ======    =======     =======    =======       ======        =====    =======        ======

   Percent of total...............      .87%     42.38%      41.70%     11.06%       2.88 %        1.11%                   100.00%
                                      ======    =======     =======    =======       ======        =====                   ======

         The following table indicates the amount of MFC's certificates of deposit and other deposits by time remaining until maturity as of September 30, 1996:

                                                                            Maturity
                                                  --------------------------------------------------------------
                                                                 Over          Over
                                                  3 Months      3 to 6       6 to 12         Over
                                                  or Less       Months        Months      12 months       Total
                                                  -------       ------        ------      ---------       -----
                                                                          (In thousands)
Certificates of deposit less
 than $100,000..............................       $13,179      $13,669      $26,499       $23,960       $77,307

Certificates of deposit of $100,000
 or more....................................           545          955        1,467           862         3,829

Public funds................................           ---          405          140           ---           545
                                                   -------      -------      -------       -------       -------
Total certificates of deposit...............       $13,724      $15,029      $28,106       $24,822       $81,681
                                                   =======      =======      =======       =======       =======

         Borrowings. Deposits and principal and interest payments on loans and mortgage-backed securities are MFC's primary source of funds. MFC will, when necessary, utilize borrowings when they are a less costly source of funds and can be invested at a positive rate of return. In addition, MFC may rely on borrowings for short-term liquidity needs.

         Marshalltown Savings may obtain advances from the FHLB of Des Moines upon the security of a blanket collateral agreement of a percentage of unencumbered loans. Such advances can be obtained pursuant to several different credit programs, each of which has its own interest rate and range of maturities. At September 30, 1996, MFC had no borrowings outstanding and the Bank has had no outstanding FHLB advances or other borrowings since 1989.

Subsidiary Activities

         As a federally chartered savings bank, Marshalltown Savings is permitted by OTS regulations to invest up to 2% of its assets, or $2.4 million at September 30, 1996, in the stock of, or loans to, service corporation subsidiaries. As of such date, the net book value of the Bank's investment in its service corporation was approximately $131,000. Marshalltown Savings may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes and up to 50% of its total capital in conforming loans to service corporations in which it owns more than 10% of the capital stock. In addition to investments in service corporations, federal savings banks are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities in which a federal savings bank may engage in directly.

         Marshalltown Savings organized a single service corporation in August 1983 named MSL Financial Corporation ("MSL Financial"), located in Marshalltown, Iowa. MSL Financial currently offers annuities to MFC's customers and members of the general public. MSL Financial reported net income of $6,254 for the 1996 fiscal year.

Regulation

         The Bank is a federally chartered savings bank, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, the Bank is subject to broad federal regulation and oversight extending to all its operations. The Bank is a member of the FHLB of Des Moines and is subject to certain limited regulation by the Federal Reserve Board. As the savings and loan holding company of the Bank, MFC also is subject to federal regulation and oversight. The purpose of the regulation of MFC and other holding companies is to protect subsidiary savings associations. The Bank is a member of the SAIF and the deposits of the Bank are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over the Bank.

         Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

         Federal Regulation of Savings Associations. The OTS has extensive authority over the operations of savings associations. As part of this authority, the Bank is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. The last regular OTS and FDIC examinations of the Bank were as of September 30, 1996 and June 8, 1990, respectively. When these examinations are conducted by the OTS and FDIC, the examiners may require the Bank to provide for higher general or specific loan loss reserves. All savings associations are subject to a semi-annual assessment, based upon the savings association's total assets, to fund the operations of the OTS. The Bank's OTS assessment for the fiscal year ended September 30, 1996 was $34,342.

         The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including the Bank and MFC. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

         In addition, the investment, lending and branching authority of the Bank is generally prescribed by federal laws, and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings association may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. The Bank is in compliance with the noted restrictions.

         The Bank's permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At September 30, 1996, the Bank's lending limit under this restriction was $2.2 million. The Bank is in compliance with the loans-to-one-borrower limitation.

         The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action.

         Insurance of Accounts and Regulation by the FDIC. The Bank is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the SAIF or the Bank Insurance Fund (the "BIF"). The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

         The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

         For the first six months of 1995, the assessment schedule for BIF members and SAIF members ranged from .23% to .31% of deposits. As is the case with the SAIF, the FDIC is authorized to adjust the insurance premium rates for banks that are insured by the BIF in order to maintain the reserve ratio of the BIF at 1.25% of BIF insured deposits. As a result of the BIF reaching its statutory reserve ratio, the FDIC revised the premium schedule for BIF insured institutions to provide a range of .04% to .31% of deposits. The revisions became effective in the third quarter of 1995. In addition, the BIF rates were further revised, effective January 1996, to provide a range of 0% to .27%. The SAIF rates, however, were not adjusted. At the time the FDIC revised the BIF premium schedule, it noted that, absent legislative action (as discussed below), the SAIF would not attain its designated reserve ratio until the year 2002. As a result, SAIF insured institutions would continue to be generally subject to higher deposit insurance premiums than BIF insured institutions until, all things being equal, the SAIF attained its required reserve ratio.

         In order to eliminate this disparity and any competitive disadvantage between BIF and SAIF member institutions with respect to deposit insurance premiums, legislation to recapitalize the SAIF was enacted on September 30, 1996. The legislation provides for a one-time assessment to be imposed on all deposits assessed at the SAIF rates, as of March 31, 1995, in order to recapitalize the SAIF. It also provides for the merger of the BIF and the SAIF on January 1, 1999 if no savings associations then exist. The special assessment rate has been established at .657% of deposits by the FDIC. At September 30, 1996, $681,920 was accrued for the special assessment, and the amount paid for the special assessment (during November 1996) was $675,101. This special assessment significantly increased noninterest expense and adversely affected the Bank's results of operations for the year ended September 30, 1996. As a result of the special assessment, the Bank's deposit insurance premium for the fourth quarter of calendar year 1996 will be reduced to 18 basis points based upon its current risk classification and the new assessment schedule for SAIF insured institutions. These premiums are subject to change in future periods.

         Prior to the enactment of the legislation, a portion of the SAIF assessment imposed on savings associations was used to repay obligations issued by a federally chartered corporation to provide financing ("FICO") for resolving the thrift crisis in the 1980s. Although the FDIC has proposed that the SAIF assessment be equalized with the BIF assessment schedule, effective October 1, 1996, SAIF-insured institutions will continue to be subject to a FICO assessment as a result of this continuing obligation. Although the legislation also now requires assessments to be made on BIF-assessable deposits for this purpose, effective January 1, 1997, that assessment will be limited to 20% of the rate imposed on SAIF-assessable deposits until the earlier of December 31, 1999 or when no savings association continues to exist, thereby imposing a greater burden on SAIF member institutions such as the Bank. Thereafter, however, assessments on BIF-member institutions will be made on the same basis as SAIF-member institutions. The precise rates to be established by the FDIC to implement this requirement for all FDIC-insured institutions are uncertain at this time but the assessments are anticipated to be approximately 6.5 basis points on SAIF deposits and 1.5 basis points on BIF deposits until BIF- insured institutions participate fully in the repayment of FICO obligations.

         Regulatory Capital Requirements. Federally insured savings associations, such as the Bank, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

         The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with this requirement. At September 30, 1996, the Bank did not have any intangible assets.

         The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership. For excludable subsidiaries, the debt and equity investments in such subsidiaries are deducted from assets and capital. The Bank's subsidiary qualifies as an includable subsidiary.

         At September 30, 1996, the Bank had tangible capital of $14.3 million, or 12.0% of adjusted total assets, which was approximately $12.5 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

         The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio.

         At September 30, 1996, the Bank had core capital equal to $14.3 million, or 12.0% of adjusted total assets, which was $10.7 million above the minimum leverage ratio requirement of 3% as in effect on that date.

         The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of nontraditional activities. At September 30, 1996, the Bank had no capital instruments that qualify as supplementary capital and $113,000 of general loss reserves, which was less than 1.25% of risk-weighted assets.

         Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. The Bank had $117,000 of such exclusions from capital and assets at September 30, 1996.

         In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100% based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.

         OTS regulations also require every savings association with more than normal interest rate risk exposure to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule will not become effective until the OTS evaluates the process by which savings associations may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed. Any savings association with less than $300 million in assets and a total capital ratio in excess of 12% is exempt from this requirement unless the OTS determines otherwise.

         On September 30, 1996, the Bank had total capital of $14.3 million (including $14.3 million in core capital and $113,000 in qualifying supplementary capital) and risk-weighted assets of $42.4 million (including no converted off-balance sheet assets); or total capital of 33.72% of risk-weighted assets. This amount was $10.9 million above the 8% requirement in effect on that date.

         The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

          As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

         Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the association. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

         The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the OTS or the FDIC of any of these measures on the Bank may have a substantial adverse effect on the Bank's operations and profitability. MFC shareholders do not have preemptive rights, and therefore, if MFC is directed by the OTS or the FDIC to issue additional shares of Common Stock, such issuance may result in the dilution in the percentage of ownership of MFC.

         Limitations on Dividends and Other Capital Distributions. OTS regulations impose various restrictions on savings associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.

         The OTS utilizes a three-tiered approach to permit associations, based on their capital level and supervisory condition, to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. See "-- Regulatory Capital Requirements."

         Generally, savings associations, such as the Bank, that before and after the proposed distribution meet their capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or 75% of their net income for the most recent four quarter period. However, an association deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. The Bank may pay dividends in accordance with this general authority.

         Savings associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. Savings associations that do not, or would not meet their current minimum capital requirements following a proposed capital distribution, however, must obtain OTS approval prior to making such distribution. The OTS may object to the distribution during that 30-day period notice based on safety and soundness concerns. See "- Regulatory Capital Requirements."

         The OTS has proposed regulations that would revise the current capital distribution restrictions. Under the proposal, a savings association may make a capital distribution without notice to the OTS (unless it is a subsidiary of a holding company) provided that it has a CAMEL 1 or 2 rating, is not of supervisory concern, and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance can be given as to whether or in what form the regulations may be adopted.

         Liquidity. All savings associations, including the Bank, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what the Bank includes in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 5%.

         In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the association's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid asset ratio requirement. At September 30, 1996, the Bank was in compliance with both requirements, with an overall liquid asset ratio of 36.44% and a short-term liquid asset ratio of 2.90%.

         Accounting. An OTS policy statement applicable to all savings associations clarifies and re-emphasizes that the investment activities of a savings association must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with GAAP. Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held for investment, sale or trading) with appropriate documentation. The Bank is in compliance with these amended rules.

         OTS accounting regulations, which may be made more stringent than GAAP by the OTS, require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports incorporate any other accounting regulations or orders prescribed by the OTS.

         Qualified Thrift Lender Test. All savings associations, including the Bank, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. Such assets primarily consist of residential housing related loans and investments. At September 30, 1996, the Bank met the test and has always met the test since its effectiveness.

         Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "-- Holding Company Regulation."

         Community Reinvestment Act. Under the Community Reinvestment Act of 1977 (the "CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including those of low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of the Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by the Bank. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

         The federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, the Bank may be required to devote additional funds for investment and lending in its local community. The Bank was examined for CRA compliance in September 1995 and received a rating of satisfactory.

         Transactions with Affiliates. Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of the Bank include MFC and any company which is under common control with the Bank. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Bank's subsidiary is not deemed an affiliate; however, the OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case-by-case basis.

         Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

         Holding Company Regulation. MFC is a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, MFC is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over MFC and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

         As a unitary savings and loan holding company, MFC generally is not subject to activity restrictions. If MFC acquired control of another savings association as a separate subsidiary, MFC would become a multiple savings and loan holding company, and the activities of MFC and any of its subsidiaries (other than the Bank or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualified as a QTL and were acquired in a supervisory acquisition.

         If the Bank fails the QTL test, MFC must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure MFC must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "-- Qualified Thrift Lender Test."

         MFC must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

         Federal Securities Law. The stock of MFC is registered with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). MFC is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

         Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of MFC may not be resold without registration or unless sold in accordance with certain resale restrictions. If MFC meets specified current public information requirements, each affiliate of MFC is able to sell in the public market, without registration, a limited number of shares in any three-month period.

         Federal Reserve System. The FRB requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At September 30, 1996, the Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements that may be imposed by the OTS. See "-- Liquidity."

         Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but FRB regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

         Federal Home Loan Bank System. The Bank is a member of the FHLB of Des Moines, which is one of 12 regional FHLBs that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. These policies and procedures are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

         As a member, the Bank is required to purchase and maintain stock in the FHLB of Des Moines. At September 30, 1996, the Bank had $1.2 million in FHLB stock, which was in compliance with this requirement. In past years, the Bank has received substantial dividends on its FHLB stock. Over the past five calendar years such dividends have averaged 8.47%, and were 7.00% for the first three quarters of calendar year 1996.

         Under federal law, the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank's FHLB stock may result in a corresponding reduction in the Bank's capital.

         As with the year ended September 30, 1995, for the year ended September 30, 1996, dividends paid by the FHLB of Des Moines to the Bank totalled $86,000. The $22,000 dividend received for the quarter ended September 30, 1996 reflects an annualized rate of 7.29%, as compared to an annualized rate of 7.00% for fiscal 1995.

         Federal and State Taxation. Prior to the enactment of recent legislation (discussed below), savings associations such as the Bank that met certain definitional tests relating to the composition of assets and other conditions prescribed by the Internal Revenue Code of 1986, as amended (the "Code"), had been permitted to establish reserves for bad debts and to make annual additions thereto which could, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "non-qualifying loans" was computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" (generally loans secured by improved real estate) could be computed under either the experience method or the percentage of taxable income method (based on an annual election).

         In August 1996, legislation was enacted that repeals the percentage of taxable income method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. As a result, small thrifts such as the Bank must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for post-1987 tax years. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture will occur over a six-year period, the commencement of which will be delayed until the first taxable year beginning after December 31, 1997, provided the institution meets certain residential lending requirements. The management of the Bank does not believe that the legislation will have a material impact on the Bank.

         In addition to the regular income tax, corporations, including savings associations such as the Bank, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including savings associations such as the Bank, are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

         To the extent earnings appropriated to a savings association's bad debt reserves for "qualifying real property loans" and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method and to the extent of the association's supplemental reserves for losses on loans ("Excess"), such Excess may not, without adverse tax
consequences,   be  utilized  for  the  payment  of  cash   dividends  or  other
distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). As of September 30, 1996, the Bank's Excess for tax purposes totalled approximately $2.2 million.

         MFC, the Bank and the Bank's subsidiary file consolidated federal income tax returns on a fiscal year basis ending September 30 using the accrual method of accounting. Savings associations such as the Bank that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income for purposes of computing the percentage bad debt deduction for losses attributable to activities of the non-savings association members of the consolidated group that are functionally related to the activities of the savings association member.

         The Bank and its consolidated subsidiary have been audited by the IRS with respect to consolidated federal income tax returns through December 31, 1985. With respect to years examined by the IRS, either all deficiencies have been satisfied or sufficient reserves have been established to satisfy asserted deficiencies. In the opinion of management, any examination of still open returns (including returns of subsidiaries and predecessors of, or entities merged into, the Bank) would not result in a deficiency which could have a material adverse effect on the financial condition of the Bank and its consolidated subsidiary.

         Iowa Taxation. MFC and the Bank's subsidiary file Iowa corporation tax returns on a fiscal year basis ending September 30. The Bank currently files an Iowa franchise tax return.

         Iowa imposes a franchise tax on the taxable income of both mutual and stock savings banks. The tax rate is 5%, which may effectively be increased, in individual cases, by application of a minimum tax provision. Taxable income under the franchise tax is generally similar to taxable income under the federal corporate income tax, except that, under the Iowa franchise tax, no deduction is allowed for Iowa franchise tax payments and taxable income includes interest on state and municipal obligations.

         Delaware Taxation. As a Delaware holding company, MFC is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. MFC is also subject to an annual franchise tax imposed by the State of Delaware.

Competition

         MFC faces strong competition, both in originating real estate loans and in attracting deposits. Competition in originating real estate loans comes primarily from other commercial banks, savings banks, credit unions and mortgage bankers making loans secured by real estate located in the Company's market area. Commercial banks, savings banks, credit unions and finance companies provide vigorous competition in consumer lending. The Company competes for real estate and other loans principally on the basis of the quality of services it provides to borrowers, interest rates and loan fees it charges, and the types of loans it originates.

         Because the Company attracts all of its deposits through its retail banking offices, primarily from the communities in which those retail banking offices are located, competition for those deposits comes principally from other commercial banks, savings banks, credit unions and brokerage houses located in the same communities. The Company competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours, and convenient branch locations with interbranch deposit and withdrawal privileges at each location.

         The Company serves Marshall County and the western half of Tama County, Iowa. There are 12 commercial banks, one savings bank, other than Marshalltown Savings, and six credit unions which compete for deposits and loans in MFC's primary market area.

Employees

         At September 30, 1996, the Company and its subsidiary had a total of 34 employees, including 4 part-time employees. The Company's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Executive Officers Who Are Not Directors

         The following is a description of the Executive Officers of the Company and the Bank who are not also Directors, as of September 30, 1996.

         Judy L. Roberts. Ms. Roberts, age 51, joined Marshalltown Savings in 1973 as a member of the accounting department. She was appointed Treasurer in 1982 and Vice President of the Bank in 1990. Ms. Roberts worked full-time as the office manager at McGladrey & Pullen, Des Moines, Iowa while attending Drake University. In 1972, Ms. Roberts graduated from Drake University with a degree in business education and in 1992 from Buena Vista College with a degree in accounting. Ms. Roberts is a Certified Public Accountant.

         Wanda L. Evans. Ms. Evans, age 54, started as a teller at Marshalltown Savings in 1970 and in 1982 was promoted to Vice President in charge of Teller Operations, Data Processing and Branch Operations. Ms. Evans is also the Bank's Corporate Secretary. Prior to joining Marshalltown Savings, Ms. Evans worked as a teller at Home Federal Savings of Sioux City, Iowa.

         John C. Harmer. Mr. Harmer, age 57, was employed as Assistant Vice President/Branch Manager with Associates Financial Services located in Ames, Iowa, until 1976 when he joined Marshalltown Savings as Vice President in charge of Loan Origination. Currently, he is Vice President of Loan Servicing. Mr. Harmer received his A.A. degree from Norfolk Junior College in Norfolk, Nebraska in 1959.

         Kathy L. Baker.  Ms.  Baker,  age 49, is the Bank's Vice  President  in
charge of Savings, Marketing and Loan Originations. Ms. Baker joined Marshalltown Savings in 1980 as a savings counselor and, in 1985, was appointed Vice President. In 1968, Ms. Baker received her B.S. degree in psychology from Iowa State University.

Item 2.   Description of Property

         The Company conducts its business at its main office and branch offices in Marshalltown and Toledo, Iowa. The following table sets forth information relating to each of the Company's offices as of September 30, 1996. The total net book value of the Company's premises and equipment (including land, building and leasehold improvements and furniture, fixtures and equipment) at September 30, 1996 was $436,000. See Note 5 of Notes to Consolidated Financial Statements in the Annual Report.

                                                            Total
                                                         Approximate
                                           Date             Square            Net Book Value in Thousands
    Location                              Acquired          Footage              at September 30, 1996
    --------                              --------          -------              ---------------------
Main Office:
  303 West Main Street                     1964              9,950                         $194
  Marshalltown, Iowa

Branch Offices:
  29 South Center Street                   1976              1,876                          128
  Marshalltown, Iowa


  119 High Street                           ---              1,700                            4
  Toledo, Iowa (1)


(1)      Lease scheduled to expire March 14, 2000.

         MFC believes that its current facilities are adequate to meet the present and foreseeable needs of the Bank and the Company.

         The Company maintains an on-line data base with a service bureau servicing financial institutions. The net book value of the data processing and computer equipment utilized by the Company at September 30, 1996 was $8,000.

Item 3.  Legal Proceedings

         MFC is involved from time to time as plaintiff or defendant in various legal actions arising in the normal course of its business. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with counsel representing MFC in the proceedings, that the resolution of these proceedings should not have a material effect on MFC's consolidated financial position or results of operations.

Item 4.  Submission of Matters to a Vote of Security Holders

         No matter was submitted to a vote of security holders, through the solicitation of proxies or otherwise, during the quarter ended September 30, 1996.

                                     PART II

Item 5.  Market for Common Equity and Related Stockholder Matters


         The per share price range of the common stock for each quarter during the last two fiscal years is as follows:

Quarter Ended                   Fiscal 1996                     Fiscal 1995
-------------            ----------------------         -----------------------
                           High            Low            High             Low
                           ----            ---            ----             ---
December 31              $16.25          $14.25         $11.625          $10.25
March 31                  16.75           15.50           13.50           11.50
June 30                   16.50           15.50           13.25           12.00
September 30              16.50           15.25           16.25           12.75


         The stock price information set forth in the table above was provided by The Nasdaq Stock Market. Such information reflects interdealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The closing price of Marshalltown Financial Corporation's common stock on December 20, 1996 was $14.75.

         To date, the Company has not paid any dividends on its Common Stock. The Company may consider paying dividends in the future. Dividend payment decisions, however, are made with consideration of a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions.

         At December 20, 1996, there were 1,411,475 shares of Marshalltown Financial Corporation common stock issued and outstanding and there were 421 holders of record.

Item 6. Management's Discussion and Analysis or Plan of Operation

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

          The primary asset of Marshalltown Financial Corporation (the "Company" or "MFC") is Marshalltown Savings Bank, FSB ("Marshalltown Savings" or the "Bank"). In connection with the Bank's conversion to stock form, the Company completed its initial public offering with the issuance of 1,411,475 shares of common stock on March 30, 1994. Unless otherwise noted, all references to the Company prior to March 30, 1994 are to the Bank and its subsidiary on a consolidated basis.

          The Company's basic mission is to provide mortgage money on a profitable basis to the communities it serves. In seeking to accomplish this objective, the Company has focused on offering a full range of deposit products and using the funds from these deposits for lending on first mortgage home loans, home equity loans and home improvement loans. When excess funds are available, MFC will invest in loans through the purchase of whole loans, participation loans and mortgage-backed securities.

          The operations of MFC are significantly affected by prevailing economic conditions, the monetary and fiscal policies of federal agencies as well as the policies of agencies that regulate financial institutions. The Company has always sought to maintain quality assets which have enhanced its earnings as well as helped to maintain its capital levels well above minimum standards.

          The Company's results of operations are primarily dependent on the difference or "spread" between the average yield earned on loans, mortgage-backed securities and investments, and the average rate paid on deposits. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company, like other thrift institutions, is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities.

          On February 27, 1996, stockholders of the Company voted to approve the Agreement to Merge and Plan of Reorganization and related Plan of Merger (together, the "Merger Agreement") and the merger of Savings Bay Corporation ("SBC"), a wholly owned subsidiary of BancSecurity Corporation ("BancSecurity"), with and into MFC and for MFC to become the wholly owned subsidiary of BancSecurity (the "Merger"). Consummation of the Merger was contingent upon the approval of the Merger by the Board of Governors of the Federal Reserve System (the "FRB"). Under the Merger Agreement, if the Merger had not been consummated by September 30, 1996, either party had the right to terminate the Merger Agreement so long as such party was not in material breach of the Merger Agreement. On November 8, 1996, the Company entered into a forbearance agreement (the "Forbearance Agreement") with BancSecurity pursuant to which the Company agreed not to terminate the Merger Agreement until December 13, 1996, unless the FRB approved the Merger prior to such date, in which case the Company agreed not to terminate the Merger Agreement until January 15, 1997. In return, the original per share merger consideration of $16.75 in cash would be increased by 6% per annum from September 30, 1996 through the closing date of the Merger. The Forbearance Agreement also provided that if the Merger were not consummated for any reason (except for breach by the Company) BancSecurity was required to pay to the Company $75,000 in cash.

          On December 9, 1996, the FRB denied the Merger. The principal reason cited by the FRB for the denial was an undue level of market concentration that would be created by the Merger. As a result of the FRB's decision, MFC terminated the Merger Agreement.

Financial Condition

          The Company had total assets at September 30, 1996 of $124.2 million, an increase of $502,000 from $123.7 million at September 30, 1995. The increase was primarily due to an increase in loans receivable. During fiscal 1996, loans receivable increased to $60.3 million at September 30, 1996 from $50.4 million at September 30, 1995 for a total increase of $9.9 million or 19.64%. This increase was primarily a result of loan participation purchases from other financial institutions.

          The increase in the loan portfolio was funded by cash, cash equivalents, and investment securities which decreased $1.6 million to $14.1 million at September 30, 1996 from $15.7 million at September 30, 1995 and mortgage backed securities which decreased $7.7 million or 13.95% to $47.5 million at September 30, 1996 from $55.2 million at September 30, 1995.

          The Company had total liabilities at September 30, 1996 of $104.8 million, an increase of $357,000 from $104.5 million at September 30, 1995. Total deposits of the Company remained relatively stable during fiscal 1996. At September 30, 1996, deposits totalled $103.0 million, a decrease from $103.1 million at September 30, 1995. Accrued expenses and other liabilities increased due to the projected special assessment of $682,000 payable by the Bank to recapitalize the Federal Deposit Insurance Corporation's ("FDIC") Savings Association Insurance Fund ("SAIF").

          Stockholders' equity increased by $145,000 to $19.3 million at September 30, 1996 from $19.2 million at September 30, 1995. The increase was due primarily to the profit for the year and the amortization of the unused shares under the deferred Recognition and Retention Plan.

Results of Operations

          The Company's results of operations depend primarily on net interest income, noninterest expense, and, to a lesser extent, income taxes and noninterest income. Net interest income is a function of the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on such assets and liabilities, respectively. Noninterest expense consists primarily of general and administrative expenses, which this year also included a one-time special assessment to recapitalize the SAIF. The Company's noninterest income consists primarily of fees charged on deposit accounts, loan late charges and prepayment fees which help to offset the costs associated with establishing and maintaining these deposit and loan accounts.

         Comparison of Operating Results for Years Ended September 30, 1996 and September 30, 1995

          Net Income. The Company's net income decreased $557,000, or 88.1% to $75,000 for the year ended September 30, 1996 from $632,000 for the year ended September 30, 1995. The decrease in net income was primarily the result of the one-time special SAIF assessment discussed above. Net income, without the SAIF assessment, for the year ended September 30, 1996 would have been $523,000, a decrease of $109,000 or 17.25% over the same period in 1995.

          Net Interest Income. Net interest income decreased $160,000 to $3.2 million in fiscal 1996 from $3.3 million in fiscal 1995. The Company's average net interest rate spread decreased to 1.80% for the year ended September 30, 1996 from 2.05% for the year ended September 30, 1995. Net interest margin decreased to 2.58% for the year ended September 30, 1996 from 2.77% for the year ended September 30, 1995. The net interest margin decrease was attributable to the Company's cost of funds. The ratio of average interest-earning assets to average interest-bearing liabilities increased to 117.42% during fiscal 1996 from 116.97% during fiscal 1995.

          Interest Income. Interest income increased by $259,000 to $8.8 million in fiscal 1996 from $8.5 million in fiscal 1995, primarily as a result of an increase in the volume of average interest-earning assets during fiscal 1996. The average yield on interest-earning assets increased to 7.13% in fiscal 1996 from 7.06% in fiscal 1995.

          Interest Expense. Interest expense increased by $419,000 to $5.6 million in fiscal 1996 compared to $5.2 million for fiscal 1995, an increase of 8.12%. This increase was due to taking a position, as a result of the pending merger with BancSecurity Corporation, to retain deposits at a reasonable cost.

         Provision for Loan Losses. The provision for loan losses was $10,000 for the year ended September 30, 1996 compared to $6,000 for the year ended September 30, 1995. The Company's allowance for loan losses was based on management's analysis of historic loan losses, current economic conditions, the level of non-performing loans and management's current belief that the allowance for loan losses reflects an adequate reserve against potential losses. Management will continue to monitor the allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic conditions and loan portfolio quality dictate. Although the Company maintains its allowance for loan losses at a level which it considers to be adequate to provide for losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, allowance for loan losses is subject to review by the Bank's regulators, as part of their examination process, which may result in the establishment of an additional allowance based upon their evaluation of the information available to them at the time of their examination.

         Noninterest Income. Noninterest income decreased by $25,000 to $136,000 in fiscal 1996 from $161,000 in fiscal 1995, primarily due to a loss incurred on a limited partnership investment.

          Noninterest Expense. Noninterest expense increased by $690,000, or 27.81%, to $3.2 million for the year ended September 30, 1996 from $2.5 million for the year ended September 30, 1995. This increase was primarily the result of the one-time special assessment on SAIF-insured institutions to recapitalize the SAIF.

     On September 30, 1996, federal legislation was enacted that requires the SAIF to be recapitalized with a one-time assessment on virtually all SAIF-insured institutions equal to 65.7 basis points on SAIF-insured deposits maintained by those institutions as of March 31, 1995. The Company's SAIF assessment, which was paid to the FDIC on November 27, 1996, was approximately $682,000 and was accrued by the Company at September 30, 1996. The Bank, after recording the SAIF assessment charge to earnings, still remains a well capitalized institution for regulatory capital purposes.

     As a result of the SAIF recapitalization, the FDIC has proposed to amend its regulation concerning the insurance premiums payable by SAIF-insured institutions. Effective October 1, 1996 through December 31, 1996, the FDIC has proposed that the SAIF insurance premium for all SAIF-insured institutions, such as the Bank, that are required to pay the Financing Corporation ("FICO") obligation be reduced to a range of 18 to 27 basis points from 23 to 31 basis points per $100 of domestic deposits. The Bank currently qualifies for the minimum SAIF insurance premium of 23 basis points. The FDIC has also proposed to further reduce the SAIF insurance premium to a range of 0 to 27 basis points per $100 of domestic deposits, effective January 1, 1997. Management cannot predict whether or in what form the FDIC's final regulation may be promulgated.

          Income Tax Expense. Income tax expense was $57,000 in fiscal 1996 compared to $379,000 in fiscal 1995, a decrease of $322,000 or 84.96%. Income taxes decreased primarily as a result of decreased earnings, due to the special assessment on the Bank's SAIF deposits.

Interest Rates, Yields and Average Balance Sheets

         The following table presents for the periods indicated the total dollar amount of interest income earned on average interest-earning assets and the resultant yields, as well as the total dollar amount of interest expense paid on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                   Year Ended September 30,
                                             ----------------------------------
                                                             1996
                                               Average       Interest
                                             Outstanding     Earned/     Yield/
                                               Balance       Paid        Rate
                                               -------       ----        ----
                                                    (Dollars in Thousands)
   Interest-earning assets:
        Loans receivable                      $ 44,572      $3,644      8.18%
        Mortgage-backed securities              59,607       3,824      6.42%
        Investment securities                   11,991         824      6.87%
        Other investments                        3,624         158      4.37%

        FHLB stock                               1,172          97      8.27%
                                               -------      ------
           Total interest-earning
              assets (1)                      $120,966      $8,547      7.07%
                                              ========      ------

   Interest-bearing liabilities:
        Certificates of deposit               $ 78,975      $3,899      4.94%
        NOW, money market, and
           savings                              29,912         903      3.02%
        Advance payments by
           borrowers for taxes and
           insurance                               104           3      2.44%
                                              --------      ------

              Total interest-bearing
                  liabilities                 $108,991      $4,805      4.41%
                                              ========      ------

        Net interest income                                 $3,742
                                                            ======
        Net interest rate spread                                        2.66%
                                                                        =====
        Net earning assets                    $ 11,975
                                              ========
        Net yield on average
           interest-earning assets                                      3.09%
                                                                        =====
        Average interest-earning
           assets to average interest-
           bearing liabilities                 110.99%
                                               =======

(1)Calculated net of deferred loan fees, loan discounts, loans in process, and loss reserves.

                                                                                   Year Ended September 30,
                                                      -----------------------------------------------------------------------------
                                                                         1995                                     1994
                                                      --------------------------------------    -----------------------------------
                                                        Average         Interest                   Average       Interest
                                                      Outstanding       Earned/       Yield/    Outstanding      Earned/     Yield/
                                                         Balance         Paid          Rate       Balance         Paid        Rate
                                                         -------         ----          ----       -------         ----        ----
                                                                                      (Dollars in Thousands)
   Interest-earning assets:
        Loans receivable                                 $ 56,087       $4,386       7.82%      $ 47,548        $3,723        7.83%
        Mortgage-backed securities                         51,038        3,384       6.63%        58,402         3,843        6.58%
        Investment securities                               8,484          551       6.50%         9,438           611        6.47%
        Other investments                                   6,051          349       5.76%         3,821           234        6.12%

        FHLB stock                                          1,191           86       7.24%         1,172            86        7.38%
                                                         --------           --                     -----        ------
           Total interest-earning
              assets (1)                                 $122,851       $8,756       7.13%      $120,381        $8,497        7.06%
                                                         ========       ------                  ========        ------
   Interest-bearing liabilities:
        Certificates of deposit                           $81,851       $4,904       5.99%      $ 77,711        $4,405        5.67%
        NOW, money market, and
           savings                                         22,745          674       2.96%        25,122           753        3.00%
        Advance payments by
           borrowers for taxes and
           insurance                                           27            1       3.70%      $     87        $    2        2.34%
                                                         --------       ------                  --------        ------

              Total interest-bearing
                  liabilities                            $104,623       $5,579       5.33%      $102,920        $5,160        5.01%
                                                         ========       ------                  ========        ------

        Net interest income                                             $3,177                                  $3,337
                                                                        ======                                  ======
        Net interest rate spread                                                     1.80%                                    2.05%
                                                                                     =====                                    =====
        Net earning assets                                $18,228                                $17,461
                                                          =======                                =======
        Net yield on average
           interest-earning assets                                                   2.58%                                    2.77%
                                                                                     =====                                    =====
        Average interest-earning
           assets to average interest-
           bearing liabilities                            117.42%                                116.97%
                                                          =======                                =======

Rate/Volume Analysis

     The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the unprecedented levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

                                                                         Year Ended September 30
                                                                         -----------------------

                                                          1996 vs. 1995                        1995 vs. 1994
                                                          -------------                        -------------
                                                          Increase                                 Increase
                                                         (Decrease)                               (Decrease)
                                                           Due to                                   Due to
                                                           ------                                   ------
                                                                         Total                                    Total
                                                                        Increase                                Increase
                                            Volume          Rate      (Decrease)      Volume         Rate       (Decrease)
                                            ------          ----      ----------      ------         ----       ----------
                                                                           (In Thousands)
Interest-earning assets:
     Loans receivable ...............        $ 668         $  (5)        $ 663         $ 237         $(158)        $ (79)
     Mortgage-backed securities .....         (488)           29          (459)          (77)           96            19
     Investment securities ..........          (62)            2           (60)         (167)          (46)         (213)
     Stock ..........................            1            (1)            0          --             (11)          (11)
     Other Investments ..............          130           (15)          115             9            67            76
                                             -----         -----         -----         -----         -----         -----

        Total interest-earning assets        $ 249         $  10         $ 259         $   2         $ (52)        $ (50)
                                             =====         =====         -----         =====         =====         -----

Interest-bearing liabilities:
     Certificates of deposit ........          241           258           499           (63)         (568)         (505)
     NOW, money market, and savings .          (71)          (10)          (81)         (144)           (6)         (150)
     Advance payments by borrowers
        for taxes and insurance .....           (1)            2             1          --            --            --
                                             -----         -----         -----         -----         -----         -----

        Total interest-bearing
        liabilities .................        $ 169         $ 250         $ 419         $(207)        $ 562         $ 355
                                             =====         =====         -----         =====         =====         -----

Net interest income                                                      $(160)                                    $(405)
                                                                         =====                                     =====

Interest Rate Spread

     The Company's results of operations are determined primarily by net interest income and, to a lesser extent, fee income, miscellaneous income and operating expenses. Net interest income is determined by the interest rate spread between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities, primarily deposits, and by the relative amounts of interest-earning assets and interest-bearing liabilities.

     The following table sets forth the weighted average yields earned by the Company on its interest-earning assets, the weighted average rate paid on interest-bearing liabilities, the interest rate spread and the net yield on weighted average interest-earning assets as of the dates shown.

                                                                        At September 30,
                                                              ------------------------------------
                                                              1996            1995            1994
                                                              ----            ----            ----

Weighted average yield on:

     Loans receivable                                         7.58%           7.17%           7.73%
     Mortgage-backed securities                               6.56            6.63            6.39
     Investment securities                                    6.52            6.56            6.73
     Other interest-earning
        assets                                                5.70            6.16            7.26
           Combined weighted average
               yield on interest-earning
               assets                                         7.03%           7.06%           6.93%



Weighted average rate paid on:

     Savings accounts                                         3.00%           3.00%           3.00%
     NOW and money market accounts                            2.90            2.91            2.93
     Certificates of deposit                                  5.85            6.10            5.05
     Other interest-bearing
        liabilities                                           3.00            3.00            3.00
           Combined weighted average
               rate paid on interest-
               bearing liabilities                            5.25            5.38            4.49

     Spread                                                   1.78%           1.68%           2.44%

Asset/Liability Management

           The Bank, like other financial institutions, is subject to interest rate risk to the extent that its interest-bearing liabilities with short- and intermediate-term maturities reprice more rapidly or on a different basis than its interest-earning assets. Management believes it is critical to manage the relationship between interest rates and the effect on the Bank's net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Management of the Bank's assets and liabilities is done within the context of the marketplace, but also considering limits established by the Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.

           The OTS has issued a regulation which uses a net market value methodology to measure the interest rate risk exposure of thrift institutions. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of the deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is defined as 2% of the present value of its assets. The regulation, however will not become effective until the OTS evaluates the process by which savings associations may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed. Furthermore, the Bank, due to its asset size and level of risk-based capital is exempt from this requirement. Nevertheless, utilizing this measuring concept, as of September 30, 1996, a change in interest rates of positive 200 basis points would have resulted in a 3.29% decrease (as a percentage of the net present value of the Bank's assets)in the Bank's NPV while a change in interest rates of negative 200 basis points would have resulted in a 1.81% increase (as a percentage of the net present value of the Bank's assets) in the Bank's NPV. Accordingly, a deduction to risk-based capital would have been required as of September 30, 1996 if the regulation applied to the Bank. However, even if such deduction was applied, the Bank would still be considered "well capitalized" under current regulatory guidelines.

           Presented below, as of September 30, 1996, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve in 100 basis point increments, up and down 400 basis points, compared to Board policy limits and in accordance with OTS regulations, based on the assumptions described below. Such limits have been established with consideration of the dollar impact of various rate changes and the Bank's strong capital position. As illustrated, the Bank's NPV is more sensitive to increasing rates than decreasing rates.

                                                          September 30, 1996
                                                     ---------------------------
  Change in Interest           Board Limit           $ Change           % Change
  Rate (Basis Points)          % Change               in NPV             in NPV
  -------------------          --------               ------             ------
                                                  (in thousands)
         +400                     -90%               $-9,326             -61%
         +300                     -60                 -6,960             -45
         +200                     -35                 -4,555             -30
         +100                     -15                 -2,191             -14
            0                       0                      0               0
         -100                     -15                  1,804              12
         -200                     -30                  2,864              19
         -300                     -40                  3,295              21
         -400                     -50                  3,903              25


As of September 30, 1996, the Bank was in compliance with the Board limits regarding changes in NPV and management continually works to achieve a neutral position regarding interest rate risk. In managing its asset/liability mix, the Bank, at times, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, may place greater emphasis on maximizing its net interest margin than on matching the interest rate sensitivity of its assets and liabilities, in an effort to improve or maintain its spread. Management believes that the increased net income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates, provide high enough returns to justify the increased vulnerability to sudden and unexpected increases in interest rates which can result from such a mismatch. As a result, the Bank may at certain times be more vulnerable to rapid increases in interest rates than some other institutions which concentrate principally on matching the maturities of their assets and liabilities.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which restrict change in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of repayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the above table.

Liquidity and Capital Resources

          The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, interest on investments and maturing investment securities. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and loan prepayments are influenced by the level of interest rates, general economic conditions and competition.

          The primary investing activities of the Company are the origination of loans, the purchase of mortgage-backed and investment securities and loan participations.

          Federal regulations have historically required the Bank to maintain minimum levels of liquid assets. The required percentage is currently 5% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, governmental agency and corporate securities and obligations and mortgage-backed securities that generally have remaining terms to maturity of less than five years. The Bank has historically maintained its liquidity ratio at levels in excess of those required. The Bank's regulatory liquidity ratio at September 30, 1996 was 36.44%.

          Liquidity management is both a daily and long-term function of the Company's management strategy. The Company monitors its investments in liquid assets based upon management's assessment of (i) expected loan demand in the Company's market area, (ii) expected deposit flows, and (iii) the objectives of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits and other short-term agency obligations. If the Company requires funds beyond its ability to generate them internally, it has borrowing capacity with the Federal Home Loan Bank of Des Moines and collateral available for use in connection with other borrowing.

          At September 30, 1996, the Company had outstanding commitments to originate loans in the amount of $390,000. The Company did not have any commitments to purchase mortgage-backed securities at September 30, 1996. Certificates of deposit scheduled to mature in one year or less from September 30, 1996 totalled $56.9 million. Based on the Company's historical experience, management believes that a significant portion of such deposits will remain with the Company; however, there can be no assurance that the Company will retain all such deposits. The Company anticipates that it will have sufficient funds available to meet the Company's foreseeable liquidity needs.

At September 30, 1996, the Bank's tangible, core and risk-based capital ratios were 11.96%, 11.96% and 33.72% respectively compared to the current regulatory requirements of 1.5%, 3.0% and 8.0% respectively.

Impact of Inflation and Changing Prices

The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                                    CONTENTS




          INDEPENDENT AUDITOR'S REPORT

          FINANCIAL STATEMENTS

               Consolidated statements of financial condition
               Consolidated statements of income
               Consolidated statements of stockholders' equity
               Consolidated statements of cash flows
               Notes to consolidated financial statements

                          INDEPENDENT AUDITOR'S REPORT

                               McGLADREY & PULLEN
                  Certified Public Accountants and Consultants


To the Board of Directors
Marshalltown Financial Corporation
Marshalltown, Iowa


We have audited the accompanying consolidated statements of financial condition of Marshalltown Financial Corporation and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marshalltown Financial Corporation and subsidiaries as of September 30, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/McGladrey & Pullen, LLP
--------------------------
McGladrey & Pullen, LLP


Des Moines, Iowa
October 15, 1996, except for Note 15 as to which the date is November 8, 1996

                                           CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                     September 30, 1996 and 1995

                                                                                                          1996               1995
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and cash equivalents:
  Interest-bearing deposits                                                                         $  1,811,278       $  3,417,901
  Noninterest-bearing deposits                                                                           474,786            979,040
Securities available for sale (Note 2)                                                                 2,314,172          1,799,900
Securities held to maturity (Note 2)                                                                   9,484,506          9,473,333
Mortgage-backed securities held to maturity (Note 2)                                                  47,513,070         55,212,637
Investment in limited partnerships                                                                       482,283            500,000
Loans receivable, net (Notes 3 and 4)                                                                 60,284,275         50,385,936
Accrued interest receivable                                                                              747,918            791,263
Foreclosed real estate                                                                                        --             22,220
Real estate acquired for investment                                                                      406,187            405,932
Premises and equipment, net (Note 5)                                                                     435,536            512,208
Deferred tax asset (Note 7)                                                                               57,741                 --
Other assets                                                                                             171,340            180,689
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    $124,183,092       $123,681,059
===================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
    Deposits (Notes 2 and 6):
    Demand                                                                                          $  4,086,063       $  4,194,998
    Savings and money market                                                                          17,272,240         19,156,286
    Certificates of deposit                                                                           81,681,395         79,769,771
-----------------------------------------------------------------------------------------------------------------------------------
        Total deposits                                                                               103,039,698        103,121,055
-----------------------------------------------------------------------------------------------------------------------------------
  Advances from borrowers for taxes and insurance                                                         22,870            184,565
  Income taxes (Note 7):
    Current                                                                                               48,972             12,059
    Deferred                                                                                                  --            150,870
  Accrued expenses and other liabilities                                                               1,733,543          1,019,786
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     104,845,083        104,488,335
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS' EQUITY (Note 8)
  Common stock, par value $.01 per share; authorized 3,250,000
    shares; issued and outstanding 1,411,475 shares; (Notes 10 and 13)                                    14,115             14,115
  Additional paid-in capital                                                                          10,599,090         10,599,090
  Retained earnings, substantially restricted (Note 7)                                                 8,902,114          8,827,384
  Unrealized gain on securities available for sale, net (Note 2)                                          12,384             17,801
  Less deferred recognition and retention plan (Note 10)                                                (189,694)          (265,666)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      19,338,009         19,192,724
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    $124,183,092       $123,681,059
===================================================================================================================================

                                      See Notes to Consolidated Financial Statements.

                                                 CONSOLIDATED STATEMENTS OF INCOME
                                               Years Ended September 30, 1996 and 1995

                                                                                                            1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans receivable                                                                                      $4,386,435       $3,723,343
  Securities available for sale                                                                            148,600          132,124
  Securities held to maturity                                                                              551,307          611,014
  Mortgage-backed securities held to maturity                                                            3,383,557        3,842,519
  Other interest-earning assets                                                                            286,312          188,496
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         8,756,211        8,497,496

Interest expense, deposits                                                                               5,579,496        5,159,949
-----------------------------------------------------------------------------------------------------------------------------------

        Net interest income                                                                              3,176,715        3,337,547

Provision for loan losses (Note 3)                                                                          10,000            6,151
-----------------------------------------------------------------------------------------------------------------------------------
        Net interest income after provision for loan losses                                              3,166,715        3,331,396
-----------------------------------------------------------------------------------------------------------------------------------

Noninterest income:
  Service charges                                                                                           62,661           68,566
  Other, net                                                                                                73,930           92,723
-----------------------------------------------------------------------------------------------------------------------------------

        Total noninterest income                                                                           136,591          161,289
-----------------------------------------------------------------------------------------------------------------------------------

Noninterest expense:
  Compensation and benefits                                                                              1,314,115        1,389,702
  Occupancy and equipment                                                                                  200,758          197,913
  SAIF deposit insurance premium                                                                           239,406          240,553
  SAIF special assessment                                                                                  681,920               --
  Data processing                                                                                          103,898          105,427
  Other                                                                                                    631,267          547,925
-----------------------------------------------------------------------------------------------------------------------------------

        Total noninterest expense                                                                        3,171,364        2,481,520
-----------------------------------------------------------------------------------------------------------------------------------

        Income before income taxes                                                                         131,942        1,011,165

Income tax expense (Note 7)                                                                                 57,212          378,809
-----------------------------------------------------------------------------------------------------------------------------------

        Net income                                                                                       $  74,730       $  632,356
===================================================================================================================================

Earnings per common share                                                                                   $ 0.05           $ 0.43
===================================================================================================================================
                                      See Notes to Consolidated Financial Statements.

                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                          Years Ended September 30, 1996 and 1995

                                                                                           Unrealized
                                                                                             Gain on      Deferred
                                                                                           Securities     Retention
                                                             Additional                     Available        and
                                                  Common       Paid-in        Retained      for Sale,    Recognition
                                                   Stock       Capital        Earnings         Net          Plan           Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1994                       $14,115    $10,599,090     $8,195,028     $   --        $(343,598)    $18,464,635
  Net change in unrealized gain
    on securities available for
    sale, net of taxes $11,870                         --             --             --      17,801              --          17,801
  Vesting of shares of stock of
    retention and recognition
    plan (Note 10)                                     --             --             --          --          77,932          77,932
  Net income                                           --             --        632,356          --              --         632,356
-----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1995                        14,115     10,599,090      8,827,384      17,801        (265,666)     19,192,724
  Net change in unrealized gain
    on securities available for
    sale, net of taxes ($3,611)                        --             --             --      (5,417)             --          (5,417)
  Vesting of shares of stock of
    retention and recognition
    plan (Note 10)                                     --             --             --          --          75,972          75,972
  Net income                                           --             --         74,730          --              --          74,730
-----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1996                       $14,115    $10,599,090     $8,902,114     $12,384       $(189,694)    $19,338,009
===================================================================================================================================


                                           See Notes to Consolidated Financial Statements.

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                               Years Ended September 30, 1996 and 1995



                                                                                                         1996              1995
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                                           $  74,730       $    632,356
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                                          90,291             78,145
    Amortization of RRP                                                                                   75,972             77,932
    Provision for loan losses                                                                             10,000              6,151
    Stock dividend on stock in Federal Home Loan Bank                                                    (23,600)                --
    Loss on investment in Limited Partnerships                                                            17,717                 --
    Net (accretion) of investment and mortgage-backed securities
      premiums and discounts                                                                             (34,791)           (21,465)
    Deferred taxes                                                                                      (205,000)            30,000
    Loss on sale of equipment                                                                                 --              7,738
    (Gain) on sale of foreclosed real estate                                                                  --            (14,964)
    Amortization of loan fees                                                                            (32,274)           (38,957)
    Change in assets and liabilities:
      Decrease in accrued interest receivable                                                             43,345             48,309
      Decrease in income tax refund claim receivable                                                          --              3,038
      (Increase) decrease in other assets                                                                  9,349            (54,505)
      Increase in income taxes payable                                                                    36,913             12,059
      Increase in accrued expenses and other liabilities                                                 713,757            287,653
-----------------------------------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities                                                      776,409          1,053,490
-----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities of securities held to maturity                                              6,500,000          4,000,000
  Purchase of securities held to maturity                                                             (6,500,000)        (1,500,000)
  Purchase of securities available for sale                                                             (499,700)          (598,329)
  Principal collected on mortgage-backed securities                                                   10,203,547          6,831,051
  Purchase of mortgage-backed securities                                                              (2,480,362)                --
  Net (increase) in loans receivable                                                                  (9,876,065)        (6,186,705)
  Purchase of premises and equipment                                                                      (1,003)           (36,801)
  Proceeds from sale of equipment                                                                             --                425
  Proceeds from sale of foreclosed real estate                                                            22,220             32,900
  Purchase of investment in limited partnership                                                               --           (250,000)
  Purchase of real estate acquired for investment                                                        (12,871)           (49,622)
-----------------------------------------------------------------------------------------------------------------------------------
          Net cash provided by (used in) investing activities                                         (2,644,234)         2,242,919
-----------------------------------------------------------------------------------------------------------------------------------
                                                        (CONTINUED)
                                      See Notes to Consolidated Financial Statements.

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                               Years Ended September 30, 1996 and 1995


                                                                                                          1996              1995
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (decrease) in deposits                                                                         $   (81,357)       $(1,475,550)
  Increase (decrease) in advances from borrowers for taxes and insurance                                (161,695)            26,720
-----------------------------------------------------------------------------------------------------------------------------------
        Net cash (used in) financing activities                                                         (243,052)        (1,448,830)
-----------------------------------------------------------------------------------------------------------------------------------

        Net increase (decrease) in cash and cash equivalents                                          (2,110,877)         1,847,579

CASH AND CASH EQUIVALENTS
  Beginning                                                                                            4,396,941          2,549,362
-----------------------------------------------------------------------------------------------------------------------------------
  Ending                                                                                             $ 2,286,064        $ 4,396,941
===================================================================================================================================


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
    Interest                                                                                          $5,589,869        $ 4,895,390
    Income taxes                                                                                         225,299            333,712

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
  Transfers from loans to foreclosed real estate                                                          $   --      $      22,220


                                      See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.       Nature of Business and Significant Accounting Policies


              Nature of business:

              Marshalltown Financial Corporation (the Company), located in Marshalltown, Iowa, owns 100% of the outstanding common stock issued by Marshalltown Savings Bank (the Bank), in connection with its conversion from a federally chartered mutual institution to a federally chartered stock institution. The only significant assets are investment securities and stock of the Bank.

              The Bank provides a full range of banking services to individual and corporate customers from its office located in Marshalltown, Iowa and branches located in Marshalltown and Toledo, Iowa.

              MSL Financial Corporation, the Bank's wholly-owned subsidiary, offers annuities to the Bank's customers and members of the general public.


              Principles of consolidation:

              The consolidated financial statements include the accounts of Marshalltown Financial Corporation and its wholly-owned subsidiaries, Marshalltown Savings Bank and MSL Financial Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.


              Accounting estimates and assumptions:

              The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements and revenues and expenses for the period. Actual results could differ from those estimates.


              Cash and cash equivalents:

              Cash  and  cash   equivalents   consists   of  cash  on  hand  and
              interest-bearing and noninterest-bearing deposits in banks.


              Securities held to maturity:

              Securities which management has the intent and the Company has the ability to hold to maturity are carried at cost, adjusted for purchase premiums or discounts. Purchase premiums or discounts are recognized in interest income using the interest method over the period to maturity.

              Securities available for sale:

              Securities to be held for indefinite periods of time, including debt securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, are classified as available for sale. Securities available for sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as increases or decreases in stockholders' equity. Realized gains and losses are determined using the specific identification method of specific securities sold and are included in earnings. Premiums or discounts are recognized in interest income using the interest method over the period to maturity.


              Loans receivable:

              The Bank grants real estate loans, consumer and other loans to customers meeting board-approved underwriting guidelines. Most of these loans are made on properties in Marshall County or the western half of Tama County, Iowa.

              Loans receivable that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are stated at unpaid principal balances less the allowance for loan losses, loans in process, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

              The allowance for loan losses is increased by provisions charged to income and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and current economic conditions.

              Uncollectible interest on loans that are contractually 90 days past due is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is no longer in doubt, in which case the loan is returned to accrual status.

              Loan fees and certain direct loan origination costs are capitalized, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for prepayments when they occur.

              Foreclosed real estate:

              Real estate properties acquired through loan foreclosure are to be sold and are initially recorded at the lower of cost (loan value of real estate acquired in settlement of loans plus incidental expenses) or fair value less estimated selling expenses at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding property are expensed.

              Valuations are periodically performed by management. If the carrying value of a property exceeds its estimated fair value less estimated selling expenses, an allowance for losses is established or the property's carrying value is reduced by a charge to income.

              Premises and equipment:

              Premises and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets.

              Income taxes:

              Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their income tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

              Recognition and Retention Plan (RRP):

              Deferred RRP is carried as a reduction of stockholders' equity. The deferred RRP is being amortized as it is earned.

              Earnings per share:

              Earnings per share is calculated by dividing net income by the weighted-average number of common shares and common equivalent shares outstanding. The weighted-average number of shares outstanding for the calculation of earnings per share for the years ended September 30, 1996 and 1995 was 1,411,475 and 1,469,822, respectively.

              Fair value of financial instruments:

              The Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

              The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

                  Cash and cash equivalents:

                  The carrying amount reported in the consolidated balance sheets for cash and cash equivalents approximates fair value.

                  Securities available for sale and securities held to maturity:

                  Fair  values  for  securities,   excluding  restricted  equity
                  securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of restricted equity securities approximates fair value.

                  Investment in limited partnership:

                  The  fair  value  of   investment   in  limited   partnerships
                  approximates its carrying value.

                  Loans receivable, net:

                  For variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated based on discounted cash flows analysis, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

                  Accrued interest receivable:

                  The fair value of accrued interest receivable approximates its carrying amount.

                  Deposits:

                  Fair values disclosed for demand, savings and money market deposits equal their carrying amounts, which represent the amount payable on demand. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits.

                  Off-balance sheet instruments:

                  Fair values for off-balance sheet instruments (guarantees, letters of credit, and lending commitments) are based on quoted fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

Note 2:       Debt and Equity Securities

              Debt and equity securities have been classified in the consolidated statements of financial condition according to management's intent. The carrying amount of securities and their approximate fair values at September 30, 1996 and 1995 are summarized below:

                                                                                            September 30, 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            Gross           Gross
                                                                          Amortized      Unrealized      Unrealized       Estimated
                                                                            Cost            Gains         (Losses)       Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
              Securities held to maturity:
                Obligations of U.S. Government
                  corporations and agencies                            $ 8,490,707       $    6,118     $  (90,804)    $  8,406,021
                Obligations of state and political
                  subdivisions                                             993,799            2,451             --          996,250
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       $ 9,484,506       $    8,569     $  (90,804)    $  9,402,271
===================================================================================================================================

                Mortgage-backed securities                             $47,513,070         $320,833      $(803,996)     $47,029,907
===================================================================================================================================
                                                                                            September 30, 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            Gross           Gross
                                                                          Amortized      Unrealized      Unrealized       Estimated
                                                                            Cost            Gains         (Losses)       Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
              Securities available for sale:
                Federal Home Loan Mortgage
                  Corporation, Preferred Stock A                       $   221,829        $  15,671           $ --       $  237,500
                Federal Home Loan Mortgage
                  Corporation, Preferred Stock                             376,500            4,125             --          380,625
                Federal National Mortgage
                  Association, Preferred Stock A                           249,700              300             --          250,000
                Federal National Mortgage
                  Association, Preferred Stock B                           250,000              547             --          250,547
                Federal Home Loan Bank Stock                             1,195,500               --             --        1,195,500
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       $ 2,293,529         $ 20,643           $ --       $2,314,172
===================================================================================================================================

                                                                                            September 30, 1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            Gross          Gross
                                                                          Amortized      Unrealized     Unrealized       Estimated
                                                                            Cost            Gains        (Losses)       Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
              Securities held to maturity:
                U.S. Treasury securities                               $   494,870         $    286     $       --      $   495,156
                Obligations of U.S. Government
                  corporations and agencies                              7,986,857           22,327        (29,965)       7,979,219
                Obligations of state and political
                  subdivisions                                             991,606            7,456             --          999,062
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       $ 9,473,333         $ 30,069     $  (29,965)     $ 9,473,437
===================================================================================================================================

                Mortgage-backed securities                             $55,212,637         $651,614     $ (532,306)     $55,331,945
===================================================================================================================================

                                                                                            September 30, 1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            Gross          Gross
                                                                          Amortized      Unrealized     Unrealized       Estimated
                                                                            Cost            Gains        (Losses)       Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
              Securities available for sale:
                Federal Home Loan Mortgage
                  Corporation, Preferred Stock A                        $  221,829         $ 18,046        $  --       $ 239,875
                Federal Home Loan Mortgage
                  Corporation, Preferred Stock                             376,500           11,625           --          388,125
                Federal Home Loan Bank Stock                             1,171,900               --           --        1,171,900
---------------------------------------------------------------------------------------------------------------------------------
                                                                        $1,770,229         $ 29,671        $  --       $1,799,900
=================================================================================================================================

              The amortized cost and fair value of securities available for sale and held to maturity as of September 30, 1996 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities will differ from contractual maturities in mortgage-backed securities because mortgages underlying the securities may be called or repaid without call or prepayment penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary. Equity securities have also been excluded from the maturity table because they do not have contractual maturities associated with debt securities.

                                                                       Securities Available for Sale    Securities Held to Maturity
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          Amortized         Fair         Amortized         Fair
                                                                            Cost            Value          Cost            Value
-----------------------------------------------------------------------------------------------------------------------------------
              Due after one year through five years                     $       --      $       --      $ 8,492,570     $ 8,412,427
              Due after five to ten years                                       --              --          991,936         989,844
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                --              --        9,484,506       9,402,271
              Equity securities                                          2,293,529       2,314,172               --              --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        $2,293,529      $2,314,172      $ 9,484,506     $ 9,402,271
===================================================================================================================================
              Mortgage-backed securities                                $       --      $       --      $47,513,070     $47,029,907
===================================================================================================================================

              Investment securities with carrying amounts of $6,348,045 at September 30, 1996 are pledged as collateral on public deposits and for other purposes as required by law. There were $563,897 of public deposits at September 30, 1996.

              There were no sales of securities in the years ended September 30, 1996 and 1995 and therefore no realized gains or losses.

Note 3.       Loans Receivable

              Loans receivable at September 30 are summarized as follows:

                                                                                                        1996                 1995
-----------------------------------------------------------------------------------------------------------------------------------
              First mortgage loans (principally conventional):
                Principal balances:
                  Secured by one to four-family residences                                           $52,685,102        $44,273,226
                  Secured by other property                                                            5,618,684          5,148,570
                  Construction loans                                                                     700,000            328,500
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      59,003,786         49,750,296

              Less:
                Undisbursed portion of construction loans                                               (205,744)          (384,113)
                Net deferred loan origination fees                                                      (302,690)          (297,322)
-----------------------------------------------------------------------------------------------------------------------------------
                    Total first mortgage loans                                                        58,495,352         49,068,861
-----------------------------------------------------------------------------------------------------------------------------------

              Consumer and other loans:
                Principal balances:
                  Home equity and second mortgage                                                      1,869,212          1,309,981
                  Other                                                                                  113,525            204,907
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       1,982,737          1,514,888
                Less loans in process                                                                    (81,314)           (95,313)
-----------------------------------------------------------------------------------------------------------------------------------
                    Total consumer and other loans                                                     1,901,423          1,419,575
-----------------------------------------------------------------------------------------------------------------------------------

              Less allowance for loan losses                                                            (112,500)          (102,500)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     $60,284,275        $50,385,936
===================================================================================================================================

              Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                                                                          1996               1995
-----------------------------------------------------------------------------------------------------------------------------------
              Balance, beginning                                                                      $  102,500           $102,500
                Charge-offs                                                                                   --             (6,151)
                Provision charged to income                                                               10,000              6,151
-----------------------------------------------------------------------------------------------------------------------------------
              Balance, ending                                                                         $  112,500           $102,500
===================================================================================================================================

              The Company had no impaired loans as of September 30, 1996 and 1995 and interest related to nonaccrual loans was not material for the years then ended.

Note 4.       Loan Servicing

              Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans at September 30 are summarized as follows:

                                                                                                           1996             1995
-----------------------------------------------------------------------------------------------------------------------------------

                Mortgage loans underlying FHLMC pass-through securities                                $2,481,676       $ 3,354,380
                Mortgage loan portfolios serviced for
                  the Iowa Housing Finance Authority                                                      704,211           776,991
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       $3,185,887       $ 4,131,371
===================================================================================================================================

              Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $10,327 and $131,712 at September 30, 1996 and 1995, respectively.


Note 5.       Premises and Equipment

              Premises and equipment consisted of the following at September 30:

                                                                                                           1996             1995
-----------------------------------------------------------------------------------------------------------------------------------
              At cost:
                Land and land improvements                                                             $  135,517        $  135,517
                Buildings                                                                                 800,826           800,826
                Leasehold improvements                                                                     23,378            23,378
                Furniture and equipment                                                                   497,386           501,118
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        1,457,107         1,460,839
                Accumulated depreciation                                                                1,021,571           948,631
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       $  435,536        $  512,208
===================================================================================================================================

Note 6.       Deposits

              The scheduled maturities of certificate accounts are as follows as of September 30, 1996:

                September 30:
                    1997                                             $56,861,695
                    1998                                              13,466,044
                    1999                                               4,623,107
                    2000                                               2,209,944
                    2001                                               1,758,761
                 Thereafter                                            2,761,844
--------------------------------------------------------------------------------
                                                                     $81,681,395
================================================================================

              Certificate of deposit accounts with balances of $100,000 and above totaled $4,369,073 and $4,715,941 at September 30, 1996 and 1995, respectively.

Note 7.       Income Taxes

              Under existing provisions of the Internal Revenue Code and similar sections of the Iowa income tax law, the Bank may deduct a portion of its earnings as bad debt deductions for income tax purposes in arriving at taxable income if certain conditions are met. If, in the future any of the accumulated bad debt deductions are used for any purpose other than to absorb bad debt losses, gross taxable income will be created and income taxes may be payable. Retained earnings, at September 30, 1996 and 1995, includes a bad debt deduction of approximately $2,240,000 which was deducted for income tax purposes. The unrecorded deferred income tax liability on the above amount for financial statements is approximately $805,000 at September 30, 1996 and 1995.

              Net deferred tax asset (liability) consists of the following components as of September 30, 1996 and 1995:

                                                                                                           1996              1995
-----------------------------------------------------------------------------------------------------------------------------------
                Deferred tax assets:
                  Capital loss carryover                                                                $      --         $   3,000
                  Deferred loan fees                                                                           --             8,000
                  SAIF special assessment                                                                 245,000                --
                  Other                                                                                    31,000                --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          276,000            11,000
-----------------------------------------------------------------------------------------------------------------------------------
                Deferred tax liabilities:
                  FHLB stock dividends                                                                   (100,000)          (92,000)
                  Unrealized gain on securities available for sale, net                                    (8,259)          (11,870)
                  Premises and equipment                                                                  (31,000)          (39,000)
                  Other                                                                                   (79,000)          (19,000)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         (218,259)         (161,870)
-----------------------------------------------------------------------------------------------------------------------------------

                    Net deferred tax asset (liability)                                                  $  57,741         $(150,870)
===================================================================================================================================

              Income tax expense for the years ended September 30 is summarized as follows:

                                                                                                           1996              1995
-----------------------------------------------------------------------------------------------------------------------------------
                Current                                                                                 $ 262,212         $ 348,809
                Deferred                                                                                 (205,000)           30,000
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        $  57,212         $ 378,809
===================================================================================================================================

              Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income taxes as a result of the following for the years ended September 30:

                                                                                    1996                           1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                            Amount       Percentage        Amount       Percentage
----------------------------------------------------------------------------------------------------------------------------------
                Income taxes at federal income tax rate                    $ 44,860        34.0%           $343,796         34.0%
                State tax, net of federal income tax benefit                  4,400         3.3              29,627          2.9
                Nondeductible expenses                                       34,153        25.9                  --           --
                Tax credits from housing projects                           (30,475)      (23.1)                 --           --
                Other                                                         4,274         3.3               5,386          0.6
----------------------------------------------------------------------------------------------------------------------------------
                Federal and state income taxes                             $ 57,212        43.4%           $378,809         37.5%
==================================================================================================================================

Note 8.       Regulatory Capital Requirements

              The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

              Quantitative measures, established by regulation to ensure capital adequacy, require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), of Tier I capital (as defined) to average assets (as defined) and tangible capital to adjusted assets. Management believes, as of September 30, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

              The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                            To Be Well Capitalized
                                                                                   Minimum For Capital     Under Prompt Corrective
                                                                    Actual           Adequacy Purposes         Action Provisions
-----------------------------------------------------------------------------------------------------------------------------------
                                                               Amount      Ratio      Amount      Ratio       Amount        Ratio
-----------------------------------------------------------------------------------------------------------------------------------
                                                               (000's)                (000's)                 (000's)
              As of September 30, 1996:
                Total capital (to risk weighted assets)       $14,312      33.7%      $3,395      8.0%        $4,244        10.0%
                Tier 1 Capital (to risk weighted assets)       14,316      33.7        1,698      4.0          2,546         6.0
                Tier 1 (Core) Capital
                  (to adjusted assets)                         14,316      12.0        3,590      3.0          5,984         5.0
                Tangible capital (to adjusted assets)          14,316      12.0        1,795      1.5             --         --
              As of September 30, 1995:
                Total capital (to risk weighted assets)        14,157      36.8        3,093      8.0          3,866        10.0
                Tier 1 Capital (to risk weighted assets)       14,228      36.8        1,546      4.0          2,320         6.0
                Tier 1 (Core) Capital (to adjusted assets)     14,228      12.0        3,560      3.0          5,934         5.0
                Tangible capital (to adjusted assets)          14,228      12.0        1,780      1.5             --         --

Note 9.       Employee Benefit Plan

              The Bank has a profit-sharing plan for eligible employees. The annual contribution to the plan is the amount allowed under Internal Revenue Service regulations which at the present time is 15% of gross salary. The Bank can terminate the plan with a written notice to the trustee. The Bank's expense under this plan amounted to $119,950 and $117,818 the years ended September 30, 1996 and 1995, respectively.

Note 10.      Recognition and Retention Plan (RRP)

              In conjunction with the stock conversion, the Company established a RRP as a method of providing directors, officers and other key employees of the Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Company. Eligible directors, officers and other key employees of the Company will earn (i.e., become vested in) shares of common stock covered by the award at a rate of 20% per year starting one year from the date of the grant. The maximum number of shares with respect to which awards may be made under the RRP is 4% of the total shares sold in the conversion. A total of 47,725 shares were issued under the RRP. Expenses of $75,792 and $77,932 were recorded for the RRP for the years ended September 30, 1996 and 1995, respectively.

Note 11. Marshalltown Financial Corporation (Parent Company Only) Financial Information

                                                  STATEMENTS OF FINANCIAL CONDITION
                                                     September 30, 1996 and 1995

                                                                                                           1996              1995
-----------------------------------------------------------------------------------------------------------------------------------
              ASSETS
                Cash and cash equivalents                                                             $   856,488       $ 1,169,053
                Securities held to maturity                                                             1,491,936         1,488,222
                Securities available for sale                                                           1,006,172           514,375
                Mortgage-backed securities held to maturity                                               845,314           946,534
                Investment in limited partnerships                                                        482,283           500,000
                Investment in subsidiaries                                                             14,319,130        14,231,951
                Other assets                                                                              352,526           373,517
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      $19,353,849       $19,223,652
===================================================================================================================================
              LIABILITIES AND STOCKHOLDERS' EQUITY
                Liabilities                                                                           $    15,840        $   30,928
-----------------------------------------------------------------------------------------------------------------------------------

                Stockholders' equity:
                  Common stock, at par value                                                               14,115            14,115
                  Additional paid-in capital                                                           10,599,090        10,599,090
                  Retained earnings                                                                     8,902,114         8,827,384
                  Unrealized gain on securities available for sale, net                                    12,384            17,801
                  Less deferred recognition and retention plan                                           (189,694)         (265,666)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       19,338,009        19,192,724
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      $19,353,849       $19,223,652
===================================================================================================================================

                                                        STATEMENTS OF INCOME
                                               Years Ended September 30, 1996 and 1995

                                                                                                           1996              1995
-----------------------------------------------------------------------------------------------------------------------------------
                Income:
                  Equity in net income of subsidiaries                                                   $ 87,854        $  634,719
                  Interest                                                                                269,432           239,545
                  Other                                                                                    26,921            29,458
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          384,207           903,722
                Operating expenses                                                                        360,167           256,361
-----------------------------------------------------------------------------------------------------------------------------------
                        Income before income taxes                                                         24,040           647,361
                Income taxes (credits)                                                                    (50,690)           15,005
-----------------------------------------------------------------------------------------------------------------------------------
                      Net income                                                                         $ 74,730        $  632,356
-----------------------------------------------------------------------------------------------------------------------------------

                                                      STATEMENTS OF CASH FLOWS
                                               Years Ended September 30, 1996 and 1995

                                                                                                           1996              1995
-----------------------------------------------------------------------------------------------------------------------------------
              CASH FLOWS FROM OPERATING ACTIVITIES
                Net income                                                                            $    74,730       $   632,356
                Adjustments to reconcile net income to net cash
                  provided by operating activities:
                  Equity in undistributed net income of subsidiary                                        (87,854)          615,281
                  Amortization                                                                             75,972            77,932
                  Loss on investment in limited partnerships                                               17,717                --
                  Net (accretion) of investment and mortgage-backed
                     securities premiums and discounts                                                     (6,511)          (13,777)
                  (Increase) decrease in other assets and liabilities, net                                 21,515           (20,375)
-----------------------------------------------------------------------------------------------------------------------------------
                      Net cash provided by operating activities                                            95,569         1,291,417
-----------------------------------------------------------------------------------------------------------------------------------

              CASH FLOWS FROM INVESTING ACTIVITIES
                Purchase of securities held to maturity                                                (1,500,000)               --
                Purchase of securities available for sale                                                (499,700)      (49,160,555)
                Maturities of securities held to maturity                                               1,500,000                --
                Purchase of investment in limited partnership                                                  --          (250,000)
                Principal collected on mortgage-backed securities                                         104,017            39,669
                Purchase of real estate acquired for investment                                           (12,451)          (58,021)
-----------------------------------------------------------------------------------------------------------------------------------
                      Net cash (used in) investment activities                                           (408,134)      (49,428,907)
-----------------------------------------------------------------------------------------------------------------------------------
                      Net increase (decrease) in cash and cash equivalents                               (312,565)          531,460

              CASH AND CASH EQUIVALENTS
                Beginning                                                                               1,169,053           637,593
-----------------------------------------------------------------------------------------------------------------------------------
                Ending                                                                                $   856,488      $  1,169,053
===================================================================================================================================

Note 12.      Fair Values of Financial Instruments

              The carrying amount and estimated fair values of the Company's financial instruments as of September 30, 1996 are as follows:

                                                                                                         Carrying        Estimated
                                                                                                          Amount        Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               (in thousands)
                Financial assets:
                  Cash and cash equivalents                                                              $  2,286          $  2,286
                  Securities available for sale                                                             2,314             2,314
                  Securities held to maturity                                                               9,485             9,402
                  Mortgage-backed securities held to maturity                                              47,513            47,030
                  Investment in limited partnerships                                                          482               500
                  Loans receivable, net                                                                    60,284            58,925
                  Accrued interest receivable                                                                 748               748
                Financial liabilities:
                  Deposits                                                                                103,040           103,385
                Off balance sheet financial instruments:
                  Commitments to extend credit                                                                 --                --


Note 13.      Financial Instruments With Off-Statement of Financial Condition
              Risk

              The Company is a party to financial instruments with off-statement of consolidated financial condition risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of consolidated financial condition. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-statement of financial condition instruments.

              The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

              Unless noted otherwise, the Company requires collateral or other security to support financial instruments with credit risk.

              At September 30, 1996, the Company had outstanding loan commitments totaling $677,000. The outstanding loan commitments consisted of $505,000 of fixed rate loans with rates ranging from 6.75% to 8.625%, and $172,000 of adjustable rate loan commitments with rates ranging from 6.25% to 7.50%.

              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment letter. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but normally includes real estate.

Note 14.      Stock Option Plan

              The Company has adopted a qualified stock option plan with 122,730 shares of common stock reserved for the grant of options to key employees. These options were granted at a price of $8 per share, which approximated the market value at the date of the grant. As of September 30, 1996, options had been granted for 122,730 shares of common stock and are currently exercisable through January, 2005. No options have been exercised at September 30, 1996 and 1995 and no compensation has been recognized for the options.

Note 15.      Agreement to Merge and Plan of Reorganization

              On November 3, 1995, the Company signed an "Agreement to Merge and Plan of Reorganization" (the Agreement) with BancSecurity Corporation, a bank holding company headquartered in Marshalltown, Iowa. The Agreement calls for Company stockholders to receive $16.75 in cash for each outstanding share of common stock. Individual holders of options to purchase Company stock at $8 per share will have the right to receive $8.75 in cash for each option share held at the effective date of the Agreement. The Agreement is subject to regulatory approval and is cancelable only if certain conditions are met, as specified in the Agreement.

              On November 8, 1996, BancSecurity Corporation and the Company signed a forbearance agreement which provides additional time for BancSecurity Corporation to seek approval from the Federal Reserve Board for this merger. Under the terms of this Forbearance Agreement, if the transaction is consummated, stockholders will receive the original consideration of $16.75 in cash for each outstanding share of common stock, plus interest at a stated rate of 6% per annum from September 30, 1996 through the date of closing.

              The forbearance agreement also provides that if the transaction is not consummated for any reason, except for breach by the Company, that BancSecurity will pay $75,000 to the Company. In exchange the Company has agreed not to terminate the definitive agreement until December 13, 1996, unless BancSecurity has received approval from the Federal Reserve by such date, in which case the Company has agreed not to terminate until January 15, 1997. Furthermore, BancSecurity agreed in the Forbearance Agreement not to terminate the agreement until January 15, 1997.

              Also on November 3, 1995, the Company entered into a "Stock Option Agreement" with BancSecurity Corporation which grants BancSecurity Corporation the option to purchase 130,120 shares (or 9.2%) of the Company common stock at $14.75 per share in the event a "Purchase Event" occurs. A "purchase event" is specifically defined in the Stock Option Agreement, but is generally an event in which 1) a party, other than BancSecurity Corporation, acquires or announces an intention to acquire 10% or more of the Company's voting common stock or 2) the Company agrees to merge with another party, agrees to issue, sell, or otherwise dispose of 15% or more consolidated assets or 10% of voting common shares.

Note 16.      Pending Accounting Pronouncements and Regulations

              Accounting Pronouncements. The Financial Accounting Standards Board has approved, effective for years beginning after December 15, 1995, Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," Statement No. 122, "Accounting for Mortgage Servicing Rights" and Statement No. 123, "Accounting for Stock-Based Compensation" and for transactions after December 31, 1996, Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." FASB Statements No. 121, 122, 123 and 125 are not expected to have a material effect on the Company's financial statements when adopted.

Item 8. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

          There has been no Current Report on Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accountants and/or reporting disagreements on any matter of accounting principle or financial statement disclosure.

                                    PART III

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

Directors

          Information concerning Directors of the Company and the Bank is incorporated herein by reference from the definitive proxy statement for the Annual Meeting of Stockholders of the Company to be held in 1997, a copy of which will be filed not later than 120 days after the close of the fiscal year.

Executive Officers Who Are Not Directors

          Information concerning the Executive Officers of the Company and the Bank who are not also Directors is contained in Part I of this Form 10-KSB under the caption "Executive Officers Who Are Not Directors" and incorporated herein by reference.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

          To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1996, the Company complied with all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners.

Item 10.  Executive Compensation

          Information concerning executive compensation is incorporated herein by reference from the definitive proxy statement for the Annual Meeting of Stockholders of the Company to be held in 1997, a copy of which will be filed not later than 120 days after the close of the fiscal year.

Item 11.  Security Ownership of Certain Beneficial Owners and Management

          Information concerning security ownership of certain beneficial owners and management is incorporated herein by reference from the definitive proxy statement for the Annual Meeting of Stockholders of the Company to be held in 1997, a copy of which will be filed not later than 120 days after the close of the fiscal year.


Item 12.  Certain Relationships and Related Transactions

          Information concerning certain relationships and related transactions is incorporated herein by reference from the definitive proxy statement for the Annual Meeting of Stockholders of the Company to be held in 1997, a copy of which will be filed not later than 120 days after the close of the fiscal year.

Item 13.  Exhibits and Reports on Form 8-K

               (a)                                        Exhibits
---------------------------------------------------------------------------------------------


                                                                             Reference to
                                                                             Prior Filing
                                                                              or Exhibit
    Regulation                                                                  Number
   S-B Exhibit                                                                 Attached
      Number                               Document                             Hereto
      ------                               --------                             ------
        2          Plan of acquisition, reorganization, arrangement,
                   liquidation or succession
                     Agreement to Merge and Plan of Reorganization
                      and Plan of Merger                                          *
                     BancSecurity Option                                          *
       3(i)        Articles of Incorporation                                      **
      3(ii)        By-Laws                                                        **
        4          Instruments defining the rights of security holders,           **
                   including debentures
        9          Voting Trust Agreement                                        None
        10         Material contracts                                             *
                     Employment Agreements of Richard Rathke,
                      William Gross, Judy Roberts, John Harmer,
                      Wanda Evans and Kathy Baker
        11         Statement regarding computation of per share earnings         None
        13         Annual Report to Security Holders                         Not required
        16         Letter regarding change in certifying accountants             None
        18         Letter regarding change in accounting principles              None
        21         Subsidiaries of Registrant                                     21
        22         Published report regarding matters submitted to vote          None
                   of security holders
        23         Consents of Experts and Counsel                                23
        24         Power of Attorney                                         Not required
        27         Financial Data Schedule                                   Not required
        99         Additional Exhibits                                       Not required

* Included as exhibits to the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995 filed on December 18, 1995.
          All of such previously filed documents are hereby incorporated herein by reference in accordance with Item 601 of Regulation S-B.
**        Included as exhibits to the Company's Form S-1 registration  statement
          (File No. 33-73142) filed on December 17, 1993 pursuant to Section 5 of the Securities Act of 1933. All of such previously filed documents are hereby incorporated herein by reference in accordance with Item
          601 of Regulation S-B.

               (b)                             Reports on Form 8-K

          On August 6, 1996, the Company filed a Current Report on Form 8-K dated July 23, 1996 containing a press release announcing third quarter earnings.

                                   SIGNATURES

          Pursuant to the requirements of Section 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                MARSHALLTOWN FINANCIAL
                                                     CORPORATION



                                          By:   /s/ Richard A. Rathke
                                                ---------------------
                                                Richard A. Rathke, President and
                                                Chief Executive Officer
                                                (Duly Authorized Representative)

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.


/s/ Richard A. Rathke                     /s/ Richard C. Grossman
---------------------                     -----------------------
Richard A. Rathke, President and          Richard C. Grossman, Director
 Chief Executive Officer
(Principal Executive Officer)

Date:  December 27, 1996                  Date:  December 27, 1996


/s/ William J. Bestmann                   /s/ David U. Norris
-----------------------                   -------------------
William J. Bestmann, Director             David U. Norris, Director

Date:  December 27, 1996                  Date:  December 27, 1996


/s/ Donald H. Thompson                    /s/ W. Hugh Davis
----------------------                    -----------------
Donald H. Thompson, Director              W. Hugh Davis, Director

Date:  December 27, 1996                  Date:  December 27, 1996


/s/ Rex J. Ryden                          /s/ William C. Gross
----------------                          --------------------
Rex J. Ryden, Director                    William C. Gross, Executive Vice
                                           President and Chief Financial Officer
                                           (Principal Financial and Accounting
                                            Officer)

Date:  December 27, 1996                  Date:  December 27, 1996

                                   EXHIBIT 21

                           Subsidiaries of Registrant




                                        SUBSIDIARIES OF THE REGISTRANT


                                                                     Percentage of      State of Incorporation
       Parent                                  Subsidiary              Ownership           or Organization
       ------                                  ----------              ---------           ---------------
Marshalltown Financial Corporation     Marshalltown Savings Bank, FSB     100%                  Federal

Marashalltown Savings Bank, FSB        MSL Financial Corporation          100%                  Iowa

                                   EXHIBIT 23

                         Consents of Experts and Counsel

                            McGLADREY & PULLEN, LLP
--------------------------------------------------------------------------------
                  Cetified Public Accountants and Consultants




To the Board of Directors
Marshalltown Financial Corporation
Marshalltown, Iowa 50158




We consent to the incorporation by reference in the Marshalltown Financial Corporation Registration Statements on Form S-8 (No. 33-91168 and No. 33-98218) of Marshalltown Financial Corporation, pertaining to the Marshalltown Financial Corporation 1994 Stock Option and Incentive Plan, and the Marshalltown Financial Corporation 1994 Registration and Retention plan, respectively, of our report dated October 15, 1996, except for Note 15 as to which the date is November 8, 1996, which appears in the annual report on Form 10-KSB of Marshalltown Financial Corporation and subsidiaries for the year ended September 30, 1996





                                             /s/ McGLADREY & PULLEN LLP
                                             --------------------------
                                             McGLADREY & PULLEN LLP



Des Moines, Iowa
December 24,1996

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                       --------------------------------

                                  FORM 10-QSB
     (Mark One)

   [X ] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

           For the quarterly period ended         JUNE 30, 1997

   [  ]    TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE EXCHANGE ACT

           For the transition period from               to

                         Commission File Number 0-23352

                       MARSHALLTOWN FINANCIAL CORPORATION
--------------------------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)

             DELAWARE                                      42-1413971
--------------------------------------------------------------------------------
   (State or other jurisdiction                          (IRS Employer
 of incorporation or organization)                       Identification No.)


       303 WEST MAIN STREET, MARSHALLTOWN, IOWA              50158
--------------------------------------------------------------------------------
                    (Address of principal executive offices)

                                 (515 754-6000
                           -------------------------
                          (Issuer's telephone number)

--------------------------------------------------------------------------------
(Former name, former address and former fiscal year, if changed since last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]


               APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
                  PROCEEDINGS DURING THE PRECEDING FIVE YEARS

Check whether the registrant filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by court. Yes [ ] No [ ]

                     APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: 1,411,475

Transitional Small Business Disclosure Format (check one): Yes [ ]  No  [X]

                      MARSHALLTOWN FINANCIAL CORPORATION

                                     INDEX




Part I.  Consolidated Information

         Item 1.  Consolidated Financial Statements (Unaudited)

                  Consolidated Balance Sheets at June 30, 1997
                  and September 30, 1996


                  Consolidated Statements of Operations for the three months and nine months ended June 30, 1997 and 1996


                  Consolidated Statements of Cash Flows for the nine months ended June 30, 1997 and 1996


                  Notes to Consolidated Financial Statements


         Item 2.  Management's Discussion and Analysis of
                  Financial Condition and Results of
                  Operations



Part II. Other information

Signatures

Exhibits


                      MARSHALLTOWN FINANCIAL CORPORATION
                          CONSOLIDATED BALANCE SHEETS

                                                June 30,       September 30,
                                                  1997             1996
                                              (unaudited)

ASSETS
------

Cash                                         $  5,896,103     $  2,286,064
Investment securities held to maturity         10,992,712        9,484,506
Investment securities available for sale        2,407,313        2,314,172
Investment in limited partnerships                447,153          482,283
Mortgage-backed securities held to maturity    42,680,765       47,513,070
Loans receivable, net                          63,406,893       60,284,275
Accrued interest receivable                       809,295          747,918
Office properties and equipment, net              393,702          435,536
Income tax refund receivable                       36,463           57,741
Real estate acquired for investment               396,691          406,187
Other assets                                       60,699          171,340
                                              -----------      -----------
     TOTAL ASSETS                            $127,527,789     $124,183,092
                                             ============     ============

LIABILITIES
-----------
Deposits                                     $106,405,931     $103,039,698
Advances from borrowers for taxes
  and insurance                                   259,982           22,870
Accrued interest payable                          385,754          886,528
Accounts payable and accrued expenses             148,555          847,015
Income taxes:
   Current                                              0           48,972
   Deferred                                       253,855                0
                                             ------------     ------------
     TOTAL LIABILITIES                       $107,454,077     $104,845,083
                                             ------------     ------------

STOCKHOLDERS' EQUITY
--------------------
Common stock                                 $     14,115     $     14,115
Additional paid-in capital                     10,599,090       10,599,090
Retained earnings, substantially restricted     9,568,694        8,902,114
Less deferred Recognition and
  Retention Plan                                 (132,716)        (189,694)
Unrealized gain on securities available
  for sale, net                                    24,529           12,384
                                             ------------     ------------
   TOTAL STOCKHOLDERS' EQUITY                $ 20,073,712     $ 19,338,009
                                             ------------     ------------
   TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                     $127,527,789     $124,183,092
                                             ============     =============

                      MARSHALLTOWN FINANCIAL CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                    Three Months                Nine Months
                                   ended June 30,              ended June 30,
                                 1997         1996         1997         1996
                              ----------   ----------   ----------  -----------
                                    (Unaudited)                (Unaudited)

Interest income:
  Loans                      $ 1,224,190  $ 1,099,732  $ 3,620,531  $ 3,230,034
  Mortgage-backed
   securities                    718,260      833,163    2,226,946    2,581,181
  Investment securities          214,549      179,036      608,998      512,973
  Other                           51,601       69,380      157,439      246,750
                              ----------   ----------   ----------  -----------

    TOTAL INTEREST INCOME    $ 2,208,600  $ 2,181,311  $ 6,613,914  $ 6,570,938


Interest expense:
  Deposits                   $ 1,361,923  $ 1,380,266  $ 4,094,964  $ 4,200,153
                             -----------  -----------  -----------  -----------

    NET INTEREST INCOME      $   846,677  $   801,045  $ 2,518,950  $ 2,370,785

Provision for losses on
 loans                             2,500        2,500        7,500        7,500
                             -----------  -----------  -----------  -----------
    NET INTEREST INCOME
     AFTER PROVISION FOR
     LOSSES ON LOANS         $   844,177  $   798,545  $ 2,511,450  $ 2,363,285

Noninterest income:
  Fees and service charges        12,515       17,429       41,710       46,805
  Other, net                      18,584       50,567      130,358       75,696
                             -----------  -----------  -----------  -----------
    TOTAL NONINTEREST
     INCOME                  $    31,099  $    67,996  $   172,068  $   122,501

                      MARSHALLTOWN FINANCIAL CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                    Three Months                Nine Months
                                   ended June 30,              ended June 30,
                                 1997         1996         1997         1996
                              ----------   ----------   ----------  -----------
                                    (Unaudited)                (Unaudited)

Noninterest expense:
  Compensation and benefits  $   331,286  $   328,975  $ 1,025,942  $   999,668
  Occupancy and equipment         46,802       47,776      145,237      148,466
  SAIF deposit insurance
   premiums                       17,130       60,201       74,080      178,713
  Data processing services        24,250       24,857       76,190       78,704
  Other                          125,497      120,776      449,740      533,662
                             -----------  -----------   ----------  -----------
    TOTAL NONINTEREST
     EXPENSE                 $   544,965  $   582,585  $ 1,771,189  $ 1,939,213

    INCOME BEFORE INCOME
     TAXES                   $   330,311  $   283,956  $   912,329  $   546,573
Income tax expense               126,600       82,153      245,749      225,928
                             -----------  -----------  -----------  -----------

    NET INCOME               $   203,711  $   201,803  $   666,580  $   320,645
                             ===========  ===========  ===========  ===========

Earnings per common share    $      0.14  $      0.14  $      0.45  $      0.22

                      MARSHALLTOWN FINANCIAL CORPORATION
                               AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                        Nine Months Ended June 30,
                                                          1997              1996
                                                      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income ....................................     $   666,580      $   320,645
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
   Depreciation .................................          63,674           67,710
   Provision for loan losses ....................           7,500            7,500
   Net amortization of premiums and discounts ...         (40,184)         (44,726)
   Deferred income taxes ........................          22,500           48,000
   Amortization of loan fees ....................         (20,062)         (25,749)
   Amortization of RRPs .........................          56,979           56,979
   FHLB Stock dividend ..........................               0          (23,600)
   Gain on sale of FHLMC stock ..................          (2,237)               0
   Loss on limited partnership ..................               0           16,052
  Change in assets and liabilities
   (Increase) decrease in accrued
     interest receivable ........................         (61,377)           2,619
   Decrease in Limited Partnership ..............          25,530                0
   Decrease in other assets .....................         110,610           71,289
   Increase (decrease) in income
    taxes payable ...............................         181,780          (12,059)
   (Decrease) in accrued expenses
     and other liabilities ......................      (1,199,234)        (782,241)
   (Increase) decrease in income tax
     refund claim receivable ....................          21,278           (6,768)
                                                      -----------      -----------
     Net cash (used in) operating
      activities ................................     $  (166,663)     $  (304,349)
                                                      -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities on investments .......     $ 1,378,737      $ 6,500,000
  Purchase of investment securities & stock .....      (2,569,358)      (5,977,500)
  Purchase of FHLMC & FNMA stock ................        (375,000)        (499,700)
  Net (increase) in loans receivable ............      (3,120,654)      (6,948,198)
  Principal collected on mortgage-backed
    securities ..................................       6,390,826        7,844,289
  Purchase of mortgage-backed securities ........      (1,528,422)      (2,474,076)
  Purchase of premises and equipment ............         (12,467)          (1,003)
  Proceeds from sale of premises and equipment ..             694                0
  Purchase of real estate acquired for investment            (599)          (5,320)
  Cash distribution on limited partnership ......           9,600                0
                                                      -----------      -----------
   Net cash provided by (used in)
     investing activities .......................     $   173,357      $(1,561,508)
                                                      -----------      -----------

                      MARSHALLTOWN FINANCIAL CORPORATION
                               AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                        Nine Months Ended June 30,
                                                          1997              1996
                                                      -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits ......................     $ 3,366,233      $ 1,922,325
  Increase (decrease) in advances from
   borrowers for taxes and insurance ............         237,112           85,792
                                                      -----------      -----------

     Net cash provided by financing
       activities ...............................     $ 3,603,345      $ 2,008,117
                                                      -----------      -----------

     Increase in cash ...........................     $ 3,610,039      $   142,260

CASH
  Beginning .....................................       2,286,064        4,396,941
                                                      -----------      -----------

  Ending ........................................     $ 5,896,103      $ 4,539,201
                                                      ===========      ===========

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
  Cash payments for:
    Interest ....................................     $ 4,095,849      $ 4,190,412
    Income taxes ................................          38,900          188,129

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES ......................               0                0

              MARSHALLTOWN FINANCIAL CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


BASIS OF PRESENTATION

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

The consolidated financial statements for the three and nine months ended June 30, 1997 are unaudited. In the opinion of management of Marshalltown Financial Corporation (the Company) these consolidated financial statements reflect all adjustments, consisting only of normally recurring accruals, necessary to present fairly these consolidated financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted.

Operating results for the three- and nine-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ended September 30, 1997.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company, Marshalltown Savings Bank, FSB (the Bank) and the Bank's wholly owned subsidiary, MSL Financial. All significant intercompany balances and transactions have been eliminated in consolidation.

REGULATORY CAPITAL REQUIREMENTS

Pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), savings institutions must meet three separate minimum capital-to-asset requirements. The following table summarizes, as of June 30, 1997 the capital requirements of the Bank under FIRREA and its actual capital ratios. As of June 30, 1997, the Bank substantially exceeded all current regulatory capital standards.

                                           At June 30, 1997
                                         --------------------

                                           Amount    Percent
                                          --------   -------
                                        (Dollars in Thousands)

                                                (unaudited)
Tangible Capital:
   Capital level                            $14,829   12.12%
   Requirement                                1,835    1.50
                                             ------   -----
   Excess                                   $12,994   10.62%
                                             ------   -----

Core Capital:
   Capital level                            $14,829   12.12%
   Requirement                                3,670    3.00
                                             ------   -----
   Excess                                   $11,159    9.12%
                                             ------   -----

Fully Phased-In Risk-Based Capital:
   Capital level                            $14,832   33.14%
   Requirement                                3,581    8.00
                                             ------   -----
   Excess                                   $11,251   25.14%
                                             ------   -----


EARNINGS PER SHARE

Earnings per share is calculated using the weighted average number of shares of common stock outstanding for the three- and nine-month periods ended June
30, 1997 and June 30, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

Marshalltown Financial Corporation (the "Company") was formed on December 9, 1993 by Marshalltown Savings Bank, FSB (the "Bank") to become the holding company of the Bank. The acquisition of the Bank by the Company was completed on March 30, 1994 in connection with the Bank's conversion from mutual to stock form (the "Conversion"). All references to the Company prior to March 30, 1994, except where otherwise indicated, are to the Bank and its subsidiaries on a consolidated basis.

The principal business of the Company has historically consisted of attracting deposits from the general public and making loans secured by residential real estate and, to a lesser extent, other kinds of real estate. The Company also invests in mortgage-backed securities and investment grade securities. The operations of the Bank are significantly affected by prevailing economic conditions as well as by government policies and regulations relating to monetary and fiscal affairs and financial institutions.

The Company's results of operations are primarily dependent on the difference or "spread" between the average yield earned on loans, mortgage-backed securities and investments, and the average rate paid on deposits and borrowings. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company, like other thrift institutions, is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities.

The Company's net income is also affected by, among other things, fee income received and provisions for possible loan losses. The Company's operating expenses principally consist of employee compensation and benefits, occupancy expenses, service bureau expense, federal deposit insurance premiums and other general and administrative expenses.

On July 1, 1997, Marshalltown Financial Corporation entered into a definitive agreement to merge with HMN Financial, Inc. (NASDAQ:HMNF). Under the agreement, HMN will acquire in a cash transaction valued at $25.9 million, or $17.51 per share, all outstanding shares of Marshalltown Financial's common stock. The agreement is subject to regulatory approval by the Office of Thrift Supervision, as well as approval of Marshalltown Financial's shareholders, a process that is expected to be completed by the end of the year.

FINANCIAL CONDITION

Total assets increased by $3.3 million for the nine months ended June 30, 1997 to $127.5 million due to an increase in cash, investments and loans receivable partially offset by an decrease in mortgage-backed securities. As loans and mortgage-backed securities prepaid, some of the cash was used for loan originations and the purchase of participations and investments.

Total liabilities increased $2.6 million for the nine months ended June 30, 1997. The increase was primarily a result of a $3.4 million increase in deposit accounts offset by a $501,000 reduction in accrued interest payable and a $698,000 reduction in accounts payable which related to the payment of the special assessment imposed by the Federal Deposit Insurance Corporation (FDIC) to recapitalize the Savings Association Insurance Fund.

RESULTS OF OPERATIONS

Recently released earnings statements show earnings improved from one year ago. The increase for the three months ended June 30, 1997 is the result of an increase in net interest income and a decrease in noninterest expense, due mainly to lower FDIC insurance premiums. For the nine months ended June 30, 1997, the increase is a result of an increase in net interest income and a decrease in noninterest expense, due mainly to lower FDIC insurance premiums and legal fees.

COMPARISON OF OPERATING RESULTS FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 1997 AND 1996.

Net interest income increased by $46,000 and $148,000 for the three and nine months ended June 30, 1997 compared to the three and nine months ended June 30, 1996. The Company's average spread increased to 1.95% and 1.93% respectively for the three- and nine-month periods ended June 30, 1997 from 1.82% and 1.78% for the same period a year ago. The Company's net interest margin increased to 2.73% and 2.71% for the three- and nine-month period ended June 30, 1997 from 2.60% and 2.57% for the three- and nine-month period ended June 30, 1996. These increases were primarily the result of a decrease in the Company's cost of funds.

Noninterest income, which is generated primarily from prepayment charges on loans, fee income from NOW accounts and rent from real estate decreased to $31,000 from $68,000 for the three months ended June 30, 1997 compared to the three months ended June 30, 1996. In the 1996 period, a gain from the sale of the Company's interest in a regional service bureau was realized. For the nine-month period ended June 30, 1997 noninterest income increased to $172,000 from $123,000 for the nine months ended June 30, 1996. This increase was mainly due to a payment from BancSecurity Corporation ("BancSecurity")of $75,000 associated with the termination by the Company of the Agreement to Merge and Plan of Reorganization between the Company and BancSecurity. The termination was a result of the denial of the merger contemplated by such agreement by the Board of Governors of the Federal Reserve System.

Noninterest expense showed a decrease of $38,000 and $168,000 for the three and nine months ended June 30, 1997 in comparison to the same periods in fiscal 1996. This decrease was due primarily to a reduction in the rate of the FDIC insurance premium and legal fees.

At June 30, 1997 the Company had no nonperforming assets. Total allowance for losses on loans was $120,000. The Bank will continue to monitor and adjust its allowance for losses on loans as management's analysis of its loan portfolio and economic conditions dictate.

LIQUIDITY

The Bank's liquidity ratio at June 30, 1997 was 36.64%. This excess of 31.64% over the 5% liquidity ratio requirement imposed on all federal savings associations is a result of having $24.4 million in mortgage-backed securities which mature within five years.

                                    PART II
                               OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS
         -----------------
         None

ITEM 2.  CHANGES IN SECURITIES
         ---------------------
         None

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES
         -------------------------------
         None


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
         ---------------------------------------------------
         None

ITEM 5.  OTHER INFORMATION
         -----------------
         None

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K
         --------------------------------
(a)  Exhibit 11.  Statement re: Computation of Per Share Earnings

(b)  Exhibit 27.  Financial Data Schedule

(c)  Reports on Form 8-K

On July 10, 1997 a current report on Form 8-K was filed to report that a press release had been issued on July 1, 1997 announcing that Marshalltown Financial Corporation had entered into a definitive agreement to merge with HMN Financial, Inc.

On July 23, 1997 a current report on Form 8-K was filed to report that a press release had been issued on July 23, 1997 announcing the quarterly earnings of Marshalltown Financial Corporation.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                     MARSHALLTOWN FINANCIAL
                                                          CORPORATION


Date: August 5, 1997                                /s/ William C. Gross
                                                    --------------------
                                                    William C. Gross
                                                    Executive Vice President and
                                                    Chief Financial Officer


Date: August 5, 1997                                /s/ Judy L. Roberts
                                                    -------------------
                                                    Judy L. Roberts
                                                    Vice President and
                                                    Treasurer

                                                                      EXHIBIT 11


(a)  Exhibit 11.  Statement re:  Computation of Per Share
Earnings

                                                    Three Months     Nine Months
                                                       Ended            Ended
                                                      June 30,         June 30,
                                                        1997             1997
                                                      ----------      ----------
Primary:

   Net income applicable to common stock and
   common stock equivalents ....................      $  203,711      $  666,580
                                                      ==========      ==========
   Average number of common stock shares
   outstanding .................................       1,411,475       1,411,475

   Common stock equivalents on stock
   options .....................................          58,557          57,773
                                                      ----------      ----------

          Total ................................       1,470,032       1,469,248
                                                      ==========      ==========

          Earnings per share ...................      $     0.14      $      .45
                                                      ==========      ==========

Fully dilutive:

  Net income applicable to common stock
  and common stock equivalents .................      $  203,711      $  666,580
                                                      ==========      ==========

  Average number of common stock
  shares outstanding ...........................       1,411,475       1,411,475

  Common stock equivalents on stock
  options ......................................          59,385          59,385
                                                      ----------      ----------


         Total .................................       1,470,860       1,470,860
                                                      ==========      ==========

         Earnings per share ....................      $     0.14      $     0.45
                                                      ==========      ==========
